   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 4, 1996


                                                       REGISTRATION NO. 333-4613
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                         PRE-EFFECTIVE AMENDMENT NO. 5

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                      XIONICS DOCUMENT TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                            5008                            04-3186685
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER IDENTIFICATION NO.)
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)

                               70 BLANCHARD ROAD
                              BURLINGTON, MA 01803
                                 (617) 229-7000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                ROBERT E. GILKES
                                 PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                      XIONICS DOCUMENT TECHNOLOGIES, INC.
                               70 BLANCHARD ROAD
                              BURLINGTON, MA 01803
                                 (617) 229-7000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

      MICHAEL P. O'BRIEN, ESQ.             CAROLYN E. RAMM, ESQ.                PAUL V. ROGERS, ESQ.
     BINGHAM, DANA & GOULD LLP      XIONICS DOCUMENT TECHNOLOGIES, INC.            HALE AND DORR
         150 FEDERAL STREET                  70 BLANCHARD ROAD                    60 STATE STREET
          BOSTON, MA 02110                  BURLINGTON, MA 01803                  BOSTON, MA 02109
           (617) 951-8000                      (617) 229-7000                      (617) 526-6000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement is declared effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 1996


                                3,000,000 SHARES

                                    [LOGO]

                                  COMMON STOCK

                            ------------------------

     Of the 3,000,000 shares of Common Stock offered hereby, 2,500,000 shares are being sold by the Company and 500,000 shares are being sold by the Selling Stockholder. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholder.

     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation and trading on the Nasdaq National Market under the symbol "XION."

     SEE "RISK FACTORS" COMMENCING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
         REPRESENTATION   TO   THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.

=====================================================================================================
                              PRICE           UNDERWRITING          PROCEEDS            PROCEEDS
                               TO             DISCOUNTS AND            TO              TO SELLING
                             PUBLIC          COMMISSIONS (1)       COMPANY (2)         STOCKHOLDER
- -----------------------------------------------------------------------------------------------------
Per Share............           $                   $                   $                   $
- -----------------------------------------------------------------------------------------------------
Total (3)............         $                   $                   $                   $
=====================================================================================================

(1) The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $1,000,000.
(3) The Company and the Selling Stockholder have granted to the Underwriters a 30-day option to purchase up to 450,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions,
    Proceeds to Company and Proceeds to Selling Stockholder will be $        ,
    $        , $        and $        , respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to receipt and acceptance by them and to their right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Adams, Harkness & Hill, Inc., Boston,
Massachusetts, on or about           , 1996.

ADAMS, HARKNESS & HILL, INC.                     SOUNDVIEW FINANCIAL GROUP, INC.

                The date of this Prospectus is           , 1996.

                                    PICTURES

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

- --------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the risk factors related to the purchase of Common Stock of the Company. See "Risk Factors."

                                  THE COMPANY

     Xionics Document Technologies, Inc. ("Xionics" or the "Company") designs, develops and markets advanced embedded systems technology for use in mainstream office devices such as printers, copiers and scanners. The Company offers integrated, modular software products, along with firmware and silicon technology products, that enable the high-speed capture, processing, printing, copying and display of complex electronic documents both locally and across networks. Xionics provides standards-based technology around which its customers can design, develop and market differentiated products in a timely manner.

     Electronic devices for handling paper -- printers, copiers, scanners and fax machines -- are ubiquitous in the office environment today. According to Giga Information Group, United States sales of these office devices exceeded $28 billion in 1995 and are expected to grow to more than $32 billion by 1998. End users are demanding greater speed and throughput, higher-quality output, color capability and network connectivity, all at lower costs. In addition, manufacturers of office devices have an increasing need to meet de facto industry standards in areas such as page rendering, networking and Internet protocols. In order to meet user demands and comply with industry standards within a fiercely competitive market, the Company believes that these OEMs increasingly rely on outside suppliers to provide core, enabling software and hardware technologies around which the OEMs can develop differentiated products.

     Currently, the Company markets both printer software and image accelerator products. The Company's IPS-Print software products allow printers to convert commands generated by a software application such as a word-processing program into marks on the printed page; this page description language software is compatible with the industry's PostScript and PCL standards. IPS-Print provides the Company's OEM customers with a number of key benefits including improved price/performance, reduced time and risk to market and architectural efficiencies. In addition to IPS-Print, Xionics markets a family of scan, display and print accelerators. These products incorporate imaging technologies such as data compression/decompression, digital signal processing and digital image enhancement, and are used to accelerate the high-volume scanning, display and printing of business transaction records. See "Business -- The Xionics Solution."

     Building on its core competencies in the areas of print and imaging and on its existing relationships with office device manufacturers, the Company is developing an expanded version of IPS into what it believes will be an advanced comprehensive solution that meets design requirements for higher-performance and cost-effective controllers for multifunction peripheral devices ("MFPs"). MFPs combine several paper-handling functions (e.g. printing, copying, scanning and/or faxing) in one device. Currently, the market for MFP devices has been limited by the technical inability of OEMs to produce a device meeting mainstream office requirements for price, performance and quality.

     The Company markets and sells its products worldwide primarily through a direct sales force and through value-added resellers and distributors. As of August 1, 1996, the Company had licensed its printer software products to over
35 OEMs including Hewlett-Packard Company, Seiko Epson Corporation, Sharp Corporation and Xerox Corporation, and had more than 20 distributors of its imaging products. In March 1996, the Company expanded its relationship with Hewlett-Packard by licensing certain of its page description technology, including its version of the PostScript page description language, to Hewlett-Packard. The Company will continue to cultivate relationships with other major OEMs in an effort to leverage the OEMs' ability to bring significant investment and marketing resources to the distribution of new products. As of August 1,
1996 the Company had 168 full-time employees, including 101 in product development. See "Business -- Sales and Marketing," "-- Customers" and "-- Employees."
- --------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
                                  THE OFFERING

Common Stock offered by:
     The Company .................................   2,500,000 shares
     The Selling Stockholder .....................   500,000 shares
Common Stock to be outstanding after the
  offering........................................   10,044,923 shares(1)(2)
Use of proceeds...................................   Net proceeds to the Company estimated to
                                                     be approximately $24.6 million, to be
                                                     used to repay certain indebtedness of the
                                                     Company, for working capital and other
                                                     general corporate purposes. See "Use of
                                                     Proceeds."
Nasdaq National Market symbol.....................   XION

- ---------------
(1) Based on the number of shares of Common Stock outstanding as of July 31, 1996. Excludes 3,817,790 shares of Common Stock reserved for issuance under the Company's stock option and purchase plans, of which 2,529,472 shares were subject to outstanding options as of July 31, 1996 at a weighted average exercise price of $0.66 per share. See "Capitalization" and "Management -- Stock Option Plans."
(2) Reflects the conversion, upon the completion of this offering, of all outstanding shares of the Company's Convertible Preferred Stock into 5,823,989 shares of Common Stock.

                          SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                                                                 YEAR ENDED JUNE 30,
                                                -----------------------------------------------------
                                                 1992       1993       1994      1995         1996
                                                -------    -------    ------    -------    ----------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue...................................  $ 8,078     $8,691    $9,131    $15,577       $23,809
Cost of revenue...............................    3,615      3,895     2,896      4,681         5,791
                                                -------     ------    ------    -------       -------
Gross profit..................................    4,463      4,796     6,235     10,896        18,018
Operating expenses:
  Research and development....................      682        958     1,308      6,235        10,037
  Selling, general and administrative.........    5,700      3,755     4,674      6,901         9,395
  Charge for purchased research and
   development................................       --         --        --      3,492            --
                                                -------     ------    ------    -------       -------
Income (loss) from operations.................   (1,919)        83       252     (5,733)       (1,414)
Other income (expense), net...................      346          5        (9)      (292)         (119)
                                                -------     ------    ------    -------       -------
Net income (loss).............................  $(1,573)    $   88    $  243    $(6,025)      $(1,533)
                                                =======     ======    ======    =======       =======
Pro forma net loss per common and common
  equivalent share(1).........................                                                $ (0.18)
                                                                                              =======
Pro forma weighted average number of common
  and common equivalent shares outstanding....                                                  8,308
                                                                                              =======
Supplemental pro forma net loss per common and
  common equivalent share(2)..................                                                $ (0.16)
                                                                                              =======
Supplemental pro forma weighted average number
  of common and common equivalent shares
  outstanding.................................                                                  8,521
                                                                                              =======

- -------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                                                                      JUNE 30, 1996
                                                       -------------------------------------------
                                                                                      PRO FORMA
                                                       ACTUAL      PRO FORMA(3)     AS ADJUSTED(4)
                                                       -------     ------------     --------------
                                                                     (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents............................  $ 2,116        $2,116            $26,600
Working capital......................................      992           992             25,525
Total assets.........................................    9,905         9,905             34,389
Long-term debt, net of current maturities............    2,658         2,658                564
Redeemable preferred stock...........................    8,231            --                 --
Stockholders' equity (deficit).......................   (6,570)        1,661             26,236

- ---------------

(1) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.
(2) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements, adjusted for the increase in the number of shares of Common Stock issued pursuant to the proposed offering sufficient to generate proceeds for the payment of $2.2 million of a secured promissory note payable upon the consummation of the offering.
(3) Adjusted to give effect to the transactions and events described in the last paragraph of this Prospectus Summary. In addition, the pro forma statements reflect the credit to additional paid-in capital of all accumulated dividends on the Class C Redeemable Convertible Preferred Stock and the Class D Preferred Stock. See "Certain Transactions."
(4) Adjusted to give effect to the sale of 2,500,000 shares of Common Stock by the Company offered hereby at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom to the repayment of $2.1 million in principal amount and $90,000 of accrued interest payable on the secured promissory note payable to Phoenix Technologies Ltd. See "Use of Proceeds" and "Capitalization."

                            ----------------------------

     Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) assumes the conversion of all issued Class A Convertible Preferred Stock, Class C Redeemable Convertible Preferred Stock and Class B Common Stock of the Company into Class A Common Stock, (iii) reflects the redesignation of all shares of Class A Common Stock as "Common Stock," and (iv) has been adjusted to give effect to the amendment and restatement of the Company's Certificate of Incorporation effective as of the closing of this offering. See "Capitalization," "Description of Capital Stock," "Underwriting" and "Certain Transactions."
- --------------------------------------------------------------------------------

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Common Stock offered by this Prospectus.

     Operating Losses; Accumulated Deficit. The Company reported net losses of approximately $6.0 million and $1.5 million for the fiscal years ended June 30, 1995 and 1996, respectively, although it reported net income of approximately $243,000 for the fiscal year ended June 30, 1994. Losses have resulted in an accumulated deficit of approximately $11.4 million as of June 30, 1996. There can be no assurance that the Company will achieve profitability on a quarterly or annual basis in the future. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Potential Fluctuations in Quarterly Results. The Company has in the past experienced, and may in the future experience, significant fluctuations in quarterly operating results, which have been and may be caused by many factors, including: the timing of introductions of new products or product enhancements by the Company, its original equipment manufacturer ("OEM") customers or its competitors; personnel changes; the size and timing of individual orders; product returns from the Company's distribution channels; the types of products sold and the range of gross margins attributable to each type of product; software bugs or other product quality problems; competition and pricing; customer order deferrals in anticipation of new products or product enhancements; changes in operating expenses; and general economic conditions. A substantial portion of the Company's operating expenses are related to personnel, development of new products, facilities and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is based, in significant part, on the Company's expectations of future revenue. If actual revenue levels are below management's expectations, the Company's business, results of operations and financial condition may be materially adversely affected. Furthermore, the Company has often recognized a substantial portion of its revenue in the last month of a quarter, with such revenue frequently concentrated in the last weeks or days of a quarter. As a result, because one or more key orders that are scheduled to be booked and shipped at the end of a quarter may be delayed until the beginning of the next quarter, revenue for future quarters is not predictable with any significant degree of accuracy. For these reasons, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Relationship with Hewlett-Packard; Right of First Refusal. Since September 1994, the Company has had a significant relationship with Hewlett-Packard Company ("Hewlett-Packard") pursuant to which the Company supplies printer software and related technology and support. For the four fiscal quarters ended September 30, 1995, December 31, 1995, March 31, 1996 and June 30, 1996, revenue from the Company's licensing and support arrangements with Hewlett-Packard accounted for 5.6%, 4.6%, 34.5% and 53.0%, respectively, of the Company's net revenue. For the fiscal year ended June 30, 1996, revenue from the Company's licensing and support arrangements with Hewlett-Packard accounted for approximately 30.0% of the Company's net revenue. The Company expects that revenue from its relationship with Hewlett-Packard will continue to represent a material percentage of the Company's net revenue for the foreseeable future. Any termination or material deterioration of the Company's relationship with Hewlett-Packard would have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Customers."

     In March 1996, the Company entered into an amendment of its preexisting development and license agreement with Hewlett-Packard. Under the amended agreement (the "HP Agreement"), the Company licensed certain of its page description technology, including its version of the PostScript page description language, to Hewlett-Packard. Payments under the HP Agreement include the Company's charges for source code access, engineering services, software license rights and ongoing maintenance and support. Future payments under the HP Agreement are contingent on the satisfaction of performance milestones by the Company. Although the Company has met the performance milestones required to be met through the date of this Prospectus, there can be no assurance that the Company will continue to meet these performance milestones. Hewlett-Packard has the right to terminate the HP Agreement upon a failure by the Company to comply with any of the provisions of the HP Agreement that is not cured within 30 days, and upon the commencement of certain bankruptcy or insolvency proceedings involving the Company. Any material failure by the Company to meet the performance milestones or any termination of the HP Agreement by Hewlett-Packard would have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Pursuant to the HP Agreement, the Company has granted to Hewlett-Packard a right of first refusal if the Company proposes to enter into or participate in a "control transaction" with a third party. "Control transactions" include, among other things, certain mergers or consolidations, sales or exclusive licenses of certain assets or intellectual property of the Company, and sales of stock, share exchanges or other transactions that constitute a change in control of the Company. The right of first refusal will expire on the earlier of the first anniversary of the effective date of the Registration Statement of which this Prospectus is a part or September 30, 1998. The existence of the right of first refusal may discourage third parties from entering into "control transactions" with the Company, and may have a negative impact on the trading price of the Common Stock. See "Business -- Customers."

     Dependence on Market Success of Third Parties; Significant Customers. A material portion of the Company's customers are, and the Company expects that a material portion of its customers will continue to be, OEMs. The Company's revenue is dependent, among other things, upon the ability of these customers to develop and sell products to end users. Factors affecting the ability of the Company's OEM customers to develop and sell their products include competition, their ability to develop products that meet user requirements at acceptable prices, patent and other intellectual property issues, and overall economic conditions. The Company's business, results of operations and financial condition could be materially adversely affected if its OEM customers are unsuccessful in developing and/or selling their products. There are certain additional risks associated with OEM relationships, including whether sufficient priority will be given by the Company's OEM partners to marketing products which incorporate the Company's products and whether such OEM partners will continue to offer such products. The loss of one or more of the Company's OEM partners or the inability to establish additional relationships with OEM partners could have a material adverse effect on the Company's business, results of operations and financial condition. Lexmark International Group, Inc. ("Lexmark"), royalty payments from which accounted for 8.6% of the Company's net revenue for the fiscal year ended June 30, 1996, is not required to include the Company's printer software products in its printers after December 31, 1996. The Company has received no indication that the Company will receive royalties from Lexmark after that date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Customers."

     Sales to the Company's three largest OEM customers, Hewlett-Packard, Lexmark and Xerox, accounted for approximately 20.8% and 45.0% of the Company's net revenue for the fiscal years ended June 30, 1995 and 1996, respectively. There can be no assurance that the Company's major customers will place additional orders of similar magnitude in future quarters, or that the Company will obtain orders of similar magnitude from other customers. The Company's business, results of operations and financial condition could be materially adversely affected if any present or future OEM customer were to reduce its level of orders, were to experience financial, operational or other difficulties that resulted in a reduction of orders to the Company or were to delay paying or fail to pay amounts due the Company from such customer. See
"Business -- Customers."

     Technological Change; Difficulties and Risks Associated with New Product Development and Introduction. Since its inception, the Company has derived substantially all of its revenue from the sale of software, hardware and related technologies that enable the printing and imaging of complex electronic documents. Such products (including those currently under development) are expected to continue to account for all or a substantial portion of the Company's future revenue. The Company expects that revenue from sales of its imaging products will decrease as a percentage of total revenue over time.

     The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The Company's near-term success and future growth are substantially dependent upon continuing market acceptance of its existing products, and on the Company's ability to develop new products to meet changing customer requirements and emerging industry standards. In addition, there can be no assurance that products or technologies of the Company's competitors will not render the Company's products or technologies noncompetitive or obsolete.

     The Company's future success is dependent to a significant degree on its ability to develop its embedded technology for multifunction peripheral devices ("MFPs") in the time frame required by its OEM customers, and to develop such technology to provide the quality, throughput, speed and data handling capability required by its OEM customers. To date, the Company has not completed development of its embedded MFP technology, which will require the Company to complete development of an advanced core application-specific integrated circuit, or ASIC. The required advanced core ASIC is a significantly more complex ASIC than those previously developed by the Company. There can be no assurance that the Company will be successful in developing such technology, that unanticipated problems or delays in future development and production will not be encountered or that, once developed, the Company's embedded MFP technology will meet its performance specifications under all conditions or for all anticipated applications. The market success of entities providing embedded software products for paper handling devices has historically been largely determined by their success in becoming one of the industry standards. This has often been accomplished by being one of the first companies to successfully market a particular product. Management believes that the Company's ability to be one of the first companies to successfully develop MFP technologies will largely determine its future success in the MFP market. Therefore, any failure by the Company to be one of the first companies to successfully market its MFP technology could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Strategy."

     Significance of Developing Market. The market for MFPs is new and rapidly evolving. The Company's future success is dependent to a significant degree upon broad market acceptance of the type of MFP products on which the Company is focusing its development efforts. This success will be dependent in part on the ability of the Company's OEM customers to develop MFP products that provide the functionality, performance, speed and network connectivity demanded by the market at acceptable price points, and to convince end users to adopt MFP products for office and desktop use. There can be no assurance that the market for MFP products will develop, that the Company's OEM customers will be successful in developing MFP products that gain market acceptance, that the Company will be able to offer in a timely manner, if at all, its MFP technology or that the Company's OEM customers will choose the Company's products for use in their MFP products. The failure of any of these events to occur would have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Developing Market for Multifunction Peripheral Devices."

     Competition. The market for embedded systems technology for office devices is highly competitive. The Company has numerous competitors whose products compete with one or more of the Company's products. The embedded printer systems software products of Adobe Systems Incorporated ("Adobe"), which is significantly larger than the Company and has significantly greater resources and name recognition than the Company, compete directly against certain of the products of the Company in the market for embedded printer systems software. In addition, the Company's document imaging acceleration products compete with similar products sold by a small number of competitors. As the Company enters new markets, including the market for embedded MFP technologies, it expects to encounter competition from additional competitors, many of whom may also have greater resources and name recognition than the Company. In addition, the rapidly evolving nature of the markets in which the Company currently competes and expects to compete in the future may attract other entrants as they perceive opportunities, and the Company's competitors may foresee the course of market developments more accurately than the Company. Increased or unanticipated competition may result in price reductions, reduced profit margins or loss of market share, any of which could materially adversely affect the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Competition."

     Termination of Relationship with Adobe; Increased Competition. On May 16, 1996, the Company and Adobe terminated an agreement pursuant to which Adobe and the Company were collaborating to incorporate certain Adobe software products into the Company's embedded MFP technology under development. The relationship was terminated by mutual agreement of the parties after it became apparent that the two companies' strategic directions had diverged, and that competition between them in the market for PostScript and PostScript-compatible printer software had intensified. In addition, on May 16, 1996, the Company redeemed all of the stock of the Company held by Adobe that had been acquired by Adobe in December 1995 in connection with such agreement. Adobe, which competes with the Company in the sale of certain of the Company's core software products, is significantly larger than the Company and has significantly greater resources and name recognition than the Company. As a result of the termination of the technology and investment arrangements between Adobe and the Company, Adobe may compete more directly with the Company, and may enter into one or more arrangements with competitors of the Company to develop products to compete with the Company's proposed MFP products. There can be no assurance that Adobe will not be able to develop a product that competes with, or is more competitive than, the Company's embedded systems technology for MFP devices, or that Adobe will not be able to develop such a product in a shorter time frame. Because of Adobe's greater resources and name recognition, there can be no assurance that the Company will be able to compete effectively with Adobe. The potential increased competition in the development of embedded systems technology for MFP devices as well as in the Company's existing printer software business could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Competition" and "Certain Transactions."

     Effect of Rapid Growth on Existing Resources. The Company has grown rapidly in recent years. A continuing period of rapid growth could place a significant strain on the Company's management, operations and other resources. The Company's ability to manage its growth will require it to continue to invest in its operational, financial and management information systems, and to attract, retain, motivate and effectively manage its employees. The inability of the Company's management to manage growth effectively would have a material adverse effect on the business, results of operations and financial condition of the Company.

     Proprietary Technology and Product Protection. The Company's success depends on its ability to maintain the proprietary and confidential aspects of its products as they are released. The Company seeks to use a combination of patents, copyrights, employee non-disclosure agreements and other means to establish and protect its proprietary rights. The Company holds two patents, which will expire in 2011 and 2013, respectively. There can, however, be no assurance that the precautions taken by the Company adequately protect the Company's technology. In addition, many of the Company's competitors have obtained or developed, and may be expected to obtain or develop in the future, patents, copyrights or other proprietary rights that cover or affect products that perform functions similar to those performed by products offered by the Company. The inability of the Company for any reason to protect existing technology or otherwise acquire necessary technology could prevent distribution or licensing of the Company's products, which would have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Intellectual Property."

     Potential Infringement of Proprietary Technology. Although the Company believes that its products do not infringe patents or other proprietary rights of third parties, there can be no assurance that the Company is aware of all patents or other proprietary rights that may be infringed by the Company's products, that any infringement does not exist or that infringement may not be alleged by third parties in the future. If infringement is alleged, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that the Company would prevail in any related litigation. Patent litigation can be extremely protracted and expensive even if the Company ultimately prevails, and involvement in such litigation could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Intellectual Property."

     Dependence on Distributors. The Company has derived a material portion of its revenue from sales of its scan, display and print accelerator products through independent distributors. The Company expects that sales of these products through its distributors will continue to account for a substantial portion of its revenue for the foreseeable future. The Company currently maintains distribution agreements with, among others, Law Cypress Distributing Co. ("Law Cypress") and Tech Data Corporation. Sales to these two distributors accounted for 17.0% and 14.0% of the Company's net revenue in fiscal 1995 and fiscal 1996, respectively. Each of the Company's distributors can cease marketing the Company's products with limited notice and with little or no penalty. There can be no assurance that the Company's independent distributors will continue to offer the Company's products or that the Company will be able to recruit additional or replacement distributors. The loss of one or more of the Company's major distributors could have a material adverse effect on the Company's business, operating results and financial condition. Many of the Company's distributors offer competitive products manufactured by third parties. There can be no assurance that the Company's distributors will give priority to the marketing of the Company's products as compared to competitors' products. Any reduction or delay in sales of the Company's products by its distributors would have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Customers."

     Dependence on Outside Suppliers. The Company relies on various suppliers of components for its products. Many of these components are standard and generally available from multiple sources. However, there can be no assurance that alternative sources of such components will be available at acceptable prices or in a timely manner. Any shortages or interruptions in the supply of any of the components used in the Company's products, or the inability of the Company to procure these components from alternate sources on acceptable terms, would have a material adverse effect on the Company's business, operating results and financial condition. In addition, the ASIC technology for the Company's embedded systems technology for MFP devices, which is being developed by the Company in cooperation with IBM Microelectronics Division ("IBM Microelectronics"), will be available only from IBM Microelectronics. Although the Company believes it could develop other sources for this custom component, no alternative source currently exists and the process could take several months or longer. Therefore, the inability or refusal of IBM Microelectronics to continue to supply this component could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Operations."

     Dependence on Key Personnel. The Company is largely dependent upon the skills and efforts of its senior management and other officers and key employees. The Company does not have employment agreements with any of its officers or key employees providing for their employment for any specific term. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Management."

     International Activities. Revenue from sales to the Company's customers outside the United States accounted for 42.1%, 43.2% and 24.6% of the Company's net revenue for the fiscal years ended June 30, 1994, June 30, 1995 and June 30, 1996, respectively. The Company expects sales to customers located outside the United States to increase in significance as it expands its international marketing and distribution efforts for its OEM products. The international market for products such as those produced and proposed to be produced by the Company is highly competitive and the Company expects to face substantial competition in this market from established and emerging companies. Risks inherent in the Company's international business activities also include currency restrictions and fluctuations, the imposition of government controls, export license requirements, restrictions on the export of critical technology, political and economic instability, tailoring of products to local requirements, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations, longer accounts receivable payment cycles and the burdens of complying with a wide variety of foreign laws and regulations. There can be no assurance that any of these factors will not have a material adverse effect on the business, results of operations and financial condition of the Company.

     No Prior Public Market; Determination of Public Offering Price; Possible Volatility of Stock Price. Before this offering, there was no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price will be determined by negotiation between the Company and the representatives of the Underwriters based on several factors, including prevailing market conditions and recent operating results of the Company, and may not be indicative of the market price of the Common Stock after this offering. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of new products by the Company or its competitors, other developments or disputes with respect to proprietary rights, general trends in the industry, overall market conditions and other factors. In addition, the stock market historically has experienced extreme price and volume fluctuations which have particularly affected the market price of securities of many high technology companies, and which have sometimes been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

     Shares Eligible for Future Sale. Sales of substantial amounts of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. On the date of this Prospectus, only the 3,000,000 shares offered hereby will be eligible for sale in the public market and no additional shares will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 90,154 additional shares of Common Stock, which are not subject to 180-day lock-up agreements (the "Lock-up Agreements") with the representatives of the Underwriters or the Company, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-up Agreements 180 days after the date of this Prospectus, approximately 4,225,678 shares of Common Stock will be eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. In addition, promptly upon expiration of the Lock-up Agreements, the Company intends to register approximately 3,817,790 shares of Common Stock issuable under its employee and director stock option plans and employee stock purchase plan. At July 31, 1996, 1,861,002 shares of Common Stock were issuable pursuant to vested options under the Company's employee stock option plans. In addition, the holders of approximately 6,407,204 shares of Common Stock will have certain rights to registration of these shares under the Securities Act. See "Shares Eligible for Future Sale" and "Underwriting."

     Unspecified Use of Proceeds. The principal purposes of this offering are to increase the Company's working capital and financial flexibility, to facilitate future access by the Company to public equity markets and to provide increased visibility, credibility and name recognition for the Company in a marketplace where many of its competitors are publicly held companies. The Company intends to use the net proceeds to repay certain indebtedness and for working capital and other general corporate purposes. A portion of the proceeds may be used for the acquisition and/or development of complementary products, technologies and/or businesses. The Company has not as yet identified specific uses for a majority of the net proceeds, and, pending such uses, the Company expects that it will invest such net proceeds in short-term, interest-bearing investment-grade securities. Accordingly, the Company's management will have broad discretion as to the use of such net proceeds without any action or approval of the Company's stockholders. See "Use of Proceeds."

     Control by Existing Stockholders. Upon the completion of this offering, the current officers, directors and principal stockholders of the Company will beneficially own approximately 59.4% of the outstanding shares of the Common Stock of the Company. Accordingly, such persons, if they act together, will have effective control over the Company through their ability to control the election of directors and all other matters that require action by the Company's stockholders, irrespective of how other stockholders may vote. Such persons could prevent or delay a change in control of the Company which may be favored by a majority of the remaining stockholders. Such ability to prevent or delay such a change in control of the Company also may have an adverse effect on the market price of Common Stock. See

"Management -- Executive Officers and Directors," "Principal Stockholders" and "Description of Capital Stock."

     Dividends. The Company intends to retain all available funds for use in the operation and expansion of its business and therefore does not anticipate that any cash dividends will be declared or paid in the foreseeable future. Under the terms of the Company's working capital and term loan credit facilities, the Company is prohibited from declaring or paying dividends on its Common Stock. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Effect of Anti-takeover Provisions. Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Charter") and Amended and Restated By-laws (the "By-laws") and of Delaware law could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for Common Stock. These provisions will require that the Company have a Board of Directors comprised of three classes of directors with staggered terms of office, provide for the issuance of "blank check" preferred stock by the Board of Directors without stockholder approval, require super-majority approval to amend certain provisions in the Charter and By-laws, require that all stockholder actions be taken at duly called annual or special meetings and not by written consent, and impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Furthermore, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 could also have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock."

     Dilution. Purchasers of Common Stock in the offering will experience immediate and substantial dilution of $8.50 per share, assuming an initial public offering price of $11.00 per share, in net tangible book value per share of Common Stock from the initial public offering. See "Dilution."

                                  THE COMPANY

     The Company was incorporated in Delaware on December 30, 1992 under the name Xionics International Holdings, Inc., although a predecessor to the Company was formed prior to 1985. In May 1995, the Company changed its name to Xionics Document Technologies, Inc. Unless the context otherwise requires, references herein to the "Company" refer to Xionics Document Technologies, Inc. and its wholly-owned subsidiaries. The Company's executive offices are at 70 Blanchard Road, Burlington, Massachusetts 01803. Its telephone number is 617-229-7000.

      The following are trademarks of the Company: Xionics[Registered Trademark], Intelligent Peripheral System, Lightning, PeripheralPower, PowerLightning, PowerTools, XipApp, XipChannel, XipChip, XipPower, XipPrint[Registered Trademark] and XipView[Registered Trademark]. This Prospectus also includes trademarks and trade names of companies other than Xionics. PostScript[Trademark] is a trademark of Adobe Systems Incorporated which may be registered in certain jurisdictions. All other company or product names are trademarks or registered trademarks of their respective owners.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discount and estimated offering expenses payable by the Company, are estimated to be approximately $24.6 million. The principal purposes of this offering are to increase the Company's working capital and financial flexibility, to facilitate future access by the Company to public equity markets, and to provide increased visibility, credibility and name recognition for the Company in a marketplace where many of its competitors are publicly held companies. The Company will not receive any of the proceeds from the sale of shares by Phoenix Technologies Ltd. (the "Selling Stockholder"). See "Principal and Selling Stockholders."

     The Company expects to use approximately $2.2 million of the net proceeds to prepay the outstanding indebtedness, including accrued interest payable, of the Company to the Selling Stockholder under a promissory note issued in connection with the purchase by the Company of certain assets of the Peripherals Division of the Selling Stockholder in October 1994. The promissory note bears interest at a rate of 8.0% per annum, payable quarterly, and will mature on October 15, 2001. The Company plans to use the remaining proceeds of this offering for working capital and other general corporate purposes, including the possible acquisition and/or development of complementary products, technologies and/or businesses. While the Company continually evaluates potential acquisitions, the Company has no present agreements or commitments with respect to any acquisitions, nor are any negotiations regarding any acquisitions currently ongoing. Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing investment-grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on Common Stock. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends on Common Stock in the foreseeable future. The Board of Directors of the Company intends to review this policy from time to time, after taking into account various factors such as the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion. Under the terms of the Company's working capital and term loan credit facilities, the Company is currently prohibited from paying dividends on Common Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June
30, 1996 on an actual, pro forma and pro forma as adjusted basis to reflect the application of the estimated net proceeds from the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share. The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus, and should be read in conjunction with such Consolidated Financial Statements and Notes.

                                                                                          JUNE 30, 1996
                                                                             ----------------------------------------
                                                                                                         PRO FORMA
                                                                                            PRO             AS
                                                                              ACTUAL      FORMA(1)      ADJUSTED(2)
                                                                             --------     --------      -----------
                                                                                          (IN THOUSANDS)
Term loans, current portion................................................  $    323     $    323        $    323
                                                                             ========     ========        ========
Term loans, net of current portion.........................................  $    564     $    564        $    564
Secured promissory note payable to stockholder.............................     2,094        2,094              --
Redeemable convertible preferred stock:
  Class B redeemable preferred stock, $.01 par value --
    Authorized, issued and outstanding -- none (no shares pro forma or pro
    forma as adjusted).....................................................        --           --              --
  Class C redeemable convertible preferred stock, $.01 par value --
    Authorized -- 2,779,615 shares
    Issued and outstanding -- 2,698,938 shares, stated at liquidation value, at June 30, 1996 (no shares pro forma or pro forma as
    adjusted)..............................................................     8,231           --              --
  Class D preferred stock, $.01 par value --
    Authorized, issued and outstanding -- none (no shares pro forma or pro
    forma as adjusted).....................................................        --           --              --
Stockholders' equity (deficit):
  Preferred stock, $.01 par value --
    Authorized -- 10,000,000 shares pro forma
    Issued and outstanding -- none (no shares pro forma or pro forma as
    adjusted)..............................................................        --           --              --
  Class A convertible preferred stock, $.01 par value --
    Authorized -- 3,603,305 shares
    Issued and outstanding -- 3,125,051 shares at June 30, 1996 (no shares
    pro forma or pro forma as adjusted)....................................     3,607           --              --
  Common stock, $.01 par value --
    Authorized -- 40,000,000 shares pro forma
    Issued and outstanding -- no shares at June 30, 1996, (7,768,986
    shares pro forma and 10,268,986 shares pro forma as adjusted)..........        --           78             103
  Common stock, class A --
    Authorized -- 20,000,000 shares
    Issued -- 1,386,066 at June 30, 1996
    Outstanding -- 1,161,755 at June 30, 1996
    (no shares pro forma or pro forma as adjusted).........................        14           --              --
  Common stock, class B --
    Authorized -- 10,000,000 shares
    Issued and outstanding -- 558,931 shares at June 30, 1996 (no shares
    pro forma or pro forma as adjusted)....................................         6           --              --
  Additional paid-in capital...............................................     1,313       13,092          37,642
  Accumulated deficit......................................................   (11,357)     (11,357)        (11,357)
  Treasury stock, 224,311 shares of common stock...........................      (151)        (151)           (151)
                                                                             --------     --------        --------
         Total stockholders' equity (deficit)..............................    (6,570)       1,661          26,236
                                                                             --------     --------        --------
         Total capitalization..............................................  $  4,319     $  4,320        $ 26,801
                                                                             ========     ========        ========

- ---------------

(1) Adjusted to give effect to (i) the automatic conversion upon the completion of this offering of the Class C Redeemable Convertible Preferred Stock and the Class A Convertible Preferred Stock into 5,823,989 shares of Class A Common Stock, (ii) the automatic conversion upon the completion of this offering of all outstanding shares of Class B Common Stock into 558,931 shares of Class A Common Stock and (iii) the redesignation of all shares of Class A Common Stock as "Common Stock." In addition, the pro forma statements reflect a credit to additional paid-in capital of all accumulated dividends on the Class C Redeemable Convertible Preferred Stock.
(2) Adjusted to give effect to the sale of 2,500,000 shares of Common Stock by the Company offered hereby at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom and to the repayment of $2,094,000 of principal and $90,000 of accrued interest payable on a secured promissory note payable to Phoenix Technologies Ltd.

                                    DILUTION

     The pro forma net tangible book value of the Company's Common Stock as of June 30, 1996 was approximately $541,000 or $0.07 per share. The pro forma net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding after giving effect to (i) the automatic conversion of the Class C Redeemable Convertible Preferred Stock, the Class A Convertible Preferred Stock and the Class B Common Stock into shares of Class A Common Stock, and (ii) the redesignation of all shares of Class A Common Stock as "Common Stock." In addition, the pro forma net tangible book value per share reflects the credit to additional paid-in capital of all accumulated dividends on the Class C Redeemable Convertible Preferred Stock.

     After giving effect to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share, and the receipt of the net proceeds therefrom, the as adjusted pro forma net tangible book value of the Company as of June 30, 1996 would have been approximately $25.1 million or $2.50 per share. This represents an immediate increase in pro forma net tangible book value of $2.43 per share to existing stockholders and an immediate dilution in net tangible book value of $8.50 per share to purchasers of Common Stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share............................            $11.00
  Pro forma net tangible book value per share as of June 30, 1996..........  $0.07
  Increase per share attributable to new stockholders......................   2.43
                                                                             -----
As adjusted pro forma net tangible book value per share at June 30, 1996
  after offering...........................................................              2.50
                                                                                       ------
Dilution per share to new stockholders.....................................            $ 8.50
                                                                                       ======

     The following table summarizes, as of July 31, 1996, after giving effect to the transactions described in the first paragraph above, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by new stockholders:

                                          SHARES PURCHASED        TOTAL CONSIDERATION      AVERAGE
                                        ---------------------    ----------------------   PRICE PAID
                                          NUMBER      PERCENT      AMOUNT       PERCENT   PER SHARE
                                        ----------    -------    -----------    -------   ----------
Existing stockholders.................   7,544,923      75.1%    $12,531,821      31.3%     $ 1.66
New stockholders......................   2,500,000      24.9      27,500,000      68.7       11.00
                                        ----------     -----     -----------     -----
          Total.......................  10,044,923     100.0%    $40,031,821     100.0%
                                        ==========     =====     ===========     =====

     The foregoing table assumes no exercise of any stock options subsequent to July 31, 1996. As of July 31, 1996, an aggregate of 3,817,790 shares of Common Stock were reserved but unissued under the Company's stock option and purchase plans and options to purchase an aggregate of 2,529,472 shares at a weighted average exercise price of $0.66 per share were outstanding. To the extent such options are exercised, there will be further dilution to new stockholders.

     The sale of shares by the Selling Stockholder in this offering will reduce the number of shares held by existing stockholders to 7,044,923 shares or approximately 70.1% of the Company's outstanding Common Stock immediately after the offering (66.9% if the Underwriters' over-allotment option is exercised in full), and will increase the number of shares held by new stockholders to 3,000,000 shares or 29.9% of the Company's outstanding Common Stock immediately after the offering (3,450,000 shares or 33.1% if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Stockholders."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The Selected Consolidated Financial Data set forth below with respect to the Balance Sheet Data at June 30, 1995 and at June 30, 1996 and the Statement of Operations Data for each of the three years in the period ended June 30, 1996, have been derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus that have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated by their report thereon contained elsewhere herein. The Balance Sheet Data as of June 30, 1993 and 1994 has been derived from consolidated financial statements of the Company not included in this Prospectus that have been audited by Arthur Andersen LLP, independent certified public accountants. The Statement of Operations Data for the two fiscal years ended June 30, 1992 and 1993 and the Balance Sheet Data as of June 30, 1992 are derived from the Company's unaudited Consolidated Financial Statements not included herein. The Selected Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                            YEAR ENDED JUNE 30,
                                                                             -------------------------------------------------
                                                                              1992       1993      1994      1995       1996
                                                                             -------    ------    ------    -------    -------
                                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:

  Net revenue..............................................................  $ 8,078    $8,691    $9,131    $15,577    $23,809
  Cost of revenue..........................................................    3,615     3,895     2,896      4,681      5,791
                                                                             -------    ------    ------    -------    -------
  Gross profit.............................................................    4,463     4,796     6,235     10,896     18,018
  Operating expenses:
    Research and development...............................................      682       958     1,308      6,235     10,037
    Selling, general and administrative....................................    5,700     3,755     4,674      6,901      9,395
    Charge for purchased research and development..........................       --        --        --      3,492         --
                                                                             -------    ------    ------    -------    -------
  Income (loss) from operations............................................   (1,919)       83       252     (5,733)    (1,414)
  Other income (expense), net..............................................      346         5        (9)      (292)      (119)
                                                                             -------    ------    ------    -------    -------
  Net income (loss)........................................................  $(1,573)   $   88    $  243    $(6,025)   $(1,533)
                                                                             =======    ======    ======    =======    =======
  Pro forma net loss per common and common equivalent share(1)(2)..........                                            $ (0.18)
                                                                                                                       =======
  Pro forma weighted average number of common and common equivalent shares
    outstanding(2).........................................................                                              8,308
                                                                                                                       =======
  Supplemental pro forma net loss per common and common equivalent
    share(3)...............................................................                                            $ (0.16)
                                                                                                                       =======
  Supplemental pro forma weighted average number of common and common
    equivalent shares outstanding..........................................                                              8,521
                                                                                                                       =======

                                                                                                              JUNE 30, 1996
                                                                                JUNE 30,                   --------------------
                                                                  -------------------------------------                  PRO
                                                                   1992      1993      1994      1995      ACTUAL      FORMA(4)
                                                                  ------    ------    ------    -------    -------     --------
                                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:

  Cash and cash equivalents.....................................  $1,344    $  408    $  851    $ 1,226    $ 2,116      $2,116
  Working capital...............................................     528      (508)     (493)       517        992         992
  Total assets..................................................   2,888     1,808     2,639      7,179      9,905       9,905
  Long-term debt, net of current maturities.....................      --       184        --      4,849      2,658       2,658
  Redeemable preferred stock....................................      --     1,868     2,055      2,276      8,231          --
  Stockholders' equity (deficit)................................     307      (367)     (122)    (5,377)    (6,570)      1,661

- ---------------
(1) Reflects the conversion, upon the completion of this offering, of all outstanding shares of the Company's Convertible Preferred Stock into 5,823,989 shares of Common Stock.
(2) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.
(3) Computed on the basis described in Note 1 of Notes to Consolidated Financial Statements, adjusted for the increase in the number of shares of Common Stock issued pursuant to the proposed offering sufficient to generate proceeds for the payment of $2.2 million of a secured promissory note payable upon the consummation of the offering.
(4) Adjusted to give effect to the transactions and events described in the last paragraph of the Prospectus Summary. In addition, the pro forma statements reflect the credit to additional paid-in capital of all accumulated dividends on the Class C Redeemable Convertible Preferred Stock. See "Certain Transactions."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Xionics Document Technologies, Inc. designs, develops and markets advanced embedded systems technology for use in mainstream office devices such as printers, copiers and scanners. The Company began in the late 1980's to develop and introduce new document imaging technology used to accelerate the high-volume capture, display and printing of business records. In October 1994, the Company acquired certain assets of the Peripherals Division of Phoenix Technologies Ltd. ("Phoenix"), including page description language interpreters, printer operating systems software, network connectivity solutions and other core printer technologies (the "Acquisition"). The Acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16. Approximately $3.5 million of the purchase price was allocated to the purchase of incomplete research and development projects and was charged to expense as of the Acquisition date.

     The Company derives its revenue primarily from sales of its printer software products, which include revenue from software licenses, royalties, engineering services and maintenance, and from sales of its image acceleration products. Software license revenue consists of the Company's charges for licensed source code, which generally includes initial non-refundable fees which are recognized as revenue upon the shipment of the source code, provided there are no significant vendor obligations. Royalty revenue is generally earned as a percentage of net revenue from unit sales by licensees of products that incorporate the Company's software, and is generally recognized as earned in the Company's financial statements in the quarter in which amounts due to the Company have been determined using estimates based upon historical payments. Engineering services revenue is derived from fees paid for porting of the Company's software to customer-specific printer controllers. Payments under maintenance contracts are due at the beginning of the contract; however, revenue is recognized ratably over the term of the contract, which is typically twelve months.

     The Company generates a significant portion of its revenue from customers located outside of the United States. Such revenue accounted for 42.1%, 43.2% and 24.6% of the Company's revenue for the fiscal years ended June 30, 1994, 1995 and 1996, respectively. The Company's export revenue is primarily denominated and collected in United States dollars.

     In March 1996, the Company entered into an amendment of its preexisting development and license agreement with Hewlett-Packard. Under the amended agreement (the "HP Agreement"), the Company licensed certain of its page description technology, including its version of the PostScript page description language, to Hewlett-Packard. Revenue from the HP Agreement will be recognized by the Company over three years using percentage of completion contract accounting. Payments under the HP Agreement include the Company's charges for source code access, engineering services, license rights and ongoing maintenance and support. Upon execution of the HP Agreement, the Company received a $6.0 million non-refundable initial payment, of which approximately $2.0 million was recorded as revenue in the quarter ended March 31, 1996, and approximately $4.0 million was recorded as revenue in the quarter ended June 30, 1996. The remaining future payments under the HP Agreement are contingent upon the satisfaction of performance milestones by the Company. Although the Company has met these performance milestones through the date of this Prospectus, there can be no assurance that the Company will continue to meet these performance milestones. Hewlett-Packard has the right to terminate the HP Agreement upon a failure by the Company to comply with any of the provisions of the HP Agreement that is not cured within 30 days, and upon the commencement of certain bankruptcy or insolvency proceedings involving the Company.

     A substantial portion of the Company's operating expenses are related to research and development. In addition to expenses for the ongoing development of printer systems products, the Company has committed significant resources to the development of multifunction peripheral technology from which the Company does not expect to recognize any material revenue in the short term. The Company intends to continue to increase the amount of its research and development, and selling, general and administrative expenses.

     The Company had no provision for income taxes for fiscal 1995 or 1996 due to net losses incurred in those periods. As of June 30, 1996, the Company had available net operating loss carryforwards of approximately $3.6 million for federal income tax reporting purposes, expiring at various dates beginning in 2003. In addition, the Company had available net operating loss carryforwards of approximately $1.2 million for foreign income tax reporting purposes. These carryforwards may be used to offset future taxable income, if any.

RESULTS OF OPERATIONS

     The following table summarizes the Company's significant operating results as a percentage of net revenue for each of the periods indicated.

                                                                    YEAR ENDED JUNE 30,
                                                             ---------------------------------
                                                              1994          1995          1996
                                                             -----         -----         -----
Net revenue..............................................    100.0%        100.0%        100.0%
Cost of revenue..........................................     31.7          30.1          24.3
                                                             -----         -----         -----
Gross profit.............................................     68.3          69.9          75.7
Operating expenses:
  Research and development...............................     14.3          40.0          42.2
  Selling, general and administrative....................     51.2          44.3          39.5
  Charge for purchased research and development..........       --          22.4            --
                                                             -----         -----         -----
Income (loss) from operations............................      2.8         (36.8)         (5.9)
Other expense, net.......................................      0.1           1.9           0.5
                                                             ------        -----         -----
Net income (loss)........................................      2.7%        (38.7)%        (6.4)%
                                                             =====         =====         =====

FISCAL YEARS ENDED JUNE 30, 1996 AND JUNE 30, 1995

     Revenue. Revenue increased 52.6% to $23.8 million for fiscal 1996 compared to $15.6 million for fiscal 1995. This increase resulted primarily from growth in sales of the Company's printer software products, including approximately $6.0 million of revenue recognized under the HP Agreement. In addition, revenue from sales of the Company's printer software products was included for the entire twelve month period ended June 30, 1996, compared to only nine months during fiscal 1995 because of the date of the Acquisition, accounting for an increase of approximately $2.4 million.

     Gross Profit. Cost of revenue consists primarily of costs associated with components, subcontracted manufacturing, labor and overhead for quality assurance, warehousing and shipping of the Company's imaging products, and costs associated with non-recurring engineering services. In addition, cost of revenue includes amortization of acquired intangibles and the cost of providing services and maintenance. Gross profit increased 65.1% to $18.0 million for fiscal 1996 from $10.9 million for fiscal 1995. Gross margin increased to 75.7% for fiscal 1996 compared to 69.9% for fiscal 1995. These increases were attributable primarily to increased sales of higher-margin Intelligent Peripheral System ("IPS") products and related engineering services, primarily related to the HP Agreement, partially offset by a reduction in gross margin attributable to the Company's image acceleration products. In addition, gross profit from sales of the Company's printer software products was included for the entire twelve month period ended June 30, 1996, compared to only nine months during fiscal 1995 because of the date of the Acquisition.

     Research and Development. Research and development expenses consist primarily of personnel costs, costs of engineering contractors and outside consultants, engineering supplies, computer equipment depreciation and overhead costs, all of which are associated with development of the Company's IPS, MFP and imaging technologies. Research and development expenses increased 61.3% to $10.0 million for fiscal 1996 from $6.2 million in fiscal 1995. The higher expense level resulted primarily from increased expenditures relating to the Company's MFP technology, which is currently in development, partially offset by a small reduction in expenditures relating to the Company's image acceleration products. In addition, research and development expenses for the Company's IPS products were included for the entire twelve month period ended June 30, 1996 compared to only nine months during fiscal 1995 because of the date of the Acquisition. As a percentage of revenue, research and development expenses increased to 42.2% for fiscal 1996 from 40.0% for fiscal 1995.

     Selling, General and Administrative. Selling, general and administrative expenses include personnel and related overhead costs for sales, marketing, finance, human resources and general management. Selling, general and administrative expenses increased 36.2% to $9.4 million for fiscal 1996 from $6.9 million in fiscal 1995. The higher expense level resulted primarily from increased staffing and additional expenses attributable to rent, overhead and professional fees. In addition, selling, general and administrative expenses for the Company's IPS products were included for the entire twelve month period ended June 30, 1996 compared to only nine months during fiscal 1995 because of the date of the Acquisition. As a percentage of revenue, selling, general and administrative expenses decreased to 39.5% for fiscal 1996 from 44.3% for fiscal 1995.

     Charge for Purchased Research and Development. Purchased research and development expense relating to the Acquisition totaled approximately $3.5 million and was charged to expense as of the Acquisition date. This expense represents the estimated fair value related to the incomplete research and development projects determined by independent appraisal. The development of these projects had not yet reached technological feasibility and the technology had no alternative future use. The technology acquired in the Acquisition has required substantial additional development by the Company.

     Other Expense, Net. Other expense, net is comprised primarily of interest expense attributable to the interest payable on the Company's indebtedness, interest income earned on cash and cash equivalents, and gains and losses on foreign currency translation and transactions. Other expense, net decreased 59.2% to $119,000 for fiscal 1996 from $292,000 for fiscal 1995. This decrease resulted primarily from a decrease in interest expense and an increase in interest and other income.

FISCAL YEARS ENDED JUNE 30, 1995 AND JUNE 30, 1994

     Revenue. Revenue increased 71.4% to $15.6 million for fiscal 1995 compared to $9.1 million for fiscal 1994. This increase resulted, in part, from a small increase in sales of the Company's XipPrint product line included in its document image acceleration products. In addition, revenue from sales of the Company's printer software products, which commenced upon completion of the Acquisition in October 1994, were included in fiscal 1995 and not in fiscal 1994.

     Gross Profit. Gross profit increased 75.8% to $10.9 million for fiscal 1995 from $6.2 million for fiscal 1994. Gross margin increased to 69.9% for fiscal 1995 compared to 68.3% for fiscal 1994. This increase was attributable primarily to sales of the Company's higher-margin IPS products and related engineering services, all of which commenced upon completion of the Acquisition in October 1994. This was offset, in part, by a reduction in gross margin attributable to the Company's image acceleration products.

     Research and Development. Research and development expenses increased 376.9% to $6.2 million for fiscal 1995 from $1.3 million for fiscal 1994. The higher expense level resulted primarily from research and development expenditures relating to the Company's IPS product line acquired as part of the Acquisition and to the Company's MFP technology which is currently in development. This increase was partially offset by a small reduction in expenditures attributable to the Company's image acceleration products. As a percentage of revenue, research and development expenses increased to 40.0% for fiscal 1995 from 14.3% for fiscal 1994.

     Selling, General and Administrative. Selling, general and administrative expenses increased 46.8% to $6.9 million for fiscal 1995 from $4.7 million for fiscal 1994. The higher expense level resulted primarily from increased staffing upon completion of the Acquisition in October 1994, and additional expenses attributable to rent, overhead and professional fees. As a percentage of revenue, selling, general and administrative expenses decreased to 44.3% for fiscal 1995 from 51.2% for fiscal 1994.

     Charge for Purchased Research and Development. Purchased incomplete research and development expense relating to the Acquisition totaled approximately $3.5 million and was charged to expense as of the Acquisition date.

     Other Expense, Net. Other expense, net increased to $292,000 for fiscal 1995 from $9,000 for fiscal 1994. This increase resulted primarily from interest expense on the promissory note issued in October 1994 by the Company to Phoenix in connection with the Acquisition.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly operating information for each of the eight quarters ending with the quarter ended June
30, 1996. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements of the Company and reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information in accordance with generally accepted accounting principles. This information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                         THREE MONTHS ENDED
                                       ---------------------------------------------------------------------------------------
                                       SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                         1994        1994       1995       1995       1995        1995       1996       1996
                                       ---------   --------   --------   --------   ---------   --------   --------   --------
                                                                           (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenue........................    $2,153    $ 4,213     $4,394     $4,818     $ 3,999    $ 4,874     $6,663     $8,273
  Cost of revenue....................       756      1,101      1,319      1,506       1,164      1,481      1,637      1,509
                                         ------    -------     ------     ------     -------    -------     ------     ------
  Gross profit.......................     1,397      3,112      3,075      3,312       2,835      3,393      5,026      6,764
  Operating expenses:
    Research and development.........       562      1,974      1,828      1,871       1,960      2,133      2,254      3,690
    Selling, general and
      administrative.................       996      2,041      1,839      2,025       2,356      2,273      2,403      2,363
    Charge for purchased research and
      development....................        --      3,492         --         --          --         --         --         --
                                         ------    -------     ------     ------     -------    -------     ------     ------
  Income (loss) from operations......      (161)    (4,395)      (592)      (584)     (1,481)    (1,013)       369        711
  Other expense (income), net........        25         26        142        100         125          8         19        (33)
                                         ------    -------     ------     ------     -------    -------     ------     ------
  Net income (loss)..................    $ (186)   $(4,421)    $ (734)    $ (684)    $(1,606)   $(1,021)    $  350     $  744
                                         ======    =======     ======     ======     =======    =======     ======     ======

     The following table sets forth certain unaudited quarterly results of operations expressed as a percentage of net revenue for each of the eight quarters ending with the quarter ended June 30, 1996.

                                                                         THREE MONTHS ENDED
                                       ---------------------------------------------------------------------------------------
                                       SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                         1994        1994       1995       1995       1995        1995       1996       1996
                                       ---------   --------   --------   --------   ---------   --------   --------   --------
AS A PERCENTAGE OF NET REVENUE:
  Net revenue........................    100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%     100.0%
  Cost of revenue....................     35.1        26.1       30.0       31.3       29.1        30.4       24.6       18.2
                                         -----      ------      -----      -----      -----       -----      -----      -----
  Gross profit.......................     64.9        73.9       70.0       68.7       70.9        69.6       75.4       81.8
  Operating expenses:
    Research and development.........     26.1        46.9       41.6       38.8       49.0        43.8       33.8       44.6
    Selling, general and
      administrative.................     46.3        48.4       41.9       42.0       58.9        46.6       36.1       28.6
    Charge for purchased research and
      development....................       --        82.9         --         --         --          --         --         --
                                         -----      ------      -----      -----      -----       -----      -----      -----
  Income (loss) from operations......     (7.5)     (104.3)     (13.5)     (12.1)     (37.0)      (20.8)       5.5        8.6
  Other expense (income), net........      1.2         0.6        3.2        2.1        3.1         0.1        0.3       (0.4)
                                         -----      ------      -----      -----      -----       -----      -----      -----
  Net income (loss)..................     (8.7)%    (104.9)%    (16.7)%    (14.2)%    (40.1)%     (20.9)%      5.2%       9.0%
                                         =====      ======      =====      =====      =====       =====      =====      =====

     The Company has in the past experienced, and may in the future experience, significant fluctuations in quarterly operating results, which have been and may be caused by many factors, including: the timing of introductions of new products or product enhancements by the Company, its OEM customers or its competitors; personnel changes; seasonal fluctuations in purchasing patterns; the size and timing of individual orders; product returns from the Company's distribution channels; the types of products sold and the range of gross margins attributable to each type of product; software bugs or other product quality problems; competition and pricing; customer order deferrals in anticipation of new products or product enhancements; changes in operating expenses; and general economic conditions. A substantial portion of the Company's operating expenses are related to personnel, development of new products, facilities and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is based, in significant part, on the Company's expectations of future revenue. Consequently, operating results for a given period could be disproportionately affected by any shortfall in expected revenue. In addition, fluctuations in revenue from quarter to quarter will likely have significant impact on the Company's results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations to date principally through cash flows from operating activities, private placements of debt and equity securities and proceeds from borrowings under an equipment line of credit.

     As of June 30, 1996, the Company had cash and cash equivalents of $2.1 million, an increase of $900,000 from the $1.2 million of cash and cash equivalents held at June 30, 1995. In addition, as of June 30, 1996, the Company had short-term investments of $645,000. During fiscal 1996, the Company's principal sources of cash were funds generated from operations, including an initial nonrefundable $6.0 million payment under the HP Agreement, and private placements of equity securities. On December 22, 1995, the Company issued 1,000,000 shares of the Company's Class D Preferred Stock to Adobe for an aggregate purchase price of $4.5 million. The principal uses of cash during fiscal 1996 were expenditures to fund engineering development and purchases of computers, furniture and equipment and to repurchase shares of Common Stock from a former executive. On May 16, 1996, the Company repurchased all of the outstanding shares of capital stock of the Company held by Adobe. The consideration for the repurchase included $4.5 million in cash, the original price paid by Adobe for such capital stock.

     At present, the Company has available a $4.0 million working capital revolving line of credit and a $2.0 million term loan facility with a bank, both of which are secured by substantially all assets of the Company. The working capital line of credit terminates on December 1, 1997, and no term loan will be made after June 30, 1997. Each term loan under the term loan facility is required to be repaid over 36 months from the date such term loan is funded. Under the loan facilities, the Company is required to comply with certain restrictive covenants, including debt to worth, capital base, quick ratio and profitability. The interest rate for the working capital line of credit is the bank's prime rate plus 0.5%; the interest for the term loan facility is the bank's prime rate plus 1.0%. Upon completion of this offering, the interest rate for the working capital line of credit will be the bank's prime rate, and the interest rate for the term loan facility will be the bank's prime rate plus 0.5%. As of June 30, 1996, the outstanding borrowings under the working capital line of credit and term loan facility were $0 and $887,000, respectively. Under the terms of the working capital and term loan facilities, the Company is prohibited from declaring or paying dividends on its Common Stock. The Company was in compliance with or had received a waiver of non-compliance of all covenants of the working capital and term loan facilities as of June 30, 1996. While the Company may in the future use private placements of its securities as a source of liquidity, it has no present intention to do so.

     The Company believes that the net proceeds of this offering, together with its existing cash and cash equivalent balances, funds generated from operations and available borrowings under its lines of credit will be sufficient to finance the Company's operations for at least the next 12 months. In the event the Company acquires one or more businesses or products, the Company's capital requirements could increase substantially, and there can be no assurance that additional capital will be available on terms acceptable to the Company, if at all.

                                    BUSINESS

     Xionics Document Technologies, Inc. ("Xionics" or the "Company") designs, develops and markets advanced embedded systems technology for use in mainstream office devices such as printers, copiers and scanners. The Company offers integrated, modular software products, along with firmware and silicon technology products, that enable the high-speed capture, processing, printing, copying and display of complex electronic documents both locally and across networks. Xionics provides standards-based technology around which its customers can design, develop and market differentiated products in a timely manner.

INDUSTRY BACKGROUND

  General Market

     Electronic devices for handling paper -- printers, copiers, scanners and fax machines -- are ubiquitous in the office environment today. According to Giga Information Group, United States sales of these office devices exceeded $28 billion in 1995 and are expected to grow to more than $32 billion by 1998. Growth and change within this market are driven by several factors. Technology-driven changes in the way work is performed in the office tend to increase demand for some types of devices, while decreasing demand for others. For example, as electronic mail becomes more widespread, documents are increasingly distributed electronically and then printed, rather than printed, copied or faxed and then manually distributed. These trends may account for increased market share for printers, especially high-speed laser, color and networked printers, compared to other office devices. In addition, users are demanding greater speed and throughput, higher-quality output, color capability and network connectivity, all at lower costs. Furthermore, manufacturers of office devices have an increasing need to meet de facto industry standards in areas such as page rendering technology, networking and Internet protocols. These market trends put office device manufacturers under constant pressure to improve and innovate in order to gain and hold market share.

     A few large international companies with worldwide product distribution, such as Canon, Hewlett-Packard, Kodak, Panasonic and Xerox, dominate the market for office devices that handle paper. Hewlett-Packard, for example, supplied 61% of laser printers sold in the United States in 1995, according to International Data Corporation ("IDC"). These original equipment manufacturers ("OEMs") compete fiercely with one another both within and across product categories. In order to meet user demand for improved and lower-cost office devices, these companies must continually try to reduce their product cost and time to market while adding features and functions that differentiate their products from those of competitors. The Company believes that these OEMs increasingly rely on outside suppliers to provide core, enabling software and hardware technologies around which the OEMs can develop these differentiated products.

     Among these core, enabling technologies are print and imaging technologies. Print technologies include page rendering techniques and system-level embedded software, which are critical in the printer marketplace and useful in other product categories. Imaging technologies include digital image acceleration, processing and enhancement, which are critical in the market for copiers, scanners and fax machines. Printer vendors are increasingly driven by competition and market forces (including competition for the very profitable aftermarket for consumable supplies such as paper and toner) to add traditional copier features such as paper handling and onboard scanners to their devices. For similar reasons, copier manufacturers are adding printer-like features such as network connectivity and page rendering applications. As a result, the markets for products in these two categories are converging.

  Printer Market

     Printer manufacturers must differentiate their products while still adhering to industry standards for applications interfaces and communications protocols. In particular, printer OEMs must incorporate industry-standard page-rendering techniques. Page rendering is the process by which a printer converts commands generated by a software application such as a word-processing program into marks on a printed page. This process is carried out by a software program known as a page description language interpreter, which is usually embedded in the printer controller. This software interprets a set of instructions from the application that describe the electronic appearance of a page (including detailed information about the placement of each character, line, curve or image), and then instructs the print engine exactly where to mark the page. The format in which these instructions are given is known as a page description language ("PDL").

     Two industry standards for PDLs, each with particular strengths, have become firmly established over the past decade and continue to evolve. The PCL language was developed by Hewlett-Packard for use in its own printers. The PostScript language was originated by Adobe, which does not itself manufacture printers but licenses its PostScript software to printer OEMs. Other companies have implemented compatible versions of both of these standard PDLs. The main strength of the PCL language is the rendering of text-intensive documents at high speeds using comparatively little memory, while the main benefit of the PostScript language is the rendering of pages containing both text and complex graphic images with high mathematical precision. The PostScript language has thus traditionally been used primarily in graphic arts and desktop publishing applications, with comparatively low penetration of the broader office market. PCL, on the other hand, is widely used in offices for printing text-intensive business documents. According to IDC, PCL or PCL-compatible languages were the primary languages used in approximately 70% of all laser printers sold in the United States in 1995, while PostScript or PostScript-compatible languages were the primary languages used in approximately 25% of all laser printers sold in the United States in 1995. Certain printer OEMs are including PostScript-compatible capability without significant extra cost in devices that traditionally have used only PCL in response to users' increasing desire to print business documents rich in graphical content such as complex fonts, photographs and other scanned or digitized images.

     A number of other trends are also driving growth in the printer market. The desire for color in documents has produced a corresponding demand for color laser printers, which must be able to handle much more data than monochrome printers. Furthermore, users continually demand improvements in speed and output resolution. Only four years ago, office printers typically printed in a range of 6 to 8 pages per minute at an output resolution of 300 dots per inch; acceptable speeds today are in the range of 12 to 30 pages per minute, and acceptable output resolution is generally considered to be 600 dots per inch. Finally, the number of network-connected printers has increased and is expected to continue to grow. According to IDC, 62% of laser printers sold in the United States in 1995 were connected to local or external computer networks. This percentage is expected to increase to 78% by 1999, according to IDC.

     All of these trends present significant technological challenges to printer OEMs that in many cases lie outside the OEMs' primary area of expertise. To meet such challenges, the Company believes that these OEMs are increasingly turning to third parties to provide system-level printer software technologies including PDL interpreters.

  Imaging Market

     Manufacturers of copiers, scanners and fax machines are also continually subject to user demand for better output quality and higher speeds. The OEMs that manufacture these devices are responding by deploying imaging technologies such as acceleration through data compression, digital image processing and digital image enhancement to improve performance and quality. These technologies are evolving from methods first employed by the dedicated scanner and display systems used in back-office document imaging applications such as credit card voucher clearing and check truncation, and increasingly are being deployed in mainstream office imaging devices. Xerox, for example, has introduced a line of digital copiers that use these technologies to produce image-enhanced copies, rather than the photography-based techniques of traditional analog copiers. The Company believes that, as these imaging technologies advance, copier OEMs, much like printer OEMs, rely on third parties to provide many of the relevant core technologies around which these manufacturers can build special or differentiated features.

  Developing Market for Multifunction Peripheral Devices

     The convergence in features of printers and copiers and advancements in image processing technologies have set the stage for another change in the market for office devices. This market has long consisted of a variety of devices performing a single dedicated function. A market is now emerging for multifunctional peripheral devices ("MFPs") which combine several paper-handling functions (e.g. printing, copying, scanning, and/or faxing) in one device and thus offer advantages such as increases in productivity and reductions in capital and operating expenses. These devices also generally offer the network connectivity which is frequently absent from traditional single-function devices. Giga Information Group projects that the United States market for MFPs will grow from 923,000 units in 1995 to approximately 6 million units in 1998.

     To date, OEMs have generally introduced two kinds of MFPs: low-end devices priced below $1,500, and higher-end devices priced at over $9,000. The lower-priced devices use a single device controller which is shared by the device's processing functions, can only perform one function at a time and yields correspondingly low performance and output quality. Although these devices are becoming accepted in the home and small-office market, which tolerates slow speeds and low resolutions, they are not capable of meeting the requirements of the office market. At the other end of the market, higher-priced MFPs contain several expensive device controllers, one for each separate function. These devices are considered too expensive to be sold in volume into the office market, which generally expects a price range of about $3,000 to $8,000 for office devices with these types of functions. The Company believes that no currently available MFP device priced less than $8,000 meets office users' requirements for performance and quality.

     To meet MFP performance requirements at price points appropriate for the office market, the Company believes that OEMs must solve a central technological problem: how to achieve concurrent functioning (for example, receiving a fax and making a copy at the same time) on a single device controller. Critical design obstacles to solving this problem include providing sufficient bandwidth to support concurrent functions at an affordable cost, maximizing image processing speed on the single device controller and managing data flow through the device so that separate functions will not interfere with one another. A single device controller providing concurrent multiple functions must be designed to meet performance requirements without exceeding acceptable prices.

THE XIONICS SOLUTION

     Xionics provides advanced embedded systems technology for mainstream office devices such as printers, copiers and scanners. The Company's products enable the high-speed capture, processing, printing, copying and display of complex electronic documents both locally and across networks. The Company has existing relationships with more than 35 OEM customers, including Hewlett-Packard, Sharp and Xerox. Xionics believes that it meets OEMs' needs by providing standards-based enabling technology that helps these OEMs bring differentiated products to market quickly.

     The Company markets its printer software products as an integrated, scalable, modular device controller architecture called the Xionics Intelligent Peripheral System ("IPS"). IPS is comprised of Xionics' embedded printer software, which includes compatible implementations of PostScript and PCL page description language interpreters, as well as a printer operating system and device management services. IPS provides OEMs with sophisticated embedded software solutions for a broad spectrum of monochrome and color printer products.

     IPS provides the Company's OEM customers with the following key benefits:

     - Improved price/performance. With the IPS printer architecture and its industry-standard PDL components, OEMs are able to increase their printers' performance at a reasonable cost by reducing memory requirements and adding functions such as PostScript capability.

     - Reduced time and risk to market. With the pre-integrated PDL interpreters, image processing, device services and other components provided in IPS, OEMs are able to rapidly combine IPS with their devices. Further, Xionics' technology allows OEMs to avoid expensive in-house development work and, accordingly, reduces time to market.

     - Product differentiation. With Xionics' IPS application programming interface ("API"), OEMs can readily customize their products with such features as differentiated front panel controls and paper handling and finishing capabilities. Xionics also provides OEMs with a source code license for its printer software, further facilitating customization and the addition of product-differentiating features.

     - Efficiencies associated with scalable, modular, extensible architecture. With the scalable, modular, extensible IPS architecture, OEMs can use IPS in whole families of monochrome and color printers with a range of price and performance targets.

     In addition to IPS, Xionics markets a family of scan, display and print accelerators for document imaging systems. These products incorporate advanced imaging technologies, such as compression/decompression, digital signal processing and digital image enhancement, to provide sophisticated image accelerator products at attractive prices.

     Building on its core competencies in the areas of print and imaging, the Company is developing an expanded version of IPS into what it believes will be a comprehensive solution that will meet design requirements for higher-performance and cost-effective controllers for MFPs. The Company's IPS technology is being expanded to include an enhanced software dataflow engine to allow true concurrent operation of multiple functions on a single device controller, industry-standard network software and a specially-designed ASIC which will provide a reduced-instruction-set-computing ("RISC") processor core and the hardware assist necessary to achieve the very high speed and bandwidth that MFP devices require. The IPS technology is also being expanded to include an enhanced API which will enable OEMs to customize the print, copy, scan and fax core services that will be provided by IPS.

STRATEGY

     Xionics' objective is to become the world's leading supplier of embedded systems technology for single-function and multifunction office devices. Key elements of the Company's strategy to achieve this objective are:

     Attain Leadership in the Printer Software Market. The Company believes it has become a leader in developing core PDL technologies and believes it can extend that leadership position through continued investment in its IPS printer architecture and through developing and enhancing new and existing relationships with market-leading OEMs. In addition, the Company believes its position in the embedded printer systems market has been reinforced by its ongoing relationship with Hewlett-Packard. The Company intends to enhance the IPS embedded printer architecture and its various software components as needed to meet evolving industry standards.

     Leverage and Expand Core Technologies. The Company believes it has certain core competencies in printer software and imaging technologies. Xionics has invested and is continuing to invest significant resources in development activities aimed at extending its printer software products. These printer software products, along with the Company's imaging technologies, are the main building blocks for the MFP-specific extensions to IPS currently under development. The Company is developing its IPS architecture to include functions that enable the use of printers and MFPs as peripherals attached to the World Wide Web and to corporate intranets.

     Expand OEM Customer Relationships. The Company markets its IPS products primarily to OEMs, which allows Xionics to leverage OEMs' ability to bring significant investment and marketing resources to the distribution of products with wide market acceptance. The Company believes that the sharing of marketplace and technology vision between the Company and its OEM customers facilitates mutual innovation. Additionally, close cooperation in the integration and testing cycles for new products promotes timely market entry for OEMs' devices.

     Foster Product Development Partnerships. In order to supply competitive product offerings while remaining focused on its core competencies, the Company obtains certain components through strategic relationships with partners that possess complementary technologies. For example, the Company secures digital font technology through relationships with the AGFA Division of Bayer Corp., Bitstream Inc. and others. Xionics is also participating in IBM Microelectronics' core-plus-ASIC program, in which the parties are working jointly to develop and produce, to Xionics' proprietary design, a family of microcontroller chips designed specifically for the processing needs of MFPs. The Company also expects to offer NEST technology from Novell, Inc. ("Novell") to assure full integration with Novell's widely used Netware network operating system.

     Develop MFP Technology. Building on its base of existing printer and imaging technology, the Company will seek to establish its MFP product, currently in development, as a leading integrated, scalable, ASIC-assisted software technology for MFPs. The IPS architecture, as the Company is extending it for MFPs, is designed to provide the massive image data throughput required for MFPs, at price points available only with high levels of ASIC support. The Company intends to capitalize on its existing relationships with major printer and imaging OEMs, which are also expected to be leading manufacturers in the MFP market, to establish IPS as the preferred core technology solution for MFPs.

CORE TECHNOLOGIES AND PRODUCTS

     Core Technologies. Xionics offers integrated, modular software products, along with firmware and silicon technology products, that enable the high-speed capture, processing, printing, copying and display of complex electronic documents both locally and across networks. These products are licensed to major OEMs that incorporate Xionics' products in their office devices sold to end users. The products incorporate relevant industry standards and include an API that enables OEMs to create the applications and features necessary to differentiate their products in a competitive marketplace. The following chart shows the Company's core technologies and products, including products under development:

                                    [ART]

     Intelligent Peripheral System. The Intelligent Peripheral System consists of a modular, layered software system based on Xionics' dataflow architecture for providing processing and control of printers. The dataflow architecture permits the direction of multiple parallel data streams through a system of software-defined and hardware-executed pipelines. The central element is a realtime, multitasking core services system which controls conventional RISC processors in printer-only configurations. The Company's MFP-oriented IPS offering under development will include an expanded core services system that will control the XipChip parallel image data processing ASIC being developed by the Company. XipChip, when completed, is expected to provide the massive bandwidth required to drive advanced MFPs. In addition, the Company is developing its IPS architecture to include functions that enable the use of printers and MFPs as peripherals attached to the World Wide Web and to corporate intranets.

     IPS, delivered as a series of software developer packages, includes an embedded applications layer for providing one or more of the four standard functions of print, scan, copy and fax. The embedded applications control the core services through the XipPower API. OEMs may modify the applications provided with IPS or incorporate their own value-added applications through the XipPower API interface and access to certain source code.

                             IPS-PRINT ARCHITECTURE

                                    [ART]

     IPS-Print. IPS-Print is a software developer package that contains page rendering application components and supporting embedded system service components needed to build printer controllers. The package includes Xionics' compatible implementations of software interpreters for the PostScript and PCL page description languages. Each Xionics PDL interpreter can render color and Asian-font pages as well as standard monochrome output. IPS-Print includes a patented method for significantly reducing the amount of printer memory necessary for rendering complex pages.

     Sales of printer software products are generally based upon negotiated non-exclusive license agreements. Typical terms include a one-time source code license fee, royalties based on published prices for units sold by the OEM and non-recurring engineering fees.

     IPS-MFP Products Under Development. IPS-MFP is being developed as a software developer package that includes all of the components of IPS-Print plus additional components, including the Company's XipChip ASIC, that are being designed to allow OEMs to build high-performance, cost-effective controllers for multifunction peripheral devices. The additional software components being developed will include embedded applications for copy, scan and fax functions plus the extended core system services needed to support the concurrent operation of MFP applications. When completed, IPS-MFP is expected to include XipChannel, a built-in device driver system which, without modification, will permit existing single-function personal computer applications to work with MFP devices and to communicate with them through a single cable. IPS-MFP is being designed to include XipApp, an image and document management software development toolkit, that would allow OEMs to create their own MFP product extensions and enhancements.

     IPS-MFP, when completed, will be available with the Company's XipChip ASIC. XipChip, currently under development, is designed as an advanced core ASIC which contains an industry standard RISC processor to run supervisor and embedded application tasks, a high-speed parallel data cache, a high-speed memory access controller, and seven parallel processing channels to handle image data input, processing, output, device control, compression/decompression, memory to memory operations and onboard peripheral device interfaces. XipChip is intended to provide sustained, aggregate image data bandwidth in excess of 240 megabytes per second through its seven concurrently operating processing channels.

     The Company believes that its IPS-MFP products under development will be shipped in OEM customer products near the end of the second calendar quarter of 1997. However, there can be no assurance that the Company will be successful in developing IPS-MFP or XipChip, that unanticipated problems or delays in future development and production will not be encountered, or that, once completed, IPS-MFP or XipChip will meet their performance specifications under all conditions or for all anticipated applications.

     Document Imaging Products. In addition to IPS, Xionics markets a family of scan, display and print accelerators to providers of turnkey document imaging systems. These products incorporate imaging technologies such as data compression/decompression, digital image processing and digital image enhancement, and are used to accelerate the high-volume capture, display and printing of business transaction records in compressed form for applications such as credit card voucher clearing and check truncation.

     Xionics' family of Turbo, Lightning and PowerLightning scan accelerator boards plug into standard PC bus slots. They drive high performance dual-sided production scanners for converting scanned data to enhanced, network-resident image files for use in document imaging applications. These scan accelerator products range in list price from $895 to $5,395.

     Xionics' XipView family of display accelerators plug into standard PC bus slots and drive high resolution, large diagonal, fast refresh display devices. XipView allows virtually simultaneous display and manipulation of complex images, thereby increasing user productivity and decreasing user fatigue. These display accelerator products range in list price from $895 to $2,821.

     Xionics' XipPrint II family of plug-in accelerators allows Hewlett-Packard printers to decompress, rotate and print complex image files at the full rated speed of the printer. This technology will also be built into the IPS-MFP product under development. The list prices of XipPrint II range from $795 to $995.

     The Company expects that revenue from sales of its imaging products will decrease as a percentage of total revenue over time.

SALES AND MARKETING

     The Company markets and sells its products worldwide to OEMs, value-added resellers ("VARs") and distributors. The Company maintains separate sales forces for its printer software and imaging product lines. As of August 1, 1996, the direct OEM sales force had a staff of 11 people, and the direct imaging sales force had a staff of eight people. Both sales forces are based at the Company's headquarters in Burlington, Massachusetts. The Company maintains additional sales offices in Tokyo, Japan, and Maidenhead, England.

     OEM Sales. The Company seeks to enhance its relationships with existing OEM accounts and to obtain new customers through a dedicated account management program and through worldwide new business development efforts. Sales account executives each work with a limited number of OEM customers to focus on partnership building. Due to the technical nature of the Company's products, each account executive is assigned an applications engineer, who works with the customer's engineering team to promote the adoption of the Company's products. Additionally, senior Company executives are active participants in all significant OEM relationships.

     OEM product marketing and business development is provided by a staff of ten people based at the Company's headquarters in Burlington, Massachusetts. To support the Company's sales efforts, an active events marketing program is maintained with dedicated symposiums in the United States and Japan and trade show participation. In addition, the Company's marketing communications group manages public relations efforts, produces and distributes marketing and product support materials and maintains a World Wide Web site.

     Document Imaging Product Sales. The Company's document imaging products are primarily sold by distributors. The Company's sales force provides training, pricing and product information to distributors, and will also make direct customer calls to large volume purchasers. The sales force encourages independent software vendors and system integrators to support Xionics' products. Marketing activities include key trade show attendance, direct telephone response and selective advertising.

CUSTOMERS

     The Company's customers include OEMs that manufacture laser printers, copiers and scanners as well as distributors and VARs of document imaging products and certain direct imaging end users. As of August 1, 1996, the Company had licensed its products for office devices to over 35 OEMs, and had over 20 distributors of its document imaging products. In the fiscal year ended June 30, 1995, Xerox and Law Cypress accounted for approximately 12.3% and 8.8%, respectively, of the Company's net revenue. For the fiscal year ended June 30, 1996, Hewlett-Packard accounted for approximately 30.0% of the Company's net revenue.

     Since September 1994, the Company has had a significant relationship with Hewlett-Packard to supply printer software and related technology and support. For the four fiscal quarters ended September 30, 1995, December 31, 1995, March 31, 1996, and June 30, 1996, revenue from Hewlett-Packard accounted for 5.6%, 4.6%, 34.5%, and 53.0%, respectively, of the Company's net revenue. The Company expects that revenue from its relationship with Hewlett-Packard will continue to represent a material percentage of the Company's total revenue for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In March 1996, the Company entered into an amendment of its preexisting agreement with Hewlett-Packard. Under the amended agreement (the "HP Agreement"), the Company licensed certain of its page description technology, including its version of the PostScript page description language, to Hewlett-Packard. Payments under the HP Agreement include the Company's charges for source code access, engineering services, license rights and ongoing maintenance and support. Future payments under the HP Agreement are contingent upon the satisfaction of performance milestones by the Company. Although the Company has met the performance milestones required to be met through the date of this Prospectus, there can be no assurance that the Company will continue to meet these performance milestones. Hewlett-Packard has the right to terminate the HP Agreement upon a failure by the Company to comply with any of the provisions of the HP Agreement that is not cured within 30 days, and upon the commencement of certain bankruptcy or insolvency proceedings.

     Pursuant to the HP Agreement, the Company has granted to Hewlett-Packard a right of first refusal if the Company proposes to enter into or participate in a "control transaction" with a third party. "Control transactions" include, among other things, certain mergers or consolidations, sales or exclusive licenses of certain assets or intellectual property of the Company, and sales of stock, share exchanges or other transactions that constitute a change in control of the Company. The right of first refusal will expire on the earlier of the first anniversary of the effective date of the Registration Statement of which this Prospectus is a part or September 30, 1998.

     A representative list of the Company's customers follows. In the Company's 1994, 1995 and 1996 fiscal years, aggregate net revenue recorded by the Company from these listed customers represented 50.5%, 54.1% and 73.6%, respectively, of the Company's net revenue.

    OEM CUSTOMERS                                     VARS AND DISTRIBUTORS
    Canon Inc.                                        Appropriate Technology plc (Aptec)
    Fuji Xerox Co., Ltd.                              Bell & Howell Ltd.
    Hewlett-Packard Company                           Computer Technology Deutschland
    IBM Printer Systems, Inc.                           GmbH (C-2000)
    Kyushu Matsushita Electric Co., Ltd.              Cranel, Inc.
      (Panasonic)                                     Dicom AG
    Lexmark International Group, Inc.                 Law Cypress Distributing Co.
    Nihon Unisys Corporation                          Papelaco Telematica
    Oce Printing System GmbH                          Tech Data Corporation
    Olivetti Lexicon S.p.A.
    Ricoh Co. Ltd.                                    END USERS
    Seiko Epson Corporation                           Abbey National plc
    Sharp Corporation                                 Defense Finance and Accounting Service
    Xerox Corporation                                 Mackenzie Financial Corporation

     For the fiscal year ended June 30, 1996, Lexmark accounted for 8.6% of the Company's net revenue. Under Lexmark's existing agreement with the Company, Lexmark is not required to include the Company's printer software products in its printers after December 31, 1996. The Company has received no indication that the Company will receive royalties from Lexmark after that date.

     The Company provides ongoing maintenance and support of its products on a contract basis. Maintenance service includes updates of the licensed software and support is provided in the form of telephonic and electronic mail response to customer questions. Engineering services are available for a fee either on a project-specific or general as-needed basis.

RESEARCH AND DEVELOPMENT

     The Company's principal research and development activities are located at the Company's headquarters in Burlington, Massachusetts. As of August 1, 1996, the Company employed 101 software and hardware design engineers, project managers and support staff. The primary activities of these employees are new product development, enhancement of existing products, product testing and technical documentation development. A substantial majority of the Company's expenses for research and development are allocated to ongoing development of the Company's IPS printer software products and the enhanced systems technology for MFP products. A portion of the development staff is engaged in future technology development in such areas as Internet and corporate intranet applications, advanced color imaging and next-generation ASICs. The Company has developed significant tools and methodologies for the automation of testing, bug tracking and technical document management. The Company's total research and development expense for fiscal years 1994, 1995 and 1996 was $1.3 million, $6.2 million and $10.0 million, respectively. The Company anticipates that it will continue to commit substantial resources to research and development.

     Through Xionics Document Technologies GmbH ("Xionics GmbH"), a wholly owned subsidiary located in Dortmund, Germany, the Company has a dedicated ASIC design staff working in conjunction with the Heinz Nixdorf Institute of the University of Paderborn, Germany, to produce the XipChip ASIC technology. In 1995, the Company acquired this entity in order to gain access to the experience of its principal in the design, development and deployment of complex silicon technology to be used in products under development. The Company is participating in IBM Microelectronics' core-plus-ASIC program. Xionics and IBM Microelectronics are working jointly to produce, to Xionics' proprietary design, a family of microcontroller chips designed specifically for the processing needs of MFPs.

COMPETITION

     The market for the Company's products is highly competitive, and many of the Company's competitors have significantly more resources than the Company. Principal competitive factors include brand identity, features, price, performance, ease of integration, service and time to market.

     In the market for embedded printer system software, the Company has one primary competitor, Adobe, which has significantly greater resources than the Company. Adobe was the developer of the PostScript page description language, which acquired a significant brand name image. Recently Adobe announced that its largest customer for its page description language, Hewlett-Packard, will discontinue the use of Adobe PostScript in some of its future printer products. A few other competitors also exist in this area. In addition, certain large OEMs develop their own proprietary PDL components as an alternative to purchasing commercially available products such as those sold by the Company.

     The Company has recently terminated an agreement with Adobe pursuant to which Adobe and the Company were collaborating to incorporate certain Adobe software products into the Company's MFP technology under development. The Company believes that Adobe, which has significantly greater resources than the Company, may compete directly with the Company in the development of MFP products, and may enter into one or more arrangements for developing MFP products with the Company's competitors. There can be no assurance that Adobe will not be able to develop a product that competes with, or is more competitive than, the Company's embedded systems technology for MFP devices, or that Adobe will not be able to develop such a product in a shorter time frame. See "Risk Factors -- Termination of Relationship with Adobe; Increased Competition."

     The market for a comprehensive MFP controller solution is in the development stage. The Company has a number of potential competitors for its IPS-MFP product in development, many with significantly greater resources than the Company, including Adobe. Specifically, it is expected that one of the leading solution-oriented ASIC foundries, such as LSI Logic Corporation or Integrated Device Technology, Inc., will attempt to formulate a solution. Other companies reportedly are or could be developing MFP systems solutions. The OEMs now in the market with MFP products have developed much of their base MFP technology internally, and the Company expects to continue to compete with these in-house development groups.

     The Company's document image acceleration products compete with similar products sold by a small number of competitors.

INTELLECTUAL PROPERTY

     The Company possesses two United States patents. The United States Patent and Trademark Office has allowed two additional patent applications of the Company, on which patents are expected to issue within the next several months. In addition to its patents, the Company also relies on a combination of copyright, trademark and trade secret laws, employee and third-party non-disclosure agreements, and license agreements for the protection of its intellectual property. The source code for the Company's products is protected as an unpublished work under the copyright laws as they currently exist. Despite these precautions unauthorized third parties may be able to copy or reverse-engineer all or portions of the Company's products.

     The Company believes that neither its existing products nor those under development infringe any existing patents. There can be no assurance, however, that the Company is aware of all patents that might be infringed by its products, or that third parties will not claim such infringement by the Company with respect to current or future products. If infringement is alleged, the Company may seek to obtain a license to use the subject technology. There can be no assurance that the necessary licenses will be available to the Company on acceptable terms, if at all, or that the Company would prevail in any related legal proceeding.

OPERATIONS

     The Company's operations consist primarily of materials planning and procurement, quality control and final product configuration and testing. The Company designs the significant hardware subassemblies for certain of its products and uses several independent third-party contract assembly companies to perform printed circuit board assembly. The Company configures and tests the hardware and software in combinations to meet a wide variety of customer requirements. For other products, independent third-party subcontractors perform complete turnkey manufacturing. The Company has an in-house software duplication facility which reproduces the Company's OEM software products on magnetic tape or other media for delivery to OEMs.

     The Company expects IBM Microelectronics to be its sole source of supply for its XipChip ASIC. Although the Company believes it could develop other sources for this custom component, no alternative source currently exists, and identifying an alternative source and obtaining such components from the alternative source could take several months or longer.

EMPLOYEES

     As of August 1, 1996, Xionics had 168 full-time employees. The Company employs 101 people in product development, 29 in sales and marketing, 18 in manufacturing and operations, and 20 in accounting and administrative functions. The Company hires temporary employees on an as-needed basis to meet development goals. None of the employees is represented by a labor union or is subject to a collective bargaining agreement. The Company believes that its employee relations are good.

FACILITIES

     The Company's principal administrative, sales, marketing and research and development facility is located in a leased facility with approximately 62,000 square feet of space in Burlington, Massachusetts. This facility is leased through December 1999. Xionics' European sales activities are conducted from a leased facility in Maidenhead, England and its Japanese sales activities are conducted from a leased office in Tokyo, Japan. The Company conducts certain of its research and development activities at a leased facility in Dortmund, Germany. The Company believes that its facilities are adequate for its current needs and for its future needs at least through the end of its 1998 fiscal year.

LEGAL PROCEEDINGS

     As of the date of this Prospectus, the Company is not a party to any legal proceedings the outcome of which, in the opinion of management, is likely to have a material adverse effect on the Company's business, results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                   NAME                      AGE                     POSITION
- ------------------------------------------   ---    -------------------------------------------
Robert E. Gilkes..........................   57     Chairman of the Board, Chief Executive
                                                    Officer and President
Robert Downs..............................   49     Chief Operating Officer -- Imaging
Gerard T. Feeney..........................   38     Vice President -- Finance, Chief Financial
                                                    Officer, Treasurer and Secretary
Gary Ambrosino............................   40     Vice President -- Sales and Marketing
John W. Devine, III.......................   53     Vice President -- Human Resources
Rosemary E. Grande........................   38     Vice President -- Product Development
Edward B. Mallen..........................   47     Vice President -- Worldwide Sales
Frank P. Monaco...........................   49     Vice President -- Research and Development
Richard A. D'Amore........................   42     Director
Ronald D. Fisher..........................   48     Director
Paul R. Low...............................   63     Director
David R. Skok.............................   40     Director
Thomas A. St. Germain.....................   58     Director

     Mr. Gilkes has served as a Director of the Company since November 1994 and as President and Chief Executive Officer of the Company since January 1995. He was elected Chairman of the Board of the Company in April 1996. From September 1986 until September 1993, Mr. Gilkes served as Chairman and Chief Executive Officer of Tadpole Technology plc, a public company based in Cambridge, England which is a manufacturer of portable workstations. During the 20 years prior to 1986 Mr. Gilkes worked for IBM UK Ltd. and subsequently held senior general management positions with MSI Data Corporation and Unilever plc. Mr. Gilkes was educated at Oxford University, England and also holds an honors degree from Cambridge University, England.

     Mr. Downs has served as Chief Operating Officer -- Imaging of the Company since June 1996. From January 1996 until June 1996, he served as Chief Operating Officer of the Company; from January 1995 until January 1996, he served as Vice President -- Operations of the Company; from November 1994 through June 1995 he served as Chief Operating Officer of the Company; and from November 1993 until November 1994, he served as President and Chief Operating Officer of the Company. From March 1989 until August 1993, Mr. Downs was Vice President and General Manager of the Peripherals Division of Phoenix Technologies Ltd. ("Phoenix"). Mr. Downs has over 25 years of experience in the high technology industry.

     Mr. Feeney has served as Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary of the Company since June 1993. From October 1991 until June 1993, Mr. Feeney served as Vice President -- Finance and Operations. From September 1986 until April 1991, Mr. Feeney served as Chief Financial Officer at IMG, Inc., a software company, and prior to that held various positions with Analog Devices, Inc., an integrated circuit manufacturer. Mr. Feeney has over 17 years of experience in the high technology industry.

     Mr. Ambrosino has served as Vice President -- Sales and Marketing of the Company since August 1996. From June 1996 until August 1996, Mr. Ambrosino served as Vice President -- Strategic Marketing of the Company; from May 1996 until June 1996, as Vice President -- Product Marketing of the Company; from January 1995 until May 1996 as Vice President -- Multifunction Products of the Company; and from March 1994 until January 1995 as Director of OEM Sales of the Company. From November 1992 until March 1994, Mr. Ambrosino was a private high technology consultant and from September 1991 to November 1992 he was President and Chief Executive Officer of Symbiotics, Inc., a designer of network-oriented programming tools. From September 1988 to September 1991, he was President of The Instruction Set International, Inc., a software services company. Mr. Ambrosino has over 17 years of experience in the high technology industry.

     Mr. Devine has served as Vice President -- Human Resources of the Company since July 1995 and as Director of Human Resources from January 1995 until July 1995. From January 1991 until January 1995, Mr. Devine served as principal of a human resources consulting company, Devine & Associates.

     Ms. Grande has served as Vice President -- Product Development of the Company since July 1995. From November 1994 until June 1995, she served as General Manager of the Company's printer software division. From August 1993 until November 1994, Ms. Grande served as General Manager of the Peripherals Division of Phoenix and from April 1992 until July 1993 she served as Senior Director of Marketing at Phoenix. From April 1989 until April 1992, she held other marketing positions at Phoenix. Ms. Grande has over 15 years of experience in the high technology industry.

     Mr. Mallen has served as Vice President -- Worldwide Sales of the Company since July 1995. From August 1993 until November 1994, he served as Vice President -- Imaging Sales and from November 1994 until June 1995 as General Manager -- Imaging. From August 1991 until August 1993, Mr. Mallen served as Vice President of Software Products at Xerox Imaging Systems, a manufacturer of optical character recognition hardware and software products, and from August 1988 until August 1991 as Vice President of U.S. Sales for Interleaf Corporation, a supplier of integrated document management software for business solutions. Mr. Mallen has over 20 years of experience in the high technology industry.

     Mr. Monaco has served as Vice President -- Research and Development of the Company since January 1996. From November 1994 until January 1996, he served as Vice President -- Engineering of the Company. From November 1988 until November 1994, Mr. Monaco served as Senior Director of Engineering of the Peripherals Division of Phoenix. Mr. Monaco has over 22 years of experience in the high technology industry.

     Mr. D'Amore has served as a Director of the Company since June 1993. Mr. D'Amore has been a general partner of North Bridge Venture Partners since 1992 and of Hambro International Venture Funds since 1982, both venture capital investing firms. Mr. D'Amore is also a director of Math Soft, Inc., Solectron Corporation and Veeco Instruments, Inc.

     Mr. Fisher has served as a Director of the Company since November 1994. Mr. Fisher has been Vice Chairman of SOFTBANK Holdings Inc., a global technology infrastructure provider, since October 1995. From January 1990 until June 1994, Mr. Fisher was President and Chief Executive Officer of Phoenix. Since June 1994, Mr. Fisher has served as Chairman of the Board of Phoenix. Mr. Fisher is a director of MICOM Communications Corp., Black Box Corporation, MicroTouch Systems, Inc., and Phoenix Technologies Ltd.

     Dr. Low has served as a Director of the Company since October 1995. Dr. Low has been President and Chief Executive Officer of PRL Associates, a technology consulting company, since June 1992. Previously, Dr. Low was Vice President and General Manager of IBM Microelectronics, IBM's silicon design and fabrication division, and a member of IBM's Management Board from June 1990 to June 1992. Dr. Low is a director of Applied Materials, Inc., Integrated Packaging Assembly Corp., Network Computing Devices, Inc., Number Nine Visual Technology Corporation, Solectron Corporation, and Veeco Instruments, Inc.

     Mr. Skok has served as a Director of the Company since November 1995. Mr. Skok was President and Chief Executive Officer of Watermark Software, Inc., an imaging software company, from January 1993 until June 1996. From September 1990 until December 1992, Mr. Skok was Chairman of the Board and Chief Executive Officer of the Company.

     Mr. St. Germain has served as a Director of the Company since March 1996. Mr. St. Germain has served as Senior Vice President, Chief Financial Officer and Treasurer of Summa Four, Inc., a telecommunications company, since May 1993. From August 1984 until April 1993, Mr. St. Germain was Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Vicor Corporation, a power systems manufacturing company.

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The members of the Audit

Committee are Mr. D'Amore and Dr. Low. The Compensation Committee reviews and recommends to the Board of Directors the salaries, bonuses and other forms of compensation for executive officers of the Company and administers various compensation and benefit plans. The members of the Compensation Committee are Messrs. D'Amore and Fisher. None of the members of the Audit Committee or the Compensation Committee is a past or current officer or employee of the Company. The Board of Directors does not maintain a nominating committee or a committee performing similar functions.

     The Company's Charter will provide that the Board of Directors be classified into three classes, with the members of the respective classes serving for staggered three-year terms. The first class will consist of Messrs. Gilkes and St. Germain, the second of Messrs. Skok and Fisher and the third of Mr. D'Amore and Dr. Low, with the initial terms of the directors comprising the classes expiring upon the election and qualification of directors at the annual meetings of stockholders held following the fiscal years of the Company ending June 30, 1997, 1998 and 1999, respectively. At each annual meeting of stockholders, directors will be re-elected or elected for full three-year terms. See "Description of Capital Stock -- Certain Provisions of the Company's Amended and Restated Certificate of Incorporation and By-Laws."

     The current and continuing directors of the Company were nominated and elected in accordance with the Second Amended and Restated Shareholder Agreement, dated as of August 25, 1995, which will terminate upon the closing of this offering.

     Executive officers of the Company are appointed by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

DIRECTOR COMPENSATION

     The Company does not compensate its directors for attendance at meetings or reimburse their expenses in connection therewith. The Company has granted options to purchase 30,000 shares of Common Stock under the 1995 Stock Option Plan to each of Mr. D'Amore, Mr. Fisher and Dr. Low, and an option to purchase 10,000 shares of Common Stock under the 1996 Stock Option Plan to Mr. St. Germain.

     The Company has also entered into a consulting agreement dated as of March 25, 1996 with Mr. St. Germain pursuant to which Mr. St. Germain has agreed to provide investor relations services in exchange for compensation consisting of $1,000 per consulting day and the option referred to above. The Agreement is terminable by either party upon 90 days notice, and by the Company without notice subject to a $15,000 termination payment.


EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding the Company's
Chief Executive Officer and each of the four most highly compensated other executive officers (the "Named Executive Officers") during the fiscal year ended
June 30, 1996, except as otherwise indicated.
                           SUMMARY COMPENSATION TABLE


                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                     ------------
                                                                                      NUMBER OF
                                                                                        SHARES
                                                                                      UNDERLYING
                                                                                       OPTIONS
NAME AND PRINCIPAL POSITION                             SALARY            BONUS       GRANTED(#)
- ---------------------------                             ------            -----       ----------
Robert E. Gilkes...............................        $240,000          $55,000        300,000
  Chairman of the Board, Chief Executive
  Officer and President
Robert Downs...................................         137,500           37,500             --
  Chief Operating Officer -- Imaging
Gary Ambrosino.................................         124,500           45,000        100,000
  Vice President -- Sales and Marketing
Edward B. Mallen...............................         125,000           50,000             --
  Vice President -- Worldwide Sales
Rosemary E. Grande.............................         118,750           45,000             --
  Vice President -- Product Development

     Options granted to the Named Executive Officers during the fiscal year ended June 30, 1996 are set forth in the following table. For disclosure regarding the terms of stock options, see "Management -- Stock Option Plans." No stock appreciation rights ("SARs") were granted during fiscal 1996.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                  INDIVIDUAL GRANTS
                                              ---------------------------------------------------------
                                              NUMBER OF        PERCENT OF
                                                SHARES       TOTAL OPTIONS
                                              UNDERLYING       GRANTED TO       EXERCISE
                                               OPTIONS         EMPLOYEES          PRICE      EXPIRATION
NAME                                          GRANTED(#)     IN FISCAL 1996     ($/SHARE)       DATE
- ----                                          ----------     --------------     ---------    ----------
Robert E. Gilkes............................    300,000           33.2%           $0.68         2005
Robert Downs................................         --             --               --           --
Gary Ambrosino..............................    100,000           11.1             0.68         2005
Edward B. Mallen............................         --             --               --           --
Rosemary E. Grande..........................         --             --               --           --

     There were no SARs outstanding during fiscal 1996 or subsequently thereafter. The following table sets forth certain information regarding the number of shares of Common Stock received upon exercise of options during the last fiscal year, the aggregate dollar value realized upon exercise and the total number of unexercised options held by each of the Named Executive Officers as of June 30, 1996:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES


                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                        NUMBER OF                              OPTIONS AT                    IN-THE-MONEY OPTIONS
                         SHARES                            FISCAL YEAR-END(#)                AT FISCAL YEAR-END(1)
                       ACQUIRED IN        VALUE     --------------------------------     -----------------------------
NAME                    EXERCISE        REALIZED    EXERCISABLE(2)     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ----                   -----------      --------    --------------     -------------     -----------     -------------
Robert E. Gilkes....         --             --         105,040            234,960        $1,091,682        $2,437,818
Robert Downs........         --             --         162,090            120,930         1,750,572         1,306,044
Gary Ambrosino......      1,000           $200          26,540            112,460           280,695         1,173,006
Edward B. Mallen....         --             --         120,672            102,293         1,303,258         1,104,765
Rosemary E. Grande..         --             --          43,240             71,760           466,992           775,008

- ---------------

(1) There was no public trading market for Common Stock on June 30, 1996. Accordingly, solely for purposes of this table, the values in these columns have been calculated on the basis of the assumed initial public offering price of $11.00 per share (rather than a determination of the fair market value of Common Stock on June 30, 1996), less the applicable option exercise price.

(2) All stock options granted by the Company during fiscal 1995 automatically become immediately exercisable upon completion by the Company of the public offering of Common Stock contemplated hereby. With respect to each of the above Named Executive Officers, an additional 24,960, 120,930, 24,960, 102,293 and 71,760 options will by virtue of the public offering become immediately exercisable by Mr. Gilkes, Mr. Downs, Mr. Ambrosino, Mr. Mallen and Ms. Grande, respectively.

STOCK OPTION PLANS

     1996 Stock Option Plan. The Company's 1996 Stock Option Plan (the "1996 Plan") was approved by the Board of Directors on February 14, 1996 and was adopted by the Company's stockholders on July 12, 1996. The aggregate number of shares of Common Stock available for awards under the 1996 Plan is 950,000 shares. The 1996 Plan provides for the grant or award of stock options ("Stock Options") to purchase shares of Common Stock of the Company. Stock Options granted under the 1996 Plan may be incentive stock options or non-statutory options. The purpose of the 1996 Plan is to attract and retain outstanding employees through the incentives of stock ownership. Any employee of the Company (including officers), and any consultant to and any director of the Company, is eligible to receive Stock Options under the 1996 Plan. As of July 31, 1996, 220,063 of the 950,000 shares reserved for issuance under the 1996 Plan were subject to outstanding Stock Options at a weighted average exercise price of $4.13 per share.

     The 1996 Plan is administered by the Board of Directors. Subject to the provisions of the 1996 Plan, the Board of Directors has the authority to designate participants and to determine whether Stock Options granted are incentive stock options or not, the number of shares to be covered by each Stock Option, the price of the exercise of the Stock Option, the time at which Stock Options are exercisable or may be settled, the method of payment and any other terms and conditions of the awards. All Stock Options are evidenced by Stock Option Agreements between the Company and the participant.

     While the Board of Directors determines the prices at which Stock Options may be exercised under the 1996 Plan, the exercise price of an incentive Stock Option under the 1996 Plan shall be at least 100% of the fair market value (as determined under the terms of the 1996 Plan) (or 110% of the fair market value if the grantee is deemed to own 10% or more of the outstanding voting stock of the Company) of a share of Common Stock on the date of grant. Stock Options must be exercised by the tenth anniversary of the date of grant, or if the grantee owns 10% or more of the outstanding voting stock of the Company, by the fifth anniversary of the date of grant.

     1995 Stock Option Plan. The Company's 1995 Stock Option Plan (the "1995 Plan"), effective January 1, 1995, was approved by the Board of Directors on June 1, 1995 and adopted by the Company's stockholders in December 1995. The 1995 Plan provides for the grant or award of Stock Options, which may be incentive stock options or non-statutory stock options. The 1995 Plan contains substantially identical terms to those contained in the 1996 Plan. As of July 31, 1996, 1,707,435 of the 1,758,843 shares of Common Stock reserved for issuance under the 1995 Plan were subject to outstanding Stock Options at a weighted average exercise price of $0.38 per share. The Board of Directors also administers the 1995 Plan.

     1993 Stock Option Plan. The Company's 1993 Stock Option Plan (the "1993 Plan") was approved by the Company's Board of Directors and stockholders on August 27, 1993. The 1993 Plan provided for the grant or award of Stock Options, which may be either incentive stock options or non-statutory options. The 1993 Plan contains substantially identical terms to those contained in the 1996 and 1995 Plans. As of July 31, 1996, 601,974 of the 734,397 shares of Common Stock reserved for issuance under the 1993 Plan were subject to outstanding stock options at a weighted average exercise price of $0.20 per share. The Board of Directors also administers the 1993 Plan.

     Director Stock Option Plan. The Company's 1996 Director Stock Option Plan (the "Directors' Plan") was approved by the Board of Directors and adopted by the Company's stockholders on July 12, 1996. The Directors' Plan will be administered by the Compensation Committee of the Board. Under the Directors' Plan, on the business day immediately following each annual meeting of the stockholders of the Company, commencing with the first annual meeting of stockholders after June 30, 1997, each person who is then a non-employee director of the Company will be eligible to receive an option to purchase such number of shares of Common Stock as determined by the Compensation Committee at an exercise price equal to the fair market value of the Common Stock on the date the option is granted. The aggregate number of shares reserved for issuance under the Directors' Plan is 350,000. The Directors' Plan is intended to attract and retain non-employee directors on the Company's Board of Directors.

     1996 Employee Stock Purchase Plan. The Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") was approved by the Board of Directors and adopted by the Company's stockholders on July 12, 1996. The Stock Purchase Plan will be administered by the Compensation Committee of the Board. The Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code of 1986, as amended. The Compensation Committee may grant options to purchase shares of Common Stock to employees eligible under the Stock Purchase Plan who may acquire shares of the Company's Common Stock through payroll deductions. The purchase price for the Company's Common Stock purchased under the Stock Purchase Plan is 85% of the lesser of the fair market value of the shares on the date the option was granted or the date the option is exercised. A total of 200,000 shares of Common Stock have been reserved for issuance under the Stock Purchase Plan, the purpose of which is to attract and retain outstanding employees through the incentives of stock ownership.

     401(k) Plan. Effective as of January 1, 1992, the Company adopted the 401(k) Plan, an employee profit-sharing plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), which plan was amended and restated effective as of January 1, 1995. Under the 401(k) Plan, as amended in 1995, eligible participants may defer portions of their salaries for future receipt and the Company may match up to 50% of the deferral contribution made by such participant up to a maximum deferral contribution of 6% of a participant's compensation during the previous fiscal year. The Board of Directors establishes the amount of the Company's matching contribution for each fiscal year after the close of the fiscal year, within the limits imposed by the 401(k) Plan.

                              CERTAIN TRANSACTIONS

     On August 25, 1995, the Company issued an aggregate of 2,662,636 shares of its Class C Redeemable Convertible Preferred Stock for aggregate consideration of $7,748,270 (including par value of converted preferred stock and cancelled indebtedness) at a purchase price of $2.91 per share (the "Class C Preferred Stock Financing"). The following 5% or greater stockholders were purchasers of the Class C Redeemable Convertible Preferred Stock in the amounts indicated:
Hambro International Venture Fund II (766,078 shares); Hambro International Venture Fund Offshore II (156,908 shares); Monument Trust Company (122,585 shares); and Phoenix Technologies Ltd. (653,707 shares). The consideration for the Class C Redeemable Convertible Preferred Stock included cash, cancellation of indebtedness and conversion of the Company's Class B Redeemable Preferred Stock. The automatic conversion of each share of Class C Redeemable Convertible Preferred Stock into one share of Class A Common Stock will occur immediately prior to the closing of this offering. Pursuant to the Class C Preferred Stock Financing, Phoenix received an option to convert $340,000 of the principal amount of a secured promissory note, dated August 25, 1995, into 116,979 shares of Class C Redeemable Convertible Preferred Stock of the Company at a conversion price of $2.91 per share. On May 9, 1996, Phoenix exercised the foregoing option and the Company issued an additional 116,979 shares of Class C Redeemable Convertible Preferred Stock to Phoenix. On June 28, 1996, the Company canceled the 116,979 shares of Class C Redeemable Convertible Preferred Stock issued to Phoenix and in exchange therefor issued 80,677 shares of Class B Common Stock and 36,302 shares of Class C Redeemable Convertible Preferred Stock to Phoenix. Upon completion of this offering, the 2,698,938 shares of Class C Redeemable Convertible Preferred Stock outstanding as of July 31, 1996 will convert into 2,698,938 shares of Common Stock, or 26.9% of the outstanding Common Stock of the Company.

     On February 1, 1996, the Company settled an indemnification claim against Phoenix arising under the Asset Purchase Agreement, dated September 30, 1994, pursuant to which the Company purchased the Peripherals Division of Phoenix ("Asset Purchase Agreement"). Pursuant to the settlement arrangement, Phoenix agreed to cancel $565,000 of indebtedness under the promissory note issued by the Company to Phoenix in connection with the Asset Purchase Agreement. The promissory note was restated effective January 1, 1996 to reflect the reduction.

     On May 24, 1996, the Company settled an additional indemnification claim against Phoenix relating to a third party patent infringement claim against certain technology acquired by the Company under the Asset Purchase Agreement. Pursuant to the settlement agreement, Phoenix agreed to pay a portion of the fee for a license under the subject patent and the Company agreed to release Phoenix from any additional indemnification obligations relating to that claim.

     Pursuant to an Amended and Restated Registration Rights Agreement, dated as of December 22, 1995, the Company granted registration rights to certain stockholders of the Company, including Hambro International Venture Fund II, Hambro International Venture Fund Offshore II, Monument Trust Company, Phoenix Technologies Ltd., Mytech Funds, L.P., PUSH Incorporated, ADD Venture Associates, L.P., and ADD Venture Associates II, L.P. See "Shares Eligible for Future Sale -- Registration Rights."

     Peter Santeusanio, the former Chairman of the Board, President and Chief Executive Officer of the Company, resigned from the Company as of February 15, 1995. Pursuant to a Severance Agreement, dated as of March 23, 1995, the Company agreed to pay Mr. Santeusanio's salary and certain benefits for the period from that date through February 15, 1996, to provide continuing health, dental and life insurance coverage through February 15, 1997, and to provide Mr. Santeusanio certain periodic financial information regarding the Company. Pursuant to the Severance Agreement, the Company paid a total of $93,750 to Mr. Santeusanio during fiscal 1996 as post-termination salary and benefits. On August 28, 1995, the Company repurchased from Mr. Santeusanio 370,370 shares of Class A Common Stock at a price of $0.68 per share, for an aggregate repurchase price of $250,000.

     On May 16, 1996, the Company terminated a technology agreement with Adobe and repurchased from Adobe 1,000,000 shares of Class D Preferred Stock for consideration that included $4.5 million in cash, which was the amount initially paid for the shares by Adobe. The technology and stock ownership arrangements between the Company and Adobe had been entered into as of December 22, 1995.

     As of July 31, 1996, the Company had two classes of Preferred Stock outstanding: 3,125,051 shares of Class A Convertible Preferred Stock and 2,698,938 shares of Class C Redeemable Convertible Preferred Stock. The automatic conversion of each share of Class A Convertible Preferred Stock and Class C Redeemable Convertible Preferred Stock into one share of Class A Common Stock will occur immediately prior to the closing of this offering. As of July 31, 1996, the Company had two classes of common stock outstanding: 1,162,003 shares of Class A Common Stock and 558,931 shares of Class B Common Stock. The automatic conversion of each share of Class B Common Stock into one share of Class A Common Stock will occur immediately prior to the closing of this offering. Upon the closing of this offering, all shares of Class A Common Stock will be redesignated as "Common Stock."

     The Company has adopted a policy that all future transactions between the Company and its officers, directors and affiliates must be on terms no less favorable to the Company than those that could be obtained from unrelated third parties, and must be approved by a majority of the disinterested members of the Company's Board of Directors.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth, as of July 31, 1996, and as adjusted to reflect the sale by the Company of 2,500,000 shares of Common Stock in this offering, certain information with respect to the beneficial ownership of the
Common Stock by: (i) each person known by the company to beneficially own more than 5% of the Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group. The Company believes that the beneficial owners of the
Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, except as noted
below.

                                             SHARES BENEFICIALLY                  SHARES BENEFICIALLY
                                                OWNED PRIOR TO                      OWNED AFTER THE
                                                OFFERING(1)(2)         NUMBER         OFFERING(2)
                                            ----------------------   OF SHARES    --------------------
NAME AND ADDRESS OF 5% STOCKHOLDERS            NUMBER      PERCENT    OFFERED      NUMBER     PERCENT
- -----------------------------------         ------------   -------   ----------   ---------   --------
Hambro International....................     2,539,087(3)   33.7%         --      2,539,087     25.3%
  Venture Fund II
  404 Wyman Street -- Suite 365
  Waltham, MA 02154
Hambro International....................       520,054(4)    6.8          --        520,054      5.2
  Venture Fund Offshore II
  404 Wyman Street -- Suite 365
  Waltham, MA 02154
Monument Trust Company..................       929,324      12.3          --        929,324      9.3
  14 New Street
  St. Peter Port
  Guernsey, Channel Islands, U.K.
Phoenix Technologies Ltd................     1,955,381      25.9     500,000      1,455,381     14.5
  2770 De La Cruz Boulevard
  Santa Clara, CA 95050
Mytech Funds, L.P.......................       516,085       6.8          --        516,085      5.1
  c/o Mr. and Mrs. Frank C. Pao
  Penthouse No. 1
  10 Rowes Wharf
  Boston, MA 02110

DIRECTORS AND NAMED EXECUTIVE OFFICERS
- --------------------------------------
Robert E. Gilkes........................       145,000(5)    1.9%         --        145,000      1.4%
Robert Downs............................       283,021(5)    3.6          --        283,021      2.7
Rosemary E. Grande......................       115,000(5)    1.5          --        115,000      1.1
Gary Ambrosino..........................        58,750(5)     *           --         58,750       *
Edward B. Mallen........................       222,965(5)    2.9          --        222,965      2.2
Richard A. D'Amore(6)...................     3,064,766(5)   40.6          --      3,064,766     30.5
Ronald D. Fisher(7).....................     1,961,006(5)   26.0          --      1,461,066     14.5
Paul R. Low.............................         5,625(5)     *           --          5,625       *
Thomas A. St. Germain...................         5,000(5)     *           --          5,000       *
David R. Skok (8).......................       929,324      12.3          --        929,324      9.3
All directors and executive officers as
  a group (13 persons)..................     7,043,894      81.5          --      6,543,894     58.7


- ---------------

 *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days following July 31, 1996, are deemed outstanding for computing the share ownership and percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2) The number of shares of Common Stock deemed outstanding prior to this offering includes (i) 1,162,003 shares of Common Stock outstanding as of July 31, 1996; (ii) an aggregate of 5,323,989 shares of Common Stock issuable upon the conversion of Class A Convertible Preferred Stock and Class C Redeemable Convertible Preferred Stock; (iii) an aggregate of 558,931 shares of Common Stock issuable upon the conversion of Class B Common Stock; (iv) 500,000 shares to be sold by the Selling Stockholder in this offering; and (v) 1,861,002 shares issuable pursuant to options held by persons which may be exercised within 60 days after July 31, 1996 or which become immediately exercisable upon completion of this offering. The number of shares of Common Stock deemed outstanding after this offering includes an additional 2,500,000 shares of Common Stock that are being offered for sale by the Company in this offering.

(3) Does not include 520,054 shares held by Hambro International Venture Fund Offshore II, which is under common control, or 5,625 shares which Richard A. D'Amore, general partner of Hambro International Venture Fund II, may acquire upon the exercise of stock options granted to him by the Company.

(4) Does not include 2,539,087 shares held by Hambro International Venture Fund II, which is under common control, or 5,625 shares which Richard A. D'Amore, general partner of Hambro International Venture Fund Offshore II, may acquire upon the exercise of stock options granted to him by the Company.

(5) Includes shares of Common Stock subject to options which were exercisable as of July 31, 1996, options which become immediately exercisable upon completion of this offering and options which will be exercisable within 60 days of July 31, 1996.

(6) Includes 2,539,087 shares held by Hambro International Venture Fund II and 520,054 shares held by Hambro International Venture Fund Offshore II. Mr. D'Amore is a general partner of Hambro International Venture Fund II and Hambro International Venture Fund Offshore II and as such may be deemed to beneficially own all such shares. Mr. D'Amore disclaims beneficial ownership of all such shares held by Hambro International Venture Fund II and Hambro International Venture Fund Offshore II.

(7) Includes 1,955,381 shares held by Phoenix Technologies Ltd. Mr. Fisher is Chairman of the Board of Phoenix Technologies Ltd. and as such may be deemed to beneficially own all such shares. Mr. Fisher disclaims beneficial ownership of such shares held by Phoenix Technologies Ltd.

(8) Includes 929,324 shares held by Monument Trust Company. Mr. Skok is beneficiary under a trust agreement of which Monument Trust Company is the trustee, and as such Mr. Skok may be deemed the beneficial owner of all shares held by Monument Trust Company. Mr. Skok disclaims beneficial ownership of all such shares.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

     As of July 31, 1996, a total of 1,720,934 shares of Class A Common Stock and Class B Common Stock were outstanding. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the shares of Common Stock offered by the Company pursuant to this offering, the conversion of all Class A Convertible Preferred Stock and Class C Redeemable Convertible Preferred Stock into Class A Common Stock, the conversion of all Class B Common Stock into Class A Common Stock, and the redesignation of Class A Common Stock as "Common Stock," there will be 10,044,923 shares of Common Stock outstanding upon the closing of the offering. After this offering, the Company will cease to have the authority to issue any shares of Class B Common Stock.

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Upon the closing of this offering, there will be no shares of Preferred Stock outstanding.

PREFERRED STOCK

     The Board of Directors will be authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions on the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The rights, preferences and privileges of holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. The Company has no current plan to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Amended and Restated Certificate of Incorporation of the Company (the "Charter") provides for the division of the Board of Directors into three classes as nearly equal in size as practicable with staggered three-year terms, effective upon consummation of this offering. See "Management -- Board of Directors." A director may be removed only for cause and then only by the vote of a majority of the shares entitled to vote for the election of directors.

     The Charter empowers the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Company's capital stock, the estimated current value of the Company in a freely negotiated transaction or the estimated future value of the Company as an independent entity and (ii) the impact of such a transaction on the employees, suppliers and customers of the Company and its effect on the communities in which the Company operates.

     The Charter and the Amended and Restated By-laws ("By-laws") provide that, effective upon consummation of the offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and that special meetings may be called only by the Chairman of the Board of Directors, the President or a majority of the entire Board of Directors of the Company. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company, including actions to remove directors. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired all or a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The Delaware General Corporation Law ("DGCL") provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of a majority of the entire Board of Directors or the holders of at least 66 2/3% of the outstanding voting stock of the Company to amend or repeal any of the foregoing Charter provisions or to reduce the number of authorized shares of Common Stock and Preferred Stock. A 66 2/3% vote is also required to amend or repeal the Company's By-Laws. Such stockholder vote would in either case be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders. The By-Laws may also be amended or repealed by a majority vote of the Board of Directors.

     The By-Laws provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before an annual meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not later than 120 days in advance of the first anniversary of the date that the Company's proxy statement to stockholders is delivered in connection with the prior year's annual meeting of stockholders or 90 days prior to the date of the meeting if no such proxy statement was delivered to the stockholders. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting. Business transacted at a special meeting is limited to the purposes for which the meeting is called.

     The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. See "Risk Factors--Effect of Anti-takeover Provisions."

     The Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Charter and By-laws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company expects to obtain, prior to the consummation of the offering, a directors and officers liability insurance policy which provides for indemnification of its directors and officers against certain liabilities incurred in their capacities as such, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

     The Company is subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 10,044,923 shares of Common Stock outstanding (assuming no exercise of outstanding options). Of these shares, the 3,000,000 shares sold in the offering made by this Prospectus will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally be sold only in compliance with the limitations of Rule 144 described below.

LOCK-UP AGREEMENTS

     As of the closing of this offering, certain security holders, all executive officers and directors and virtually all employees of the Company, who in the aggregate hold, following the offering, 6,954,769 shares of Common Stock and options to purchase 2,463,472 shares of Common Stock, have agreed, pursuant to lock-up agreements (the "Lock-up Agreements"), that they will not, without the prior written consent of the representatives of the Underwriters, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus.

SALES OF RESTRICTED SHARES

     The 7,044,923 shares of outstanding Common Stock which are not being sold in this offering are deemed "Restricted Shares" under Rule 144. Of the Restricted Shares, 422,639 shares may be eligible for sale in the public market immediately after this offering pursuant to Rule 144(k) under the Securities Act; all of these shares are subject to Lock-up Agreements. Approximately 3,118,344 additional Restricted Shares may be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus; all except 90,154 of these shares are subject to Lock-up Agreements. Upon expiration of the Lock-up Agreements, approximately 4,225,678 shares of Common Stock, including those shares previously described in this paragraph, will be available for sale in the public market, subject to the provisions of Rule 144 or 144(k) under the Securities Act. The remaining 2,819,245 Restricted Shares will be eligible for sale in the public market in accordance with Rule 144 at various dates thereafter.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock (approximately 100,449 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed. In addition, under Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least three years may resell such shares without compliance with the foregoing requirements. In meeting the two- and three-year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate.

     Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of employee stock options may be resold by persons other than Affiliates beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its two-year minimum holding period, subject to certain limitations.

OPTIONS

     As of July 31, 1996, options to purchase a total of 2,529,472 shares of Common Stock were outstanding (of which options to purchase 1,861,002 shares are exercisable upon the completion of the offering pursuant to the stock option agreements under which they were granted) under the 1996, 1995 and 1993 Stock Option Plans; 2,463,472 of the total shares issuable pursuant to such options are subject to Lock-up Agreements. See "Management -- Stock Option Plans." As of July 31, 1996, an additional 738,318 shares were available for future issuance under the 1996, 1995 and 1993 Stock Option Plans.

     The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options as well as Common Stock reserved for issuance under the 1993 Stock Option Plan, the 1995 Stock Option Plan, the 1996 Stock Option Plan, the 1996 Director Stock Option Plan and the 1996 Employee Stock Purchase Plan. The Company presently intends to file these registration statements promptly upon the expiration of the Lock-up Agreements, and such registration statements are expected to become effective upon the filing thereof. Shares covered by these registration statements will thereupon be eligible for sale in the public markets.

REGISTRATION RIGHTS

     The holders (the "Rightsholders") of approximately 6,407,204 shares of Common Stock (the "Registrable Shares") have certain rights with respect to the registration of such shares for sale under the Securities Act under the terms of an Amended and Restated Registration Rights Agreement among the Company and the Rightsholders (the "Registration Rights Agreement"). The Registration Rights Agreement provides that in the event the Company proposes to register any of its securities under the Securities Act at any time or times, the Rightsholders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. However, the managing underwriter of any such offering that is underwritten may exclude for marketing reasons some or all of such Registrable Shares from such registration. The Rightsholders have, subject to certain conditions and limitations, additional rights to require the Company to prepare and file a registration statement under the Securities Act with respect to their Registrable Shares if Rightsholders holding not less than 50% of the Registrable Shares then outstanding so request. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company and the Selling Stockholder have agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Adams, Harkness & Hill, Inc. and SoundView Financial Group, Inc., are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholder the respective numbers of shares of Common Stock set forth opposite each Underwriter's name below:


                                                                                 NUMBER OF
                                                                                 SHARES OF
UNDERWRITER                                                                     COMMON STOCK
- -----------                                                                     ------------
Adams, Harkness & Hill, Inc. .................................................
SoundView Financial Group, Inc. ..............................................
                                                                                  ---------
     Total....................................................................    3,000,000
                                                                                  =========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all shares offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession not in excess of $          per share. The Underwriters
may allow, and such dealers may reallow, a concession not in excess of
$          per share to certain brokers and dealers. After the shares of Common
Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Company and the Selling Stockholder have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 450,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 3,000,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the 3,000,000 shares of Common Stock offered hereby.

     The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives, except for the shares of Common Stock offered hereby and except that the Company may issue securities pursuant to the Company's stock option plans. The Company's officers, directors and certain other holders of Common Stock, including the Selling Stockholder, who will hold in the aggregate 6,954,769 shares of Common Stock following the offering, have agreed with the Underwriters or the Company not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock owned beneficially by them, other than as a bona fide gift or gifts to or in trust for a person or entity who or which agrees in writing to be bound by the foregoing restrictions for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representatives.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.


     The Common Stock has been approved for quotation and trading on the Nasdaq National Market under the symbol "XION."


     The Company and the Selling Stockholder have agreed to indemnify the several Underwriters against or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bingham, Dana & Gould LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Hale and Dorr, Boston, Massachusetts.

                                    EXPERTS

     The Consolidated Financial Statements and related schedule of the Company and its subsidiaries included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            REPORTS TO STOCKHOLDERS

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and to furnish or make available quarterly reports for the first three fiscal quarters of each fiscal year containing certain unaudited interim financial information.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                         PAGE
                                                                                         ----
Xionics Document Technologies, Inc. and Subsidiaries:
  Report of Independent Public Accountants............................................    F-2
  Consolidated Balance Sheets as of June 30, 1995 and 1996 and Pro forma June 30, 1996
     (unaudited)......................................................................    F-3
  Consolidated Statements of Operations for the Years Ended June 30, 1994, 1995 and
     1996.............................................................................    F-4
  Consolidated Statements of Redeemable Preferred Stock and Stockholders' Equity
     (Deficit) for the Years Ended June 30, 1994, 1995 and 1996 and Pro forma June 30,
     1996 (unaudited).................................................................    F-5
  Consolidated Statements of Cash Flows for the Years Ended June 30, 1994, 1995 and
     1996.............................................................................    F-8
  Notes to Consolidated Financial Statements..........................................    F-9
The Peripherals Division of Phoenix Technologies Ltd.:
  Report of Independent Public Accountants............................................   F-22
  Condensed Statements of Revenue and Direct Costs for the Years Ended September 30,
     1993 and 1994....................................................................   F-23
  Notes to Condensed Financial Statements.............................................   F-24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Xionics Document Technologies, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Xionics Document Technologies, Inc. (a Delaware corporation) and subsidiaries as of June 30, 1995 and 1996, and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xionics Document Technologies, Inc. and subsidiaries as of June 30, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
July 23, 1996 (except with respect to the matter discussed in Note 6, as to which the date of this opinion is August 21, 1996)

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                                         JUNE 30,             PRO FORMA
                                                                                 -------------------------    JUNE 30,
                                                                                    1995          1996          1996
                                                                                 -----------   -----------   -----------
                                                                                                             (UNAUDITED)
                                                                                                              (NOTE 1)
                                                         ASSETS
Current assets:
    Cash and cash equivalents..................................................  $ 1,226,364   $ 2,115,859   $2,115,859
    Short-term investments.....................................................           --       644,613      644,613
    Accounts receivable, less reserves of approximately $204,000 and $140,000
      at June 30, 1995 and 1996................................................    3,534,404     2,398,033    2,398,033
    Inventories................................................................      908,039     1,020,035    1,020,035
    Prepaid expenses and other current assets..................................      278,722       398,264      398,264
                                                                                  ----------    ----------   ----------
        Total current assets...................................................    5,947,529     6,576,804    6,576,804
                                                                                  ----------    ----------   ----------
Property and equipment, net....................................................      720,051     2,169,091    2,169,091
Acquired intangibles, net of accumulated amortization of approximately $326,500
  and $605,833 at June 30, 1995 and 1996.......................................      473,500       194,167      194,167
Deferred offering costs........................................................           --       926,439      926,439
Other assets...................................................................       37,500        38,000       38,000
                                                                                  ----------    ----------   ----------
                                                                                 $ 7,178,580   $ 9,904,501   $9,904,501
                                                                                  ==========    ==========   ==========
                                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
    Term loans, current portion................................................  $        --   $   322,667   $  322,667
    Accounts payable...........................................................    1,786,832     1,988,470    1,988,470
    Other accrued expenses.....................................................    1,236,762     1,122,870    1,122,870
    Accrued payroll............................................................      345,427       382,039      382,039
    Accrued offering costs.....................................................           --       400,000      400,000
    Deferred revenue...........................................................    1,483,173     1,368,833    1,368,833
    Secured promissory notes payable to a shareholder, current portion.........      350,000            --           --
    Senior subordinated promissory notes payable to stockholders...............      228,355            --           --
                                                                                  ----------    ----------   ----------
        Total current liabilities..............................................    5,430,549     5,584,879    5,584,879
                                                                                  ----------    ----------   ----------
Term loans, net of current portion.............................................           --       564,166      564,166
                                                                                  ----------    ----------   ----------
Secured promissory notes payable to a stockholder, net of current portion......    4,849,000     2,094,000    2,094,000
                                                                                  ----------    ----------   ----------
Commitments (Note 9)
Redeemable preferred stock:
    Class B Redeemable Preferred Stock, $.01 par value--
      Authorized--1,867,877 shares at June 30, 1995. None at June 30, 1996
      Issued and outstanding--1,867,877 shares, stated at liquidation value, at
        June 30, 1995..........................................................    2,275,827            --           --
    Class C Redeemable Convertible Preferred Stock, $.01 par value--
      Authorized--2,779,615 shares
      Issued and outstanding--2,698,938 shares, stated at liquidation value, at
        June 30, 1996..........................................................           --     8,231,410           --
    Class D Redeemable Preferred Stock, $.01 par value--
      Authorized--1,100,000 shares
      Issued and outstanding--None at June 30, 1995 and 1996...................           --            --           --
Stockholders' equity (deficit):
    Preferred Stock, $.01 par value--
      Authorized--10,000,000 shares pro forma
      Issued and outstanding--none (no shares pro forma).......................           --            --           --
    Class A Convertible Preferred Stock, $.01 par value--
      Authorized--3,603,305 shares
      Issued and outstanding--3,603,305 and 3,125,051 shares at June 30, 1995
        and 1996, respectively.................................................    4,835,771     3,606,658           --
    Common Stock, $.01 par value--
      Authorized--40,000,000 shares pro forma
      Issued--7,768,986 shares pro forma.......................................           --            --       77,690
    Common Stock, Class A, $.01 par value--
      Authorized--20,000,000 shares
      Issued and outstanding--1,327,293 and 1,386,066 shares at June 30, 1995
        and 1996, respectively.................................................       13,273        13,861           --
    Common Stock, Class B, $.01 par value--
      Authorized--10,000,000 shares
      Issued and outstanding--None at June 30, 1995 and 558,931 shares at June
        30, 1996...............................................................           --         5,589           --
    Additional paid-in capital.................................................     (401,487)    1,312,381   13,092,209
    Accumulated deficit........................................................   (9,824,353)  (11,357,030)  (11,357,030)
    Treasury stock, at cost--224,311 shares of Class A Common Stock at June 30,
      1996.....................................................................           --      (151,413)    (151,413 )
                                                                                  ----------    ----------   ----------
        Total stockholders' equity (deficit)...................................   (5,376,796)   (6,569,954)   1,661,456
                                                                                  ----------    ----------   ----------
                                                                                 $ 7,178,580   $ 9,904,501   $9,904,501
                                                                                  ==========    ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              FOR THE YEARS ENDED JUNE 30,
                                                      --------------------------------------------
                                                         1994            1995             1996
                                                      ----------      -----------      -----------
Net revenue........................................   $9,130,824      $15,577,249      $23,809,322
Cost of revenue....................................    2,896,009        4,681,539        5,791,055
                                                      ----------      -----------      -----------
     Gross profit..................................    6,234,815       10,895,710       18,018,267
Operating expenses:
     Research and development......................    1,308,402        6,235,034       10,037,240
     Selling, general and administrative...........    4,674,313        6,901,394        9,394,876
     Charge for purchased research and
       development.................................           --        3,492,000               --
                                                      ----------      -----------      -----------
          Income (loss) from operations............      252,100       (5,732,718)      (1,413,849)
Other income (expense):
     Interest expense..............................      (16,817)        (312,881)        (286,613)
     Interest income...............................           --           35,789          163,686
     Other income (expense)........................        7,778          (15,115)           4,099
                                                      ----------      -----------      -----------
          Net income (loss)........................   $  243,061      $(6,024,925)     $(1,532,677)
                                                      ==========      ===========      ===========
Pro forma net loss per common and common
  equivalent share.................................                                    $     (0.18)
                                                                                       ===========
Pro forma weighted average number of common and
  common equivalent shares outstanding.............                                      8,308,357
                                                                                       ===========

  The accompanying notes are an integral part of these consolidated financial statements.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)


                                                                      REDEEMABLE PREFERRED STOCK
                                            ------------------------------------------------------------------------------
                                                                               CLASS C
                                                    CLASS B                   REDEEMABLE                  CLASS D
                                                   REDEEMABLE                CONVERTIBLE                (REDEEMABLE)
                                            ------------------------   ------------------------   ------------------------
                                              NUMBER     LIQUIDATION     NUMBER     LIQUIDATION     NUMBER     LIQUIDATION
                                            OF SHARES       VALUE      OF SHARES       VALUE      OF SHARES       VALUE
                                            ----------   -----------   ----------   -----------   ----------   -----------
Balance, June 30, 1993....................   1,867,877   $1,867,877            --   $       --            --   $       --
  Issuance of Common Stock................          --           --            --           --            --           --
  Accretion of Class B Redeemable
    Preferred Stock dividend..............          --      186,788            --           --            --           --
  Net income..............................          --           --            --           --            --           --
                                            ----------   ----------    ----------   ----------    ----------   ----------
Balance, June 30, 1994....................   1,867,877    2,054,665            --           --            --           --
  Issuance of Class A Convertible
    Preferred Stock.......................          --           --            --           --            --           --
  Accretion of Class B Redeemable
    Preferred Stock dividend..............          --      221,162            --           --            --           --
  Net loss................................          --           --            --           --            --           --
                                            ----------   ----------    ----------   ----------    ----------   ----------
Balance, June 30, 1995....................   1,867,877    2,275,827            --           --            --           --
  Accretion of Class B Redeemable
    Preferred Stock dividend..............          --       34,769            --           --            --           --
  Issuance of Class C Redeemable
    Convertible Preferred Stock, net of
    issuance costs of $25,651.............  (1,867,877)  (2,310,596)    2,662,636    7,738,951            --           --
  Conversion of Class A Convertible
    Preferred Stock to Class B Common
    Stock.................................          --           --            --           --            --           --
  Stock repurchase........................          --           --            --           --            --           --
  Issuance of Class D Redeemable
    Preferred Stock.......................          --           --            --           --     1,000,000    4,500,000
  Exercise of stock options...............          --           --            --           --            --           --
  Exercise of stock options, issued from
    treasury..............................          --           --            --           --            --           --
  Issuance of treasury stock..............          --           --            --           --            --           --
  Related party forgiveness of debt.......          --           --            --           --            --           --
  Accretion of Class C Redeemable
    Convertible and Class D Redeemable
    Preferred Stock dividend..............          --           --            --      386,947            --       90,000
  Repurchase of Class D Preferred Stock...          --           --            --           --    (1,000,000)  (4,590,000)
  Noncash compensation charge.............          --           --            --           --            --           --
  Conversion of secured promissory notes
    payable to a stockholder to Class C
    Redeemable Convertible Preferred
    Stock.................................          --           --       116,979      340,000            --           --
  Conversion of Class C Redeemable
    Convertible Preferred Stock to
    Class B Common Stock..................          --           --       (80,677)    (234,488)           --           --
  Net loss................................          --           --            --           --            --           --
                                            ----------   ----------    ----------   ----------    ----------   ----------
Balance, June 30, 1996....................          --           --     2,698,938    8,231,410            --           --
  Pro forma adjustments (Note 1(l)).......          --           --    (2,698,938)  (8,231,410)           --           --
                                            ----------   ----------    ----------   ----------    ----------   ----------
Pro Forma Balance, June 30, 1996
  (Unaudited).............................          --   $       --            --   $       --            --   $       --
                                            ==========   ==========    ==========   ==========    ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

                              CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                               AND STOCKHOLDERS' EQUITY (DEFICIT) -- (CONTINUED)


                                                            STOCKHOLDERS' EQUITY (DEFICIT)
                                       ------------------------------------------------------------------------
                                               CLASS A
                                             CONVERTIBLE                 CLASS A                 CLASS B
                                           PREFERRED STOCK            COMMON STOCK            COMMON STOCK
                                       ------------------------   ---------------------   ---------------------
                                         NUMBER     LIQUIDATION     NUMBER       $.01      NUMBER        $.01
                                       OF SHARES       VALUE      OF SHARES    PAR VALUE  OF SHARES    PAR VALUE
                                       ----------   -----------   ----------   ---------  ----------   ---------
Balance, June 30, 1993...............   2,418,610   $ 1,789,771    1,317,293   $ 13,173           --    $    --
  Issuance of Common Stock...........          --            --       10,000        100           --         --
  Accretion of Class B Redeemable
    Preferred Stock dividend.........          --            --           --         --           --         --
  Net income.........................          --            --           --         --           --         --
                                       ----------   -----------   ----------   --------     --------    -------
Balance, June 30, 1994...............   2,418,610     1,789,771    1,327,293     13,273           --         --
  Issuance of Class A Convertible
    Preferred Stock..................   1,184,695     3,046,000           --         --           --         --
  Accretion of Class B Redeemable
    Preferred Stock dividend.........          --            --           --         --           --         --
  Net loss...........................          --            --           --         --           --         --
                                       ----------   -----------   ----------   --------     --------    -------
Balance, June 30, 1995...............   3,603,305     4,835,771    1,327,293     13,273           --         --
  Accretion of Class B Redeemable
    Preferred Stock dividend.........          --            --           --         --           --         --
  Issuance of Class C Redeemable
    Convertible Preferred Stock, net
    of issuance costs of $25,651.....          --            --           --         --           --         --
  Conversion of Class A Convertible
    Preferred Stock to Class B
    Common Stock.....................    (478,254)   (1,229,113)          --         --      478,254      4,783
  Stock repurchase...................          --            --           --         --           --         --
  Issuance of Class D Redeemable
    Preferred Stock..................          --            --           --         --           --         --
  Exercise of stock options..........          --            --       58,773        588           --         --
  Exercise of stock options, issued
    from treasury....................          --            --           --         --           --         --
  Issuance of treasury stock.........          --            --           --         --           --         --
  Related party forgiveness of
    debt.............................          --            --           --         --           --         --
  Accretion of Class C Redeemable
    Convertible and Class D
    Redeemable Preferred Stock
    dividend.........................          --            --           --         --           --         --
  Repurchase of Class D Redeemable
    Preferred Stock..................          --            --           --         --           --         --
  Noncash compensation charge........          --            --           --         --           --         --
  Conversion of secured promissory
    notes payable to a stockholder
    to Class C Redeemable Convertible
    Preferred Stock..................          --            --           --         --           --         --
  Conversion of Class C Redeemable
    Convertible Preferred Stock to
    Class B Common Stock.............          --            --           --         --       80,677        806
  Net loss...........................          --            --           --         --           --         --
                                       ----------   -----------   ----------   --------     --------    -------
Balance, June 30, 1996...............   3,125,051     3,606,658    1,386,066     13,861      558,931      5,589
  Pro forma adjustments (Note
    1(l))............................  (3,125,051)   (3,606,658)  (1,386,066)   (13,861)    (558,931)    (5,589)
                                       ----------   -----------   ----------   --------     --------    -------
Pro Forma Balance, June 30, 1996
  (Unaudited)........................          --   $        --           --   $     --           --    $    --
                                       ==========   ===========   ==========   ========     ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
               AND STOCKHOLDERS' EQUITY (DEFICIT) -- (CONTINUED)


                                                           STOCKHOLDERS' EQUITY (DEFICIT)
                              -----------------------------------------------------------------------------------------
                                  COMMON STOCK                                       TREASURY STOCK           TOTAL
                              ---------------------   ADDITIONAL                  ---------------------   STOCKHOLDERS'
                               NUMBER       $.01        PAID-IN    ACCUMULATED     NUMBER                    EQUITY
                              OF SHARES   PAR VALUE     CAPITAL      DEFICIT      OF SHARES     COST        (DEFICIT)
                              ---------   ---------   -----------  ------------   ---------   ---------   -------------
Balance, June 30, 1993               --    $    --    $     4,565  $ (4,042,489)        --    $      --    $(2,234,980)
  Issuance of Common Stock...        --         --          1,898            --         --           --          1,998
  Accretion of Class B
    Redeemable Preferred
    Stock dividend...........        --         --       (186,788)           --         --           --       (186,788)
  Net income.................        --         --             --       243,061         --           --        243,061
                              ---------    -------    -----------  ------------   --------    ---------    -----------
Balance, June 30, 1994.......        --         --       (180,325)   (3,799,428)        --           --     (2,176,709)
  Issuance of Class A
    Convertible Preferred
    Stock....................        --         --             --            --         --           --      3,046,000
  Accretion of Class B
    Redeemable Preferred
    Stock dividend...........        --         --       (221,162)           --         --           --       (221,162)
  Net loss...................        --         --             --    (6,024,925)        --           --     (6,024,925)
                              ---------    -------    -----------  ------------   --------    ---------    -----------
Balance, June 30, 1995.......        --         --       (401,487)   (9,824,353)        --           --     (5,376,796)
  Accretion of Class B
    Redeemable Preferred
    Stock dividend...........        --         --        (34,769)           --         --           --        (34,769)
  Issuance of Class C
    Redeemable Convertible
    Preferred Stock, net of
    issuance costs of
    $25,651..................        --         --        (25,651)           --         --           --        (25,651)
  Conversion of Class A
    Convertible Preferred
    Stock to Class B Common
    Stock....................        --         --      1,224,330            --         --           --             --
  Stock repurchase...........        --         --             --            --    370,370     (250,000)      (250,000)
  Issuance of Class D
    Redeemable Preferred
    Stock....................        --         --             --            --         --           --             --
  Exercise of stock
    options..................        --         --         11,169            --         --           --         11,757
  Exercise of stock options,
    issued from treasury.....        --         --        (54,946)           --   (116,429)      78,587         23,641
  Issuance of treasury
    stock....................        --         --             --            --    (29,630)      20,000         20,000
  Related party forgiveness
    of debt..................        --         --        565,000            --         --           --        565,000
  Accretion of Class C
    Redeemable Convertible
    and Class D Redeemable
    Preferred Stock
    dividend.................        --         --       (476,947)           --         --           --       (476,947)
  Repurchase of Class D
    Redeemable Preferred
    Stock....................        --         --         90,000            --         --           --         90,000
  Noncash compensation
    charge...................        --         --        182,000            --         --           --        182,000
  Conversion of secured
    promissory notes payable
    to a stockholder to Class
    C Redeemable Convertible
    Preferred Stock..........        --         --             --            --         --           --             --
  Conversion of Class C
    Redeemable Convertible
    Preferred Stock to Class
    B Common Stock...........        --         --        233,682            --         --           --        234,488
  Net loss...................        --         --             --    (1,532,677)        --           --     (1,532,677)
                              ---------    -------    -----------  ------------   --------    ---------    -----------
Balance, June 30, 1996.......        --         --      1,312,381   (11,357,030)   224,311     (151,413)    (6,569,954)
  Pro forma adjustments
  (Note 1(l))................ 7,768,963     77,690     11,779,828            --         --           --      8,231,410
                              ---------    -------    -----------  ------------   --------    ---------    -----------
Pro Forma Balance, June 30,
  1996 (Unaudited)........... 7,768,963    $77,690    $13,092,209  $(11,357,030)   224,311    $(151,413)   $ 1,661,456
                              =========    =======    ===========  ============   ========    =========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               FOR THE YEARS ENDED JUNE 30,
                                                         -----------------------------------------
                                                           1994           1995            1996
                                                         ---------     -----------     -----------
Cash flows from operating activities:
     Net income (loss).................................  $ 243,061     $(6,024,925)    $(1,532,677)
     Adjustments to reconcile net income (loss) to net
       cash provided by (used in) operating
       activities--
          Charge for purchased research and
            development................................         --       3,492,000              --
          Depreciation and amortization................    132,236         408,030         782,390
          Noncash compensation charge..................         --              --         182,000
          Loss on disposal of property and equipment...         --          10,429              --
          Changes in assets and liabilities--
          Accounts receivable..........................   (223,969)        203,032       1,136,371
          Inventories..................................   (115,246)       (720,087)       (111,996)
          Prepaid expenses and other current assets....     (3,277)       (176,912)       (119,542)
          Accounts payable.............................   (175,199)      1,017,315         201,638
          Other accrued expenses.......................    558,313         199,949        (113,892)
          Accrued payroll..............................    205,320         140,107          36,612
          Deferred revenue.............................    (67,184)        982,961        (114,340)
                                                         ---------     -----------     -----------
               Net cash provided by (used in) operating
                 activities............................    554,055        (468,101)        346,564
                                                         ---------     -----------     -----------
Cash flows from investing activities:
     Increase in short-term investments................         --              --        (644,613)
     Increase in other assets..........................         --         (37,500)           (500)
     Net cash acquired in connection with the
       Peripherals Division acquisition................         --         197,000              --
     Proceeds from sale of property and equipment......         --          23,866              --
     Purchases of property and equipment...............   (176,077)       (419,018)       (984,097)
                                                         ---------     -----------     -----------
               Net cash used in investing activities...   (176,077)       (235,652)     (1,629,210)
                                                         ---------     -----------     -----------
Cash flows from financing activities:
     Issuance of Class A Convertible Preferred Stock...         --         750,000              --
     Issuance of Class C Redeemable Convertible
       Preferred Stock, net of issuance costs..........         --              --       3,274,349
     Issuance of Class D Redeemable Preferred Stock....         --              --       4,500,000
     Issuance of treasury stock........................         --              --          20,000
     Repayment of term loans...........................         --              --         (81,167)
     Borrowings (repayments) of senior subordinated
       promissory notes payable to stockholders........     64,850         (20,759)             --
     Borrowings (repayments) of secured promissory
       notes payable to a stockholder..................         --         350,000        (300,000)
     Stock repurchase..................................         --              --        (250,000)
     Repurchase of Class D Redeemable Preferred
       Stock...........................................         --              --      (4,500,000)
     Proceeds from exercise of stock options...........         --              --          35,398
     Deferred offering costs...........................         --              --        (526,439)
                                                         ---------     -----------     -----------
               Net cash provided by financing
                 activities............................     64,850       1,079,241       2,172,141
                                                         ---------     -----------     -----------
Net increase in cash and cash equivalents..............    442,828         375,488         889,495
Cash and cash equivalents, beginning of period.........    408,048         850,876       1,226,364
                                                         ---------     -----------     -----------
Cash and cash equivalents, end of period...............  $ 850,876     $ 1,226,364     $ 2,115,859
                                                         =========     ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Xionics Document Technologies, Inc. and subsidiaries (the Company) designs, develops and markets advanced embedded systems technology for use in mainstream office devices such as printers, copiers, fax machines and scanners. The Company's products enable the high-speed capture, processing, printing, copying and display of complex electronic documents, both locally and across networks.

     The Company is subject to a number of risks common to companies in similar stages of development, including dependence on key individuals, competition from substitute products and larger companies, the need for adequate financing to fund future operations, and the continued successful development and marketing of its products and services.

     The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in the notes to consolidated financial statements.

  (a) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Xionics Holdings Limited (Limited), Xionics Document Technologies GmbH and Xionics Kabushiki Kaisha. Xionics International Limited (Xionics UK) is a wholly owned subsidiary of Limited. All material intercompany accounts and transactions of the consolidated companies have been eliminated in consolidation.

  (b) Revenue Recognition

     Net revenue includes software license fees, hardware products, services, software maintenance and royalty revenue. Revenue from software and hardware product sales is recognized upon shipment of the product to customers, provided that there are no significant obligations remaining and collectibility of the revenue is probable. The Company provides for estimated hardware products returns upon shipment of the hardware products. The Company recognizes revenue from software license fees, services and maintenance in accordance with the provisions of the American Institute of Certified Public Accountants, Statement of Position No. 91-1 (SOP 91-1), Software Revenue Recognition. Revenue from software maintenance contracts is recognized ratably as it is earned over the term of the contract, generally one year. Unearned software maintenance revenue is included in deferred revenue. In addition, deferred revenue includes certain prepaid royalties and advanced billings under software development contracts for services not yet performed. Service revenue and royalty revenue are recognized as the service is performed and the royalty earned. The Company recognizes revenue under software development contracts as services are provided for per diem contracts or by using the percentage-of-completion method of accounting based on the ratio of hours incurred to the total estimated hours for individual fixed-price contracts. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses become probable. There were no contract loss provisions at June 30, 1995 or 1996.

  (c) Warranty Costs

     The Company provides a one-year warranty with the sale of its hardware products. The Company estimates and accrues for the costs of providing these warranties upon shipment of the products.

  (d) Research and Development Costs

     Research and development costs are charged to operations as incurred. Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Company between completion of the working model and the point at which the product is ready for general release have not been material. Through June 30, 1996, all research and development costs have been expensed.

  (e) Cash and Cash Equivalents

     The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of investments in money market funds. In accordance with SFAS No. 115, Accounting for Investments in Certain Debt and Equity Securities, the Company's cash equivalents are classified as held-to-maturity securities.

  (f) Short-Term Investments

     As of June 30, 1996, the Company had $644,613 invested in securities consisting of corporate stocks and bonds. In accordance with SFAS No. 115, the Company has classified its short-term investments as available-for-sale. These securities have been recorded at cost, which approximates market value at June 30, 1996.

  (g) Inventories

     Inventories, which include material, labor and manufacturing overhead, are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                                                                               JUNE 30,
                                                                       ------------------------
                                                                         1995           1996
                                                                       --------      ----------
Raw materials.......................................................   $602,706      $  493,660
Finished goods......................................................    305,333         526,375
                                                                       --------      ----------
                                                                       $908,039      $1,020,035
                                                                       ========      ==========

  (h) Property and Equipment

     The Company records property and equipment at cost and provides for depreciation and amortization on a straight-line basis over the estimated useful lives of the assets, as follows:

                                                                                   JUNE 30,
                                                          ESTIMATED       --------------------------
                                                         USEFUL LIFE         1995            1996
                                                         ------------     ----------      ----------
Asset Classification
     Computer equipment...............................    3-5 Years       $  801,503      $2,525,394
     Furniture and fixtures...........................    3-7 Years          369,704         564,865
     Machinery and equipment..........................    3-5 Years           42,567          75,612
                                                                          ----------      ----------
                                                                           1,213,774       3,165,871
Less--Accumulated depreciation and amortization.......                       493,723         996,780
                                                                          ----------      ----------
                                                                          $  720,051      $2,169,091
                                                                          ==========      ==========

  (i) Deferred Offering Costs

     As of June 30, 1996, the Company had incurred approximately $926,000 in costs related to the Company's proposed initial public offering. These costs have been capitalized as deferred offering costs in the accompanying consolidated balance sheet. Upon completion of the Company's proposed initial public offering, the deferred offering costs will be reclassified to additional paid-in capital as a reduction to the proceeds from the offering.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (j) Foreign Currency Translation

     The Company follows the translation principles established by SFAS No. 52, Foreign Currency Translation. Changes in exchange rate gains and losses relating to the remeasurement of financial statements of the Company's subsidiaries, whose functional currency is the U.S. dollar, are immaterial for all periods presented and are included in other income (expense) in the accompanying consolidated statements of operations.

  (k) Concentration of Credit Risk

     SFAS No. 105, Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosures of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company maintains the majority of cash balances with one financial institution. The Company's accounts receivable credit risk is not concentrated within any geographic area. As of June 30, 1996, one customer accounted for approximately 24% of accounts receivable.

     The following summarizes significant customers:

                                                                          PERCENTAGE
                                                     NUMBER OF                OF
                                                     CUSTOMERS           NET REVENUE
                                                     ---------           ------------
          Fiscal year ended
               June 30, 1994......................       2               17.1%, 11.3%
               June 30, 1995......................       1                  12.3%
               June 30, 1996......................       1                  25.1%

  (l) Unaudited Pro Forma Presentation

     The unaudited pro forma consolidated balance sheet as of June 30, 1996 reflects (1) the automatic conversion, upon the amendment and restatement of the Company's Certificate of Incorporation effective as of the closing of the proposed initial public offering, of the Class C Redeemable Convertible Preferred Stock and the Class A Convertible Preferred Stock into 5,823,989 shares of Class A Common Stock; and (2) the conversion, upon the amendment and restatement of the Company's Certificate of Incorporation effective as of the closing of the proposed initial public offering, of all issued shares of Class B into Class A Common Stock; and (3) the redesignation, upon the amendment and restatement of the Company's Certificate of Incorporation effective as of the closing of the proposed initial public offering, of all shares of Class A Common Stock as "Common Stock." In addition, the pro forma statement reflects the accumulated dividends related to the Class C Redeemable Convertible Preferred Stock being credited to additional paid-in capital because upon the automatic conversion of the Class C Preferred Stock, the accumulated dividends are not converted or paid to the Preferred Stockholders.

  (m) Pro Forma Net Loss per Common and Common Equivalent Share

     For the year ended June 30, 1996, pro forma net loss per common and common equivalent share was based on the weighted average number of common and common equivalent shares outstanding during the period, computed in accordance with the treasury stock method. The pro forma weighted average number of common and common equivalent shares assumes that all series of Preferred Stock had been converted into Common Stock as of the original issuance dates and that Common Stock options issued subsequent to May 27, 1995 have been outstanding for the periods presented, computed in accordance with the treasury stock method and an assumed initial public offering price of $11.00. Historical net income (loss) per share data have not been presented, as such information is not considered to be relevant or meaningful.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (n) Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (o) Postretirement Benefits

     The Company has no obligations under SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as it does not currently offer such benefits.

  (p) New Accounting Standards

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, which is effective for fiscal years beginning after December 15, 1995. The Company elected early adoption of SFAS No. 121 for the year ended June 30, 1996. The adoption of this standard did not have a material effect on the Company's financial position or results of operations.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. The Company has determined that it will continue to account for stock-based compensation under Accounting Principles Board (APB) Opinion No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to the consolidated financial statements using the fair-value-based method of SFAS No. 123 beginning in the year ending June 30, 1997, with comparable disclosures for the year ending June 30, 1996. The Company has not yet determined the impact of these pro forma disclosures.

  (q) Noncash Investing and Financing Activities

     The following table summarizes the supplemental disclosure of the Company's noncash transactions for the periods indicated.

                                                              FOR THE YEARS ENDED JUNE 30,
                                                        -----------------------------------------
                                                          1994           1995             1996
                                                        --------       ---------       ----------
Supplemental disclosure of noncash transactions:
     Issuance of Common Stock........................   $  1,998       $     --        $       --
                                                        ========       ========        ==========
     Accretion of Preferred Stock dividends..........   $186,788       $221,162        $  421,716
                                                        ========       ========        ==========
     Conversion of Class A Convertible Preferred
       Stock to Class B Common Stock.................   $     --       $     --        $1,229,113
                                                        ========       ========        ==========
     Conversion of Class C Redeemable Convertible
       Preferred Stock to Class B Common Stock.......   $     --       $     --        $  234,488
                                                        ========       ========        ==========
     Related party forgiveness of debt...............   $     --       $     --        $  565,000
                                                        ========       ========        ==========
     Acquisition of property and equipment under term
       loans.........................................   $     --       $     --        $  968,000
                                                        ========       ========        ==========
     Conversion of secured promissory notes payable
       to a stockholder to Class C Redeemable
       Convertible Preferred Stock...................   $     --       $     --        $  350,000
                                                        ========       ========        ==========

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                                                              FOR THE YEARS ENDED JUNE 30,
                                                          1994           1995             1996
                                                        --------      ----------       ----------
     In connection with the issuance of Class C
       Redeemable Convertible Preferred Stock (Note
       7(b)), the following were converted to Class C
       Redeemable Convertible Preferred Stock--
          Class B Redeemable Preferred Stock.........   $     --      $        --      $2,310,596
          Secured promissory notes payable to a
            stockholder..............................         --               --       1,900,000
          Senior subordinated promissory notes
            payable to stockholders..................         --               --         228,355
                                                        --------      -----------      ----------
               Total noncash conversion..............   $     --      $        --      $4,438,951
                                                        ========      ===========      ==========
     In connection with the acquisition of the
       Peripherals Division (Note 2), the following
       noncash transactions occurred--
          Fair value of assets acquired..............   $     --      $(6,948,000)     $       --
          Issuance of Class A Convertible Preferred
            Stock....................................         --        2,296,000              --
          Issuance of secured promissory notes
            payable to a stockholder.................         --        4,849,000              --
                                                        ========      ===========      ==========
          Cash acquired, net of $53,000 paid for
            direct costs of acquisition..............   $     --      $   197,000      $       --
                                                        ========      ===========      ==========
Supplemental disclosure of cash flow information:
     Cash paid for interest..........................   $ 14,605      $   185,320      $  236,297
                                                        ========      ===========      ==========
     Cash paid for income taxes......................   $  3,184      $     5,955      $   14,580
                                                        ========      ===========      ==========

(2) ACQUISITION OF THE PERIPHERALS DIVISION

     In October 1994, the Company acquired the Peripherals Division of Phoenix
Technologies Ltd. (Phoenix). This acquisition was accounted for as a purchase in accordance with APB Opinion No. 16, Business Combinations. To fund the purchase, the Company issued a $4,849,000 secured promissory note payable to Phoenix, with principal payable quarterly, as defined, beginning in January 1997. Interest is at an annual rate of 8%, payable quarterly, beginning in January 1995. The note matures on October 15, 2001. In addition, the Company issued 892,986 shares of Class A Convertible Preferred Stock to Phoenix, valued at $2.57 per share, representing approximately 15% of the fully diluted Common Stock of the Company.
In addition to this acquisition, the Company simultaneously sold to Phoenix, in a separate sale of stock, 291,709 shares of Class A Convertible Preferred Stock at $2.57 per share for total proceeds of $750,000, representing an additional approximate 4.9% of the fully diluted Common Stock of the Company. The aggregate purchase price of approximately $7,198,000 (which consisted of a $4,849,000 note payable, $2,296,000 of stock and $53,000 of direct acquisition costs) was allocated based on the fair value of the tangible and intangible assets acquired as follows:

     Cash..................................................................   $  250,000
     Current assets........................................................    2,610,000
     Property and equipment................................................       46,000
     Acquired intangibles..................................................      800,000
     Purchased incomplete research and development.........................    3,492,000
                                                                              ----------
                                                                              $7,198,000
                                                                              ==========

     In connection with the purchase price allocation, the Company obtained an independent appraisal of the intangible assets acquired. The Company did not acquire any liabilities in connection with this asset acquisition. Acquired intangibles include acquired technology, consisting of acquired software source

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

code, royalty agreements and an assembled work force. These intangibles are being amortized over their estimated useful lives of 15 to 84 months. The portion of the purchase price allocated to the purchased incomplete research and development projects that had not yet reached technological feasibility and did not have a future alternative use, totaling $3,492,000, was charged to expense as of the acquisition date. The amount allocated to the purchased incomplete research and development projects represents the estimated fair value related to these projects determined by an independent appraisal. Proven valuation procedures and techniques were utilized in determining the fair market value of each intangible asset. To bring these projects to technological feasibility, high-risk developmental and testing issues needed to be resolved, which required substantial additional effort and testing.

     The accompanying unaudited pro forma consolidated condensed statements of operations for the years ended June 30, 1995 and 1994 reflect the results of operations of the Company as though the Peripherals Division of Phoenix had been acquired on the first day of each of the years presented and had been accounted for as a purchase. The unaudited pro forma consolidated condensed financial information presented is not necessarily indicative of either the results of operations that would have occurred had the acquisition taken place at the beginning of each of the periods presented or of future results of operations of the combined operations.

                      PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                                 FOR THE YEAR ENDED JUNE 30, 1995
                                         (UNAUDITED)
                                           HISTORICAL
                           -------------------------------------------
                                 XIONICS             PERIPHERALS                  PRO FORMA
                                DOCUMENT          DIVISION OF PHOENIX     -----------------------------
                           TECHNOLOGIES, INC.    TECHNOLOGIES LTD. (a)    ADJUSTMENTS     CONSOLIDATED
                           -------------------   ---------------------    ------------    -------------
Net revenue.............       $15,577,249             $2,097,411         $        --      $17,674,660
Cost of revenue.........         4,681,539                128,212             108,833 (b)    4,918,584
                               -----------             ----------         -----------      -----------
Gross profit............        10,895,710              1,969,199            (108,833)      12,756,076
Operating expenses......        16,628,428                     --           1,929,000 (c)   18,557,428
                               -----------             ----------         -----------      -----------
Income (loss) from
  operations............        (5,732,718)             1,969,199          (2,037,833)      (5,801,352)
Interest expense........          (312,881)                    --             (96,980)(d)     (409,861)
Interest income.........            35,789                     --                  --           35,789
Other income
  (expense).............           (15,115)                    --                  --          (15,115)
                               -----------             ----------         -----------      -----------
Net income (loss).......       $(6,024,925)            $1,969,199         $(2,134,813)     $(6,190,539)
                               ===========            ==========         ===========      ===========
Pro forma net loss per
  common and common
  equivalent share......                                                                   $     (0.75)
                                                                                           ===========
Pro forma weighted
  average common and
  common equivalent
  share.................                                                                     8,308,357
                                                                                           ===========

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

- ---------------

(a) Represents three months ended September 30, 1994.

(b) A pro forma adjustment is made to cost of revenue to record additional amortization expense on the intangibles acquired in connection with the acquisition of the Peripherals Division as if the acquisition had occurred at the beginning of the period presented.

(c) A pro forma adjustment is made to record estimated operating expenses for the three months ended September 30, 1994, calculated using a monthly rate of $643,000.

(d) A pro forma adjustment is made to record additional interest expense for the three months ended September 30, 1994 as if the debt issued to Phoenix in connection with the acquisition of the Peripherals Division were issued at the beginning of the period presented.

              PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

                          FOR THE YEAR ENDED JUNE 30, 1994
                                   (UNAUDITED)


Net revenue..................................................................    $17,977,305
Income (loss) from operations................................................       (278,920)
Other income (expense).......................................................       (396,959)
                                                                                 -----------
Net income (loss)............................................................    $  (675,879)
                                                                                 ===========

- ---------------


     The above pro forma consolidated condensed statement of operations for the year ended June 30, 1994 reflects only nine months of operations for the Peripherals Division of Phoenix. Adjustments have been made to the historical income (loss) from operations to record estimated operating expenses for the twelve months ended June 30, 1994, plus an additional amortization expense of $435,332 related to the intangibles acquired in connection with the acquisition of the Peripherals Division as if the acquisition had occurred at the beginning of the period presented. In addition, a pro forma adjustment was made to historical other income (expense) to record additional interest expense for the twelve months ended June 30, 1994 as if the debt issued to Phoenix in connection with the acquisition of the Peripherals Division was issued at the beginning of the period presented.


(3)  INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the current tax rates. There was no effect on net income or the financial position of the Company as a result of adopting the provisions of SFAS No. 109 as of the date of the adoption or for the periods presented.

     At June 30, 1996, the Company had available net operating loss carryforwards (NOLs) of approximately $3,570,000 for United States federal income tax reporting purposes, expiring at various dates beginning in 2003 and subject to review by the Internal Revenue Service.

     The Company's foreign subsidiaries have available NOLs of approximately $1,200,000 for foreign income tax reporting purposes at the subsidiary level. These carryforwards may be used to offset future foreign subsidiary taxable income, if any.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Tax Reform Act of 1986 (the Reform Act) limits the amount of domestic net operating loss and credit carryforwards that companies may utilize in any one year in the event of cumulative changes in ownership over a three-year period in excess of 50%. The Company has completed several financings since the effective date of the Reform Act and does not believe that its ability to utilize its domestic NOLs is limited as of June 30, 1996; however, that conclusion is subject to review by the Internal Revenue Service. In the event a change has occurred, the Company does not believe the change will have a material impact on its ability to fully utilize its NOLs.

     The components of deferred income tax assets and liabilities and the valuation allowance are as follows:
                                                                               JUNE 30,
                                                                      --------------------------
                                                                         1995           1996
                                                                      -----------    -----------
Assets --
  Operating loss carryforwards.....................................   $ 1,556,653    $ 1,604,800
  Temporary differences--
     Intangibles and acquired incomplete research and
        development................................................     1,492,960      1,430,382
     Allowance for doubtful accounts...............................        81,600         29,241
     Inventory valuation allowance.................................        92,748        163,550
     Allowance for sales returns...................................        80,000         80,000
     Other temporary differences...................................       284,901        170,140
                                                                      -----------    -----------
          Total gross deferred tax asset...........................     3,588,862      3,478,113
  Less -- Valuation allowance......................................    (3,588,862)    (3,478,113)
                                                                      -----------    -----------
  Net deferred tax asset...........................................   $        --    $        --
                                                                      ===========    ===========

     The Reform Act also expanded the corporate alternative minimum tax (AMT). Under the Reform Act, the Company's federal tax liability is the greater of its regular tax or AMT liability. The Company has recorded no income tax provision for any period presented due to the utilization of NOLs in the year ended June 30, 1994 and the NOLs incurred in all other periods presented. Because the level of future taxable income is uncertain, the Company has recorded a valuation allowance equal to the net deferred tax asset. The valuation allowance increased by approximately $2,776,000 as of June 30, 1995. The current decrease of $110,749 in the valuation allowance is mainly due to the utilization of the foreign NOLs.

(4) SECURED PROMISSORY NOTES PAYABLE TO A STOCKHOLDER

     In connection with the acquisition of the Peripherals Division of Phoenix, the Company issued a $4,849,000 secured promissory note payable to Phoenix (see
Note 2). Additionally, in April 1995, the Company issued a $350,000 secured promissory note payable to Phoenix. As discussed in Note 7(b), $1,550,000 of the original note payable and the $350,000 additional note payable were converted to Class C Redeemable Convertible Preferred Stock on August 25, 1995.

     On August 25, 1995, the Company issued a $3,299,000 new secured promissory note payable to Phoenix. Interest was payable quarterly at an annual rate of 8% beginning in October 1995, and the principal balance will be due commencing with the calendar quarter ending December 31, 1996, continuing for the next 19 successive calendar quarters, in various amounts as defined. The maturity date of this note is October 15, 2001.

     On January 1, 1996, the above note for $3,299,000 was canceled and a new secured promissory note payable to Phoenix was entered into by the Company for $2,734,000. The Company reduced the principal with Phoenix (a related party) by $565,000 and recorded the reduction as additional paid-in capital. Interest is payable quarterly at an annual rate of 8% beginning in April 1996, and the principal balance will

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

be due in 12 quarterly installments beginning in September 1998 in amounts as defined. The maturity date of this note is October 15, 2001. On May 9, 1996, Phoenix converted $340,000 of principal into 116,979 shares of Class C Redeemable Convertible Preferred Stock. In addition, on May 28, 1996, the Company paid $300,000 of principal to Phoenix. At June 30, 1996, $2,094,000 is outstanding under this note.

(5) SENIOR SUBORDINATED PROMISSORY NOTES PAYABLE TO STOCKHOLDERS

     Senior subordinated promissory notes payable issued to various stockholders are payable in 12 equal monthly installments beginning in July 1994, with interest payments at 10% annually beginning in December 1993. At June 30, 1995, $228,355 remained outstanding under the notes. This amount was converted to Class C Redeemable Convertible Preferred Stock on August 25, 1995 (see Note 7(b)).

(6) REVOLVING LINE OF CREDIT AND TERM LOAN FACILITY

     On September 27, 1995, the Company entered into a $2,000,000 revolving line of credit (the Line) and a $1,000,000 term loan facility with a bank. Borrowings under the Line bear interest at the prime rate (8.25% at June 30, 1996) plus
 .5%. The Line expires on December 31, 1996. The term loan facility enables the Company to borrow up to $1,000,000 at the prime rate (8.25% at June 30, 1996) plus 1% for qualified equipment purchases, as defined. Each term loan is repayable over 36 months, and no term loan will be made after December 1, 1996. At June 30, 1996, the Company has borrowed a total of $968,000 under the term loan facility. Borrowings under the Line and term loan facility are secured by substantially all assets of the Company, as defined. The Company is restricted in the payment of any dividends under the Line and term loan facility. In addition, the Company is required to comply with certain restricted covenants, including debt to worth, capital base, quick ratio and profitability. The Company was in compliance with or had received a waiver of noncompliance for all covenants as of June 30, 1996. The outstanding borrowings under the line and term loan facility were $0 and $886,833, respectively, as of June 30, 1996.

     On August 21, 1996, the Company amended its revolving line of credit and term loan facility. The Modification Agreement permits the Company to borrow up to $4,000,000 under the Line and up to $2,000,000 under the term loan facility. Under the Modification Agreement, the Line will expire on December 1, 1997 and no term loan will be made after June 30, 1997. Upon the completion of the Company's proposed initial public offering, the interest rate for the Line will be reduced to the bank's prime rate, and the interest rate for the term loan facility will be reduced to the bank's prime rate plus .5%.

(7) REDEEMABLE CONVERTIBLE PREFERRED STOCK

  (a) Rights and Privileges

     The holders of the Preferred Stock are entitled to the following rights, privileges and preferences:

CONVERSION

     All classes of the Preferred Stock are convertible into Common Stock at the rate of one share of Common Stock for each share of Convertible Preferred Stock, adjustable for certain dilutive events. Conversion is at the option of the Preferred Stockholder and is also required by the Company upon the closing of an initial public offering of the Company's Common Stock with gross proceeds to the Company of at least $15,000,000.

     All shares of Class C Redeemable Convertible Preferred Stock shall automatically be converted into Common Stock immediately upon conversion of at least 60% of the original Class C Redeemable Convertible Preferred Stock outstanding as of the original issue date, as defined, for Class C Redeemable Convertible Preferred Stock and subject to a minimum price per share, as defined.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

VOTING RIGHTS

     The holders of all classes of the Preferred Stock shall be entitled to vote on all matters and are entitled to the number of votes equal to the number of shares of Common Stock into which the Preferred Stock is convertible.

     In addition, holders of the Class A Convertible Preferred Stock and Class C Redeemable Convertible Preferred Stock have the right to consent to certain corporate transactions. The holders of the Class C Redeemable Convertible Preferred Stock and Class D Preferred Stock have special voting rights together as a single, separate class, as a requirement for the merger or consolidation, or sale of other disposition of all or any substantial part of the assets of the corporation, and for the liquidation, dissolution or winding up of the corporation.

     The holders of the Class D Preferred Stock had special voting rights as a single, separate class as a requirement for any amendment to or waiver of any provisions of the Certificate of Incorporation or By-laws of the Corporation that affect the Class D holders, as defined.

DIVIDENDS

     Class D Preferred Stockholders were entitled to dividends of 8% per annum. Class C Redeemable Convertible Preferred Stockholders are entitled to dividends of 6% per annum.

     The Class B Preferred Stockholders were entitled to receive cumulative dividends, which accrued daily on each share of Class B Preferred Stock at a rate of 10% per annum. The dividend accretion totaled $442,719 as of August 25, 1995, when all shares of Class B Preferred Stock were converted to Class C Preferred Stock.

LIQUIDATION PREFERENCE

     Upon a liquidation, dissolution or winding up of the Company, the holders of each share of Class C Preferred Stock will be entitled to $2.91 per share plus any unpaid dividend. After payment to the Class C Preferred Stockholders, the holders of the Class A Preferred Stock and Class A and Class B Common Stock shall be entitled to share ratably in all remaining distributable assets of the Company.

REDEMPTION

     The holders of the Class C Preferred Stock have a redemption right that requires the Company to repurchase outstanding shares of the Preferred Stock. The Class C stockholders may require the Company to repurchase up to 25% of the shares outstanding per year, during the election period, as defined, beginning on September 1, 1998, with the redemption date on March 31, 1999. If redemption occurs in 1999, the Class C Preferred Stockholders may require the Company to repurchase no more than 50% of the outstanding shares as of the first redemption date. If the redemption date occurs in 2000 or any year thereafter, up to 100% of all shares of Class C Preferred Stock outstanding may be required to be repurchased.

     The Class C stockholders may require the Company to repurchase up to 25% of the shares outstanding per year, during the election period, as defined, beginning on September 1, 2000, with the redemption date on March 31, 2001. If redemption occurs in 2001, the Class C Preferred Stockholders may require the Company to repurchase no more than 50% of the outstanding shares as of the first redemption date. If the redemption date occurs in 2002 or any year thereafter, up to 100% of all shares of Class C and Preferred Stock outstanding may be required to be repurchased. The redemption price per share shall be equal to $2.91 for each share of Class C Preferred Stock plus all accrued dividends.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (b) Issuance of Class C Redeemable Convertible Preferred Stock

     In August 1995, the Company authorized 2,779,615 shares of Class C Redeemable Convertible Preferred Stock. The Company issued 2,662,636 shares of Class C Redeemable Convertible Preferred Stock at $2.91 per share for total consideration of $7,738,951. The consideration consisted of $3,300,000 in cash, conversion of $1,900,000 of the Phoenix Technologies Ltd. notes, conversion of the senior subordinated promissory note payable to stockholders of $228,355 and the surrender of 1,867,877 shares of the Class B Redeemable Preferred Stock with a liquidation preference of $2,310,596. The Class B Redeemable Preferred Stock was canceled promptly after this transaction was completed.

  (c) Issuance and Repurchase of Class D Preferred Stock

     In December 1995, the Company issued 1,000,000 shares of Class D Preferred Stock to Adobe Systems Incorporated at $4.50 per share, for total proceeds of $4,500,000. On May 17, 1996, the Company repurchased from Adobe Systems Incorporated 1,000,000 shares of Class D Preferred Stock at a purchase price of $4.50 per share for an aggregate purchase price of $4,500,000. The accreted dividends which were accrued and unpaid were credited to additional paid-in capital.

(8) STOCKHOLDERS' EQUITY (DEFICIT)

  (a) Authorized Capital Stock

     For the year ended June 30, 1996, the Board of Directors approved and the Company's stockholders adopted an amendment to the Company's certificate of incorporation to authorize the issuance of 37,482,920 shares of stock, consisting of 3,603,305 shares of Class A Convertible Preferred Stock, $.01 par value; 2,779,615 shares of Class C Redeemable Convertible Preferred Stock, $.01 par value; 1,100,000 shares of Class D Preferred Stock, $.01 par value; 20,000,000 shares of Class A Common Stock, $.01 par value; and 10,000,000 shares of Class B Common Stock, $.01 par value.

  (b) Common Stock

     At June 30, 1996, 9,092,027 shares of Common Stock were reserved for the conversion of the Company's Preferred Stock based on a conversion ratio of one share of Convertible Preferred Stock in exchange for one share of Common Stock and the exercise of stock options.

  (c) Restricted Common Stock

     As of June 30, 1996, all restrictions have lapsed under the restricted stock purchase agreement. In August 1995, the Company repurchased 370,370 shares of Class A Common Stock from a former officer/stockholder at $.68 per share for an aggregate purchase price of $250,000.

  (d) Stock Options

     In fiscal 1994, the Company established the 1993 Stock Option Plan (the 1993 Plan), and in 1995, the Company established the 1995 Stock Option Plan (the 1995 Plan). The plans provide for the grant of incentive stock options and nonqualified stock options. Options granted under the plans vest over various periods and expire no later than 10 years from the date of grant. All of the shares of Common Stock reserved for issuance under the 1993 Plan and 1995 Plan are subject to outstanding stock options at June 30, 1996.

     The Company's 1996 Stock Option Plan (the 1996 Plan) was approved by the Board of Directors in February 1996 and was adopted by the Company's stockholders on July 12, 1996. The 1996 Plan provides for the grant or award of stock options, restricted stock and other performance awards (collectively, the Awards), which may or may not be denominated in shares of Common Stock or other securities. Stock options granted under the 1996 Plan may be either incentive stock options or nonqualified options. The

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

purpose of the 1996 Plan is to attract and retain outstanding employees through the incentive of stock ownership. Any employee of the Company, including officers and directors, is eligible to receive Awards.

     The 1996 Plan has been and will be administered by the Board of Directors (the Board). Subject to the provisions of the 1996 Plan, the Board has the authority to designate participants, determine the types of Awards to be granted, the number of shares to be covered by each Award, the time at which each Award is exercisable or may be settled, the method of payment and any other terms and conditions of the Awards. All Awards shall be evidenced by an Award Agreement between the Company and the participant.

     While the Board determines the prices at which options and other Awards may be exercised under the 1996 Plan, the exercise price of an option shall be at least 100% of the fair market value (as determined under the terms of the 1996
Plan) of a share of Common Stock on the date of grant. The aggregate number of shares of Common Stock available for Awards under the 1996 Plan is 950,000.

     Stock option activity is summarized as follows:

                                                        NUMBER          EXERCISE PRICE
                                                       OF SHARES           PER SHARE
                                                       ---------        ---------------
          Options granted, fiscal 1994..............   1,051,084          $  0.20
                                                       ---------          -----------
          Outstanding, June 30, 1994................   1,051,084             0.20
               Granted..............................   1,375,302             0.20
               Terminated...........................    (506,236)            0.20
                                                       ---------          -----------
          Outstanding, June 30, 1995................   1,920,150             0.20
               Granted..............................     902,270           0.20-6.50
               Terminated...........................    (139,129)          0.20-1.84
               Exercised............................    (175,202)          0.20-0.68
                                                       ---------          -----------
          Outstanding, June 30, 1996................   2,508,089          $0.20-$6.50
                                                       =========          ===========
          Exercisable, June 30, 1996................     978,233          $0.20-$1.84
                                                       =========          ===========

(9) COMMITMENTS

  (a) Operating Leases

     The Company leases office facilities and certain equipment under operating leases which expire at various dates through June 2000. Rent expense for all operating leases charged to operations was approximately $218,000, $532,000 and $871,000 for the years ended June 30, 1994, 1995 and 1996, respectively.

     Future minimum lease payments under operating leases as of June 30, 1996 are approximately as follows:

            FISCAL YEAR                                                     AMOUNT
            -----------                                                   ----------
            1997.......................................................   $1,239,000
            1998.......................................................    1,201,000
            1999.......................................................    1,158,000
            2000.......................................................      444,000
            Thereafter.................................................           --
                                                                          ----------
                                                                          $4,042,000
                                                                          ==========

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  (b) Minimum License Fees

     During May 1995, the Company entered into a Patent License Agreement (the Agreement) for the use of certain technology in its products. Under this Agreement, the Company is required to make minimum license fee payments of $80,000 per quarter through the quarter ended December 2002. Under the terms of the Agreement, the Company may prepay up to 50% of the minimum license fees on a discounted basis.

(10) RETIREMENT PLAN

     Effective January 1992, the Company adopted the Xionics 401(k) Retirement Plan (the Plan). The Company has elected, at its discretion, to contribute 50% of the first 6% of pay contributed to the Plan. The Company's contributions to the Plan were approximately $33,000 and $91,000 for the years ended June 30, 1994 and 1995, respectively. There were no contributions for the year ended June 30, 1996.

(11)  REVENUES BY GEOGRAPHIC DESTINATION

     Revenues by geographic destination and as a percentage of total revenues are as follows:

                                                   FOR THE YEAR ENDED JUNE 30,
                                             ----------------------------------------
                                                1994          1995           1996
                                             ----------    -----------    -----------
United States.............................   $5,288,382    $ 8,849,901    $17,953,949
Europe....................................    3,589,081      4,328,967      3,231,597
Asia......................................      193,694      2,184,291      1,939,619
Other.....................................       59,667        214,090        684,157
                                             ----------    -----------    -----------
                                             $9,130,824    $15,577,249    $23,809,322
                                             ==========    ===========    ===========

United States.............................         57.9%          56.8%          75.4%
Europe....................................         39.3           27.8           13.6
Asia......................................          2.1           14.0            8.1
Other.....................................          0.7            1.4            2.9
                                             ----------    -----------    -----------
                                                  100.0%         100.0%         100.0%
                                             ==========    ===========    ===========

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Xionics Document Technologies, Inc.:

     We have audited the accompanying condensed statements of revenue and direct costs of the Peripherals Division of Phoenix Technologies Ltd. (the "Division") for the years ended September 30, 1993 and 1994. These condensed financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these condensed financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the condensed statements referred to above present fairly, in all material respects, the net revenue and direct costs of the Division's operations for the years ended September 30, 1993 and 1994 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Boston, Massachusetts
May 17, 1996

               PERIPHERALS DIVISION OF PHOENIX TECHNOLOGIES LTD.

                    CONDENSED STATEMENTS OF REVENUE AND DIRECT COSTS
                    FOR THE YEARS ENDED SEPTEMBER 30, 1993 AND 1994
                                                                        1993           1994
                                                                     -----------    -----------
Net revenue........................................................   $9,748,000     $9,384,000
                                                                      ----------     ----------
Direct costs:
     Nonpayroll cost of revenue....................................      570,000        567,000
     Payroll costs.................................................    6,018,000      6,081,000
                                                                      ----------     ----------
          Total direct costs.......................................    6,588,000      6,648,000
                                                                      ----------     ----------
          Net excess of revenue over direct costs..................   $3,160,000     $2,736,000
                                                                      ==========     ==========

          The accompanying auditors' report and condensed notes should be read in conjunction with these condensed financial statements.

               PERIPHERALS DIVISION OF PHOENIX TECHNOLOGIES LTD.

      NOTES TO CONDENSED FINANCIAL STATEMENTS OF REVENUE AND DIRECT COSTS
                FOR THE YEARS ENDED SEPTEMBER 30, 1993 AND 1994

(1) NATURE OF OPERATIONS

     The Division designs, develops and supplies printer emulation software, page description languages and controller hardware designs for the printer industry. The Division imaging software architecture enables original equipment manufacturers ("OEMs") to design and manufacture printers that can support multiple page description languages, printer emulations and font technologies.

(2) BASIS OF PRESENTATION

     The condensed statements of revenues and direct costs have been prepared for the Division from the accounting records of Phoenix which historically did not break out the business of the Division. The condensed statements of revenue and direct costs include the revenue and costs directly attributable to the business of the Division. Full historical financial statements, including certain general and administrative expenses and other indirect expenses, interest expense and income taxes, have not been presented due to the fact that management believes it is not practicable to determine that portion which is attributable to the Division. Management of the acquirer (see Note 6) believes the basis of reporting all other expenses in the condensed statements of revenue and direct costs to be reasonable; however, the amounts could differ from amounts that would be determined if the Division business were operated on a stand-alone basis. In addition, centralized cash accounts for the majority of cash disbursements were not reflected in the Division's accounting records. As a result, only limited statement of cash flow information was available (see Note
5). Certain financial statements and information including notes required in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted because no separate accounting records were maintained for the Division. The Company believes that the disclosures made are adequate to make the information presented not misleading.

(3) REVENUE RECOGNITION

     The Division recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 91-1, Software Revenue Recognition, as follows:

     - Software Source Code -- When a customer licenses source code ("the Product"), revenue is recognized upon shipment of the Product to the customer, provided there are no significant obligations remaining and collectibility of the revenue is probable.

     - Royalty Revenue -- Once the purchased source code is incorporated into a customer's product, a per unit royalty is received by the Division. Revenue is recognized as earned based on customer units shipped.

     - Nonrecurring Engineering Services -- When the Division engineers customize the Product to customer specifications, revenue is recognized using the percentage-of-completion method or as the services are rendered, depending on the length of time required for the customization.

     - Maintenance Revenue -- Revenue from software maintenance agreements is recognized ratably over the life of the maintenance agreement, which is generally one year.

(4) DIRECT COSTS

  Nonpayroll Cost of Revenues

     Non payroll cost of revenue consists of royalty payments that the Division is required to make to certain vendors who sold certain technology to the Division.

               PERIPHERALS DIVISION OF PHOENIX TECHNOLOGIES LTD.

      NOTES TO CONDENSED FINANCIAL STATEMENTS OF REVENUE AND DIRECT COSTS
         FOR THE YEARS ENDED SEPTEMBER 30, 1993 AND 1994 -- (CONTINUED)

  Payroll Costs

     As discussed in Note 2, during the years presented in the condensed statements of revenue and direct costs, the Division was a division of Phoenix. Phoenix kept records of all costs (other than royalty payments made included in non payroll cost of revenue and direct payroll costs) at the corporate level only. Therefore, amounts related to other indirect costs are not available.

(5) SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION FOR THE YEAR ENDED SEPTEMBER
30, 1994

        Cash received from customers....................................  $8,826,000
        Cash paid for direct costs......................................   6,250,000
        Cash paid for property and equipment............................          --

(6) SALE OF THE DIVISION TO XIONICS DOCUMENT TECHNOLOGIES, INC.

     In October 1994, substantially all of the assets of the Division were acquired by Xionics Document Technologies, Inc.

                                    GLOSSARY

     In this Prospectus, the following terms have the meanings indicated below, unless the context otherwise requires.

     Application-Specific Integrated Circuit, or ASIC: A custom-designed semiconductor chip which performs hardware functions dedicated to carrying out a specific application.

     Controllers: Printed circuit boards containing all of the circuitry, ASIC's and embedded systems software necessary to enable a computer peripheral device to interpret and execute instructions sent to it by the computer to which it is connected.

     Integrated Controller Architecture: A controller design in which the software modules that control the device are integrated with one another, meaning that they are designed to work together.

     Intelligent Peripheral System, or IPS: The Company's product which provides an integrated, modular, scalable architecture for controllers for computer peripheral devices.

     Modular Controller Architecture: A controller design in which the software programs that control the device are organized into modules, which may operate either independently or jointly.

     Reduced-Instruction-Set Computing ("RISC") Processor Core: A form of central processing unit architecture utilized in high-performance workstations and personal computers.

     Scalable Controller Architecture: A controller design which may be scaled up or down, through the addition or deletion of software modules, to handle the control of more or less complex devices.

     System-Level Embedded Software or System Software: Computer program instructions that direct the basic functioning of a computer or computer peripheral device.

    XIONICS' IPS ARCHITECTURE                KEY OEM BENEFITS


REDUCED TIME-TO-MARKET                       EXTENSIBLE SOFTWARE


                                             ARCHITECTURE FACILITATES
                     OEM
                   PARTNERS                  DIFFERENTIATED PRODUCTS

                     OEM                     MAINSTREAM OFFICE QUALITY
                   PRODUCTS                  AND PERFORMANCE




SHORTEN PRODUCTION CYCLE                     NETWORK CONNECTIVITY


                                             INTEGRATED SOLUTION SPEEDS
                                             TIME-TO-MARKET



- -------------------------------------------------------------------------------
TRADITIONAL OFFICE PRINTERS HAVE UNDERGONE A GRADUAL TRANSFORMATION FROM
SIMPLE, PRINT-ONLY PRODUCTS TO MORE ADVANCED, PRODUCTIVITY-ORIENTED DEVICES SUPPORTING A RANGE OF DOCUMENT FINISHING OPTIONS. XIONICS' IPS IS A KEY
ENABLING TECHNOLOGY THAT IS BEING DESIGNED TO FACILITATE THE CONTINUED
EVOLUTION OF THESE PRODUCTS INTO NETWORK-CONNECTED PERIPHERALS WITH INTEGRATED PRINT, COPY, SCAN AND FAX CAPABILITIES.
- -------------------------------------------------------------------------------





SCALABLE
   TECHNOLOGIES






                                   [ARTWORK]

The artwork shows a semicircle graph indicating the transition in the office device market from basic printers and standalone copiers to multifunction peripherals.










                CAPABILITY
                            MULTIFUNCTION PERIPHERALS

===============================================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

             TABLE OF CONTENTS

                                         PAGE
                                         ----
Prospectus Summary....................     3
Risk Factors..........................     6
The Company...........................    13
Use of Proceeds.......................    13
Dividend Policy.......................    13
Capitalization........................    14
Dilution..............................    15
Selected Consolidated Financial Data..    16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    17
Business..............................    22
Management............................    34
Certain Transactions..................    40
Principal and Selling Stockholders....    42
Description of Capital Stock..........    44
Shares Eligible for Future Sale.......    46
Underwriting..........................    48
Legal Matters.........................    49
Experts...............................    49
Reports to Stockholders...............    49
Additional Information................    49
Index to Consolidated Financial
  Statements..........................   F-1
Glossary..............................   G-1

                            ------------------------

     UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
================================================================================

================================================================================

                                3,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK


                               ------------------
                                   PROSPECTUS

                               ------------------

                          ADAMS, HARKNESS & HILL, INC.

                         SOUNDVIEW FINANCIAL GROUP, INC.


                                          , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

        SEC Registration Fee............................................  $   14,276
        NASD Fees.......................................................  $    4,640
        Nasdaq National Market Listing Fees.............................  $   45,777
        Printing and Engraving Expenses.................................  $  100,000
        Legal Fees and Expenses.........................................  $  300,000
        Accountants' Fees and Expenses..................................  $  500,000
        Expenses of Qualification Under State Securities Laws,
          Including Attorneys' Fees.....................................  $   20,000
        Transfer Agent and Registrar's Fees.............................  $    2,000
        Miscellaneous Costs.............................................  $   13,307
                                                                          ----------
          Total.........................................................  $1,000,000
                                                                          ==========

- ---------------

ITEM 14.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

     The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-Laws of the Company, copies of which are filed herein as Exhibits 3.1 and 3.2, provide for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

     The Company intends to maintain insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under the securities laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On June 30, 1993, in connection with the reorganization of the Registrant, the Registrant entered into a Stock Purchase and Exchange Agreement dated as of such date (the "Agreement") with certain of the stockholders of Xionics Holdings, Limited ("Limited"). Pursuant to the terms of this Agreement, the Registrant issued shares of its capital stock to the following stockholders for the consideration described herein. The Registrant issued 1,773,009 shares of Class A Convertible Preferred Stock and 1,311,276 shares of Class B Redeemable Preferred Stock to Hambro International Venture Fund II ("HIVF II"). In consideration for such shares, HIVF II exchanged 288,384 common shares and 827,117 preference shares of Limited, and agreed to cancel $1,797,831.92 in certain indebtedness of Limited to HIVF II. Under the Agreement, the Registrant also issued 363,146 shares of Class A Convertible Preferred Stock and 268,525 shares of Class B Redeemable Preferred Stock to Hambro International Venture Fund Offshore II ("HIVFO II"). HIVFO II exchanged 59,066 common shares and 169,409 preference shares of Limited, and agreed to cancel $368,231.52 in certain indebtedness of Limited to HIVFO II. The Registrant also issued 524,284 shares of Class A Common Stock, 86,622 shares of Class A Convertible Preferred Stock and 288,026 shares of Class B Redeemable Preferred Stock to Monument Trust Company ("MTC"). Pursuant to the terms of the Agreement, MTC exchanged 416,735 common shares and 195,833 preference shares of Limited, and agreed to cancel indebtedness in the amount of $374,635.58 of Limited to MTC. Pursuant to the

Agreement, the Registrant also issued 17,045 shares of Common Stock to Peter Santeusanio, 69,626 shares of Common Stock to Ian Richardson and 1,268 shares of Common Stock to Keith Miller in exchange for an equal number of common shares of Limited held by each individual.

     On June 30, 1993, the Registrant issued 504,292 shares of Common Stock to Peter Santeusanio pursuant to a restricted stock purchase agreement between the Registrant and Mr. Santeusanio for an aggregate consideration of $5,043.

     On June 30, 1993, the Registrant issued 200,778 shares of Common Stock to Ian Richardson for an aggregate consideration of $2,008.

     On November 9, 1994, the Registrant issued 1,184,695 shares of Class A Convertible Preferred Stock to Phoenix Technologies Ltd. ("Phoenix") for an aggregate consideration of $750,000 in cash and certain assets of Phoenix having an approximate value of $2,300,000.

     On August 25, 1995, the Registrant entered into a Class C Preferred Stock Purchase Agreement with certain of its existing stockholders and certain new investors (the "Class C Preferred Stock Financing") pursuant to which the Registrant issued shares of its Class C Redeemable Convertible Preferred Stock. The Registrant issued 653,707 shares of Class C Redeemable Convertible Preferred Stock to Phoenix for an aggregate consideration consisting of $1,900,000, consisting of the cancellation of indebtedness of the Registrant to Phoenix in that amount. The Registrant also issued 766,078 shares of Class C Redeemable Convertible Preferred Stock to HIVF II for an aggregate consideration of $2,261,605, consisting of $415,000 cash, and the surrender for cancellation of shares of Class B Redeemable Preferred Stock and promissory notes of the Registrant having an aggregate value of $1,811,605. The Registrant also issued 161,934 shares of Class C Redeemable Convertible Preferred Stock to HIVFO II for an aggregate consideration of $456,053, consisting of $85,000 in cash and the surrender for cancellation of shares of Class B Redeemable Preferred Stock and promissory notes of the Registrant having a value of $371,053. Under the Class C Preferred Stock Financing, the Registrant also issued 122,585 shares of Class C Redeemable Convertible Preferred Stock to MTC for an aggregate consideration of $356,923, consisting of the surrender of shares of Class B Redeemable Preferred Stock of the Registrant with a value of $356,293. The Registrant issued 516,085 shares of Class C Redeemable Convertible Preferred Stock to Mytech Funds, L.P. for an aggregate consideration of $1,500,000 in cash. The Registrant also issued 344,056 shares of Class C Redeemable Convertible Preferred Stock to PUSH Incorporated for an aggregate consideration of $1,000,000 in cash, and 68,811 shares of Class C Redeemable Convertible Preferred Stock to ADD Venture Associates, L.P. and 34,406 shares of Class C Redeemable Convertible Preferred Stock to ADD Venture Associates II, L.P. for an aggregate consideration of $200,000 and $100,000, respectively, in cash.

     On September 29, 1995, the Registrant issued 10,000 shares of Common Stock to John Pearce for an aggregate consideration of $2,000, in cash.

     On November 7, 1995, the Registrant issued 29,630 shares of Common Stock to Karl Marks in exchange for 25% of the equity of HiBRIC Technology Gesellschaft fur Mikroelektronik mbH, subsequently renamed Xionics Document Technologies GmbH.

     On December 22, 1995, the Registrant issued 1,000,000 shares of Class D Preferred Stock to Adobe Systems Incorporated for an aggregate consideration of $4,500,000 in cash.

     On May 9, 1996, the Registrant issued 116,979 shares of Class C Redeemable Convertible Preferred Stock to Phoenix pursuant to an option granted to Phoenix by the Registrant in connection with the Class C Preferred Stock Financing.

     On June 28, 1996, the Registrant canceled the 116,979 shares of Class C Redeemable Convertible Preferred Stock issued to Phoenix and in exchange therefor issued 80,677 shares of Class B Common Stock and 36,302 shares of Class C Redeemable Convertible Preferred Stock to Phoenix.

     The Registrant has, from time to time, issued an aggregate of 175,450 shares of restricted Common Stock to various former employees and former directors upon the exercise of options granted pursuant to the Company's 1993 Stock Option Plan and 1995 Stock Option Plan for an aggregate consideration of $35,090 at an exercise price of $0.20 per share.

     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of certain restricted shares, options to purchase Common Stock and shares issuable upon the exercise of such options, Rule 701 of the Act. All of the foregoing securities are deemed restricted securities for purposes of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a) The following is a list of exhibits filed as a part of this registration statement:

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
- ------                                  -----------------------
  1.1     Form of Underwriting Agreement by and among Registrant, the Selling Stockholder and the Underwriters (previously filed).
  3.1     Form of Amended and Restated Certificate of Incorporation of the Registrant
          (previously filed).
  3.2     Form of Amended and Restated By-Laws of Registrant (previously filed).
  4.1     Specimen Certificate for Shares of the Registrant's Common Stock, $.01 par value
          (previously filed).
  5.1     Opinion of Bingham, Dana & Gould LLP with respect to the legality of the shares being registered (previously filed).
 10.1     1996 Stock Option Plan and related form of stock option agreement (previously filed).
 10.2     1995 Stock Option Plan and related form of stock option agreement (previously filed).
 10.3     1993 Stock Option Plan and related form of stock option agreement (previously filed).
 10.4     1996 Director Stock Option Plan (previously filed).
 10.5     1996 Employee Stock Purchase Plan (previously filed).
 10.6     Class C Preferred Stock Purchase Agreement dated August 25, 1995 (previously filed).
 10.7     Second Amended and Restated Shareholder Agreement, dated December 22, 1995
          (previously filed).
 10.8     Credit Agreement, dated September 25, 1995, between the Company and Fleet Bank of
          Massachusetts, N.A. (previously filed).

 10.8.1   Modification of Credit Agreement, dated August 21, 1996, between the Company and
          Fleet National Bank (previously filed).

 10.9     Asset Purchase Agreement by and between Phoenix Technologies Ltd. and Xionics
          International Holdings, Inc., dated September 30, 1994 (previously filed).
 10.10    Computer Technology License Agreement between Phoenix Technologies Ltd. and
          Hewlett-Packard Company for PhoenixPage Software Products dated September 30, 1994 as amended (including amended and restated Amendment No. 1 between the Registrant and Hewlett-Packard, effective as of March 8, 1996) (previously filed).*
 10.11    Lease by and between the Registrant and E & F Realty Associates Limited Partnership
          of Property at One Twenty Eight Corporate Center, 70 Blanchard Road, Burlington,
          Massachusetts, dated November 29, 1994, including First Amendment to Lease, dated
          August 9, 1995 (previously filed).
 10.12    Adobe Repurchase Agreement (together with related General Release Agreements), dated May 17, 1996 (previously filed).
 10.13    Stock Option Agreement between the Company and Robert E. Gilkes (previously filed).
 10.14    Consulting Services Agreement between the Company and Thomas A. St. Germain
          (previously filed).
 10.15    Severance Agreement between the Company and Peter M. Santeusanio (previously filed).

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
- ------                                  -----------------------
 10.16    Form of Invention and Nondisclosure Agreement (previously filed).
 10.17    Amended and Restated Registration Rights Agreement (previously filed).
 10.18    Distributor Contract between Tech Data Corporation and the Registrant dated as of
          July 1, 1994 (previously filed).
 10.19    Distribution Agreement by and between Law Cypress Distributing Co. and the
          Registrant dated as of November 22, 1991 (previously filed).
 11.1     Computation of Per Share Earnings.
 21.1     Subsidiaries of Registrant (previously filed).
 23.1     Consent of Arthur Andersen LLP.
 23.2     Consent of Bingham, Dana & Gould LLP, counsel to Registrant (included in Exhibit
          5.1).
 24.1     Power of Attorney (included in signature page to Registration Statement as originally filed).
 24.2     Power of Attorney executed by Ronald D. Fisher (previously filed).

- ---------------

* Confidential treatment has been requested for certain portions of this exhibit.

     (b) Financial Statement Schedules
                    SCHEDULE NO.                             DESCRIPTION
                    ------------                             -----------
        Schedule II                             Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

          (2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, Commonwealth of Massachusetts, on this 4th day of September, 1996.


                                    Xionics Document Technologies, Inc.

                                    By: /s/  Gerard T. Feeney
                                        --------------------------------
                                        Gerard T. Feeney
                                        Vice President, Chief Financial Officer
                                        and Treasurer

                        POWER OF ATTORNEY AND SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 5 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



               SIGNATURE                                 TITLE                        DATE
               ---------                                 -----                        ----

                                           President and Chief Executive       September 4, 1996
- ----------------------------------------   Officer; Director (principal
Robert E. Gilkes*                          executive officer)

                                           Director                            September 4, 1996
- ----------------------------------------
Richard A. D'Amore*

                                           Director                            September 4, 1996
- ----------------------------------------
Ronald D. Fisher*

                                           Director                            September 4, 1996
- ----------------------------------------
David R. Skok*

                                           Director                            September 4, 1996
- ----------------------------------------
Paul R. Low*

                                           Director                            September 4, 1996
- ----------------------------------------
Thomas A. St. Germain*

/s/  Gerard T. Feeney                      Vice President-Finance, Chief       September 4, 1996
- ----------------------------------------   Financial Officer, Treasurer
Gerard T. Feeney                           (principal financial and
                                           accounting officer)


*By  /s/ Gerard T. Feeney
    -----------------------------
     GERARD T. FEENEY
      AS ATTORNEY-IN-FACT

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

TO XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

     We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Xionics Document Technologies, Inc. and subsidiaries as of June 30, 1995 and 1996 and the related statements of operations, redeemable preferred stock and stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1996, included in this Registration Statement, and have issued our report thereon dated July 23, 1996. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in S-2 is the responsibility of the Company's management and is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
July 23, 1996

                                     VALUATION AND QUALIFYING ACCOUNTS

                               FOR THE YEARS ENDED JUNE 30, 1994, 1995 AND 1996

                                                  BALANCE,
                                                BEGINNING OF      CHARGED                       BALANCE,
ALLOWANCE FOR DOUBTFUL ACCOUNTS                    YEAR         TO EXPENSE     WRITE-OFFS     END OF YEAR
- -------------------------------                 ------------     ----------     ----------     -----------
Year ended June 30, 1994.....................     $136,000        $ 25,000       $  (4,000)      $157,000
Year ended June 30, 1995.....................      157,000          63,000         (16,000)       204,000
Year ended June 30, 1996.....................      204,000              --         (64,000)       140,000

                                                  BALANCE,
                                                BEGINNING OF      CHARGED                       BALANCE,
INVENTORY RESERVE ACCOUNT ACTIVITY                 YEAR         TO EXPENSE     WRITE-OFFS     END OF YEAR
- ----------------------------------              ------------     ----------     ----------     -----------
Year ended June 30, 1994.....................     $ 60,000        $     --       $     --       $  60,000
Year ended June 30, 1995.....................       60,000         171,869             --         231,869
Year ended June 30, 1996.....................      231,869         197,000        (19,994)        408,875


                                 EXHIBIT INDEX

EXHIBIT
NUMBER                               DESCRIPTION OF DOCUMENT
- ------                               -----------------------
  1.1     Form of Underwriting Agreement by and among Registrant, the Selling
          Stockholder and the Underwriters (previously filed).
  3.1     Form of Amended and Restated Certificate of Incorporation of the Registrant
          (previously filed).
  3.2     Form of Amended and Restated By-Laws of Registrant (previously filed).
  4.1     Specimen Certificate for Shares of the Registrant's Common Stock, $.01 par
          value (previously filed).
  5.1     Opinion of Bingham, Dana & Gould LLP with respect to the legality of the shares being registered (previously filed).
 10.1     1996 Stock Option Plan and related form of stock option agreement (previously filed).
 10.2     1995 Stock Option Plan and related form of stock option agreement (previously filed).
 10.3     1993 Stock Option Plan and related form of stock option agreement (previously filed).
 10.4     1996 Director Stock Option Plan (previously filed).
 10.5     1996 Employee Stock Purchase Plan (previously filed).
 10.6     Class C Preferred Stock Purchase Agreement dated August 25, 1995 (previously filed).
 10.7     Second Amended and Restated Shareholder Agreement, dated December 22, 1995
          (previously filed).
 10.8     Credit Agreement, dated September 25, 1995, between the Company and Fleet
          Bank of Massachusetts, N.A. (previously filed).

 10.8.1   Modification of Credit Agreement, dated August 21, 1996, between the Company and Fleet National Bank (previously filed).

 10.9     Asset Purchase Agreement by and between Phoenix Technologies Ltd. and Xionics
          International Holdings, Inc., dated September 30, 1994 (previously filed).
 10.10    Computer Technology License Agreement between Phoenix Technologies Ltd. and
          Hewlett- Packard Company for PhoenixPage Software Products dated September
          30, 1994 as amended (including amended and restated Amendment No. 1 between the Registrant and Hewlett- Packard, effective as of March 8, 1996)
          (previously filed).*
 10.11    Lease by and between the Registrant and E & F Realty Associates Limited
          Partnership of Property at One Twenty Eight Corporate Center, 70 Blanchard
          Road, Burlington, Massachusetts, dated November 29, 1994, including First
          Amendment to Lease, dated August 9, 1995 (previously filed).
 10.12    Adobe Repurchase Agreement (together with related General Release
          Agreements), dated May 17, 1996 (previously filed).
 10.13    Stock Option Agreement between the Company and Robert E. Gilkes (previously filed).
 10.14    Consulting Services Agreement between the Company and Thomas A. St. Germain
          (previously filed).
 10.15    Severance Agreement between the Company and Peter M. Santeusanio (previously filed).
 10.16    Form of Invention and Nondisclosure Agreement (previously filed).
 10.17    Amended and Restated Registration Rights Agreement (previously filed).
 10.18    Distributor Contract between Tech Data Corporation and the Registrant dated as of July 1, 1994 (previously filed).
 10.19    Distribution Agreement by and between Law Cypress Distributing Co. and the
          Registrant dated as of November 22, 1991 (previously filed).
 11.1     Computation of Per Share Earnings (previously filed).
 21.1     Subsidiaries of Registrant (previously filed).
 23.1     Consent of Arthur Andersen LLP.
 23.2     Consent of Bingham, Dana & Gould LLP, counsel to Registrant (included in
          Exhibit 5.1).
 24.1     Power of Attorney (included in signature page to Registration Statement as originally filed).
 24.2     Power of Attorney executed by Ronald D. Fisher (previously filed).

- ---------------

* Confidential treatment has been requested for certain portions of this exhibit.